UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Hecla Mining Company

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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A MESSAGE FROM
YOUR BOARD OF DIRECTORS

Board of Directors

From left: Ted Crumley, George R. Johnson, Terry V. Rogers, Phillips S. Baker, Jr., George R. Nethercutt, Jr., Charles B. Stanley, Catherine “Cassie” J. Boggs, and Stephen F. Ralbovsky

The Board is committed to fulfilling its duties to oversee Hecla’s strategic and operational activities, including oversight of the Company’s health and safety programs, environmental stewardship, community engagement, and corporate responsibility and sustainability, while also maintaining sound corporate governance practices.

Cover Photos:

(left) Casa Berardi underground miners at the beginning of their shift.

(top right) Fish passage (Hewlett Ramp) built near the Lucky Friday Mine to improve fish habitat and assist in migration upstream.

(bottom right) Tonne automated haul truck at the Casa Berardi.

Dear Fellow Shareholders:

It is the responsibility of the Board to oversee Hecla Mining Company’s strategic and operational activities in a manner that protects and creates long-term shareholder value, while maintaining sound corporate governance practices. The Board is committed to fulfilling these duties and to keeping the interests of our shareholders and employees at the center of our priorities.

Safety and Health

Hecla’s goal is to continually improve our health and safety performance, so that at the end of each shift Hecla’s workers go home safely – every day. In 2016, Hecla was recognized by the National Mining Association (NMA) as the first hardrock mining company to receive an independent certification under the NMA CORESafety system. The Health, Safety, Environment and Technical Committee upholds the Board’s responsibility and commitment to promote a healthy and safe work environment, and environmentally sound and socially responsible resource development. The Board was pleased that in 2018 Hecla’s Casa Berardi Mine was the first international mine to receive certification under the CORESafety system. Company-wide, Hecla’s all injury frequency rate dropped 55% from 2012 to 2017, with Casa Berardi operating at the lowest all injury frequency rate since Hecla acquired the mine in 2013. Hecla’s Lucky Friday Mine Rescue Team earned first place in the 2018 Central Mine Rescue Competition, with its Greens Creek Mine Rescue Team taking second. The teams placed seventh and tenth overall, respectively, at the 2018 National Metal/Non-Metal Mine Rescue Competition.

Corporate Responsibility and Sustainability

At Hecla, the foundation of our corporate responsibility is built on three key areas: health and safety programs; environmental stewardship; and community engagement. Corporate responsibility and sustainability are integral to Hecla’s business strategy. We have always focused on delivering strong financial results, but we are committed to doing so in a way that respects the communities and environments in which we operate. Hecla’s management team is actively engaged in a dialogue with investors around their interest in environmental, social and governance (sometimes referred to as ESG) issues and their impact on financial results. Today, we strive to have these principles permeate Hecla at every level – including the Board – which maintains oversight for these issues through each of the Board committees. The committees maintain an informed status on all corporate social responsibility and sustainability efforts.

Risk and Strategic Oversight

We are responsible for company-wide risk management oversight. Taking reasonable and responsible risks is an inherent part of Hecla’s business and is critical to Hecla’s continued innovation, growth, and achievement of strategic objectives. The Board actively oversees and monitors the most significant risks that could impact Hecla’s operations. The Company identifies, assesses, and assigns responsibility for managing risks through an enterprise risk assessment process, our internal control environment and other internal processes. The Board and management coordinate the risk oversight role in a manner that serves the long-term interests of the Company and its shareholders through established periodic reporting and open lines of communication.

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Governance and Ethics

The Board, directly and through the Corporate Governance and Director’s Nominating Committee (“Governance Committee”), seeks to maintain corporate governance practices that are aligned with our strategic, financial and operational goals. We do this by conducting processes at least annually to evaluate, optimize and update governance and practice guidelines. Our Code of Conduct demonstrates our commitment to seeking and delivering best practices in ethics and integrity in every aspect of our business. While your Board and employees are obligated to follow this code, we expect Company leaders to set the example – to be models in every respect. And we expect all those with supervisory responsibility to exercise that responsibility in a manner that is caring, receptive, considerate, and respectful. Our Corporate Governance Guidelines also provide shareholders with the best-practice principles of our corporate governance program and board framework.

Board Composition and Refreshment

Shareholders continue to express a genuine and legitimate interest in finding effective ways to ensure that boards of directors are comprised of the right people, with the right skills and qualifications, to effectively represent their interests. The issue of Board composition and refreshment is a priority of our shareholders, and we agree that refreshing the Board with new perspectives and new ideas is critical to a forward-looking and strategic Board. At the same time, it is also important to benefit from the valuable experience and familiarity that longer-serving directors bring to the boardroom. The Board is also conscious of the benefits of diversity on the Board. Ensuring diverse perspectives, including a mix of skills, experience and backgrounds, is key to effectively representing the long-term interests of shareholders. Doing so is a top priority of the Board. In the last three years, three new directors have been appointed to our Board. As a result, the average tenure for our directors has been reduced, and our Board now includes a female director.

We remain committed to ensuring the Board is composed of a highly capable and diverse group of directors, well-equipped to oversee the success of the business and effectively represent the interests of our shareholders. As some of our Board members move closer to reaching the mandatory retirement age, we will continue to seek qualified candidates that will further enhance our Board’s diversity.

Your participation and your votes are important to the future of our Company. We encourage you to vote your shares in accordance with the Board’s recommendations. Details of the items to be voted upon are provided throughout this Proxy Statement. We sincerely hope you will be able to attend and participate in our Annual Meeting. We welcome the opportunity to meet with many of you and give you a firsthand report on our progress, as well as express our appreciation for your confidence and support.

Ted Crumley	Phillips S. Baker, Jr.	Catherine J. Boggs
Chairman	Chief Executive Officer, President and Director	Director

George R. Nethercutt, Jr.	Stephen F. Ralbovsky	Terry V. Rogers
Chairman	Director	Director

Charles B. Stanley	George R. Johnson
Director	Director
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PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
MAY 23, 2019

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PROPOSAL 4 – APPROVAL OF AMENDMENTS TO AND RESTATEMENT OF OUR HECLA MINING COMPANY 2010 STOCK INCENTIVE PLAN	60
Overview	60
Information on Equity Compensation Plans as of April 1, 2019	61
Material Features of the Amended Plan	61
New Plan Benefits	63
Federal Income Tax Consequences	63
Equity Compensation Plan Information	64
Required Vote	65
PROPOSAL 5 – APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION AND BYLAWS TO REMOVE CERTAIN 80% SUPERMAJORITY VOTING PROVISIONS	66
Overview	66
Current Provisions in Certificate and Bylaws	66
Proposed Amendments to Certificate and Bylaws	67
Additional Information	68
Required Vote	68
PROPOSAL 6 – APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION AND BYLAWS TO PERMIT SHAREHOLDERS TO CALL SPECIAL MEETINGS OF SHAREHOLDERS UNDER CERTAIN CIRCUMSTANCES	69
Overview	69
Proposed Amendments to Certificate and Bylaws	69
Additional Information	70
Required Vote	70
PROPOSAL 7 – APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION AND BYLAWS TO DECLASSIFY OUR BOARD OF DIRECTORS AND PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS	71
Rationale for Declassification	71
Proposed Declassification	71
Required Vote	71
STOCK OWNERSHIP INFORMATION	72
Stock Ownership Guidelines	72
Security Ownership of Certain Beneficial Owners and Management	73
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	74
GENERAL INFORMATION ABOUT THE MEETING	75
Record Date, Shares Outstanding and Quorum	75
Broker Non-Votes	75
Votes Required for the Proposals	75
Proxies	76
Proxies Submitted but not Voted	76
Methods of Voting	76
Deadline for Voting	77
Revoking a Proxy	77
Rules for Attending the Annual Meeting	77
Costs of Solicitation	78
Results of the Annual Meeting	78
Annual Report	78
Householding of Proxy Materials	79
Electronic Delivery of Proxy Materials, Annual Reports, News Releases and Documents Filed with the Securities and Exchange Commission	79
Shareholder List	79
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NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

Date and Time

Thursday, May 23, 2019, at 11:00 a.m., Pacific Daylight Time

Location

Fairmont Pacific Rim Hotel

1038 Canada Place

Vancouver, British Columbia, Canada

Who Can Vote

The Board of Directors (“Board”) has fixed the close of business on March 25, 2019, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof (“Record Date”). A list of shareholders eligible to vote at the Annual Meeting will be available for examination by any shareholder for any purpose relevant to the Annual Meeting during ordinary business hours for at least 10 days prior to May 23, 2019, at Hecla’s corporate offices, located at 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, Idaho, and at our offices in Vancouver, at Hecla Canada Ltd., located at Suite 970, 800 W. Pender Street, Vancouver, British Columbia, Canada. The list will also be available at the Annual Meeting for examination by any shareholders of record present at the Annual Meeting.

NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Shareholders (“Annual Meeting”) of Hecla Mining Company (“we,” “our,” “us,” “Hecla,” or the “Company”) will be held on Thursday, May 23, 2019, at 11:00 a.m., Pacific Daylight Time, at the Fairmont Pacific Rim Hotel, located at 1038 Canada Place, Vancouver, British Columbia, Canada, for the following purposes:

1	Elect three nominees to the Board of Directors, to serve for a three-year term or until their respective successors are elected;
2	Ratify the Audit Committee’s appointment of BDO USA, LLP as our independent registered public accounting firm for 2019;
3	Approve, on an advisory basis, the compensation of our named executive officers;
4	Approval of amendments to and restatement of our Hecla Mining Company 2010 Stock Incentive Plan;
5	Approve amendments to our Certificate of Incorporation and Bylaws to remove certain 80% supermajority voting provisions;
6	Approve amendments to our Certificate of Incorporation and Bylaws to permit shareholders to call special meetings of shareholders under certain circumstances;
7	Approval of amendments to our Certificate of Incorporation and Bylaws to declassify our Board of Directors and provide for annual election of directors; and
8	Transact such other business as may properly come before the meeting.

On or about April 9, 2019, we began mailing to our shareholders of record as of the Record Date, either a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this Proxy Statement and our 2018 Annual Report (“Proxy Materials”) online, or a printed copy of these Proxy Materials.

Driving directions to the Fairmont Pacific Rim Hotel can be found in the back of this document.

By Order of the Board of Directors

Michael B. White
Corporate Secretary
April 9, 2019

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 23, 2019. This Proxy Statement and our 2018 Annual Report are available at http://www.hecla-mining.com

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PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all the information you should consider, and you should read the entire Proxy Statement before voting. For more complete information regarding the Company’s 2018 performance, please review our Annual Report on Form 10-K.

Admission to Annual Meeting

Only record or beneficial owners of Hecla’s common stock as of the Record Date, or a valid proxy or representative of such a shareholder, or an invited guest of management, may attend the Annual Meeting in person. Any shareholder, proxy or representative who wishes to attend the Annual Meeting must present the documentation described under Rules for Attending the Annual Meeting on page 77.

Proxy Proposals

Proposals		Board Vote Recommendation	Page Reference For More Information
Proposal 1 –	Election of Class III Directors	FOR each Director Nominee	18
Proposal 2 –	Ratification of the Appointment of BDO USA, LLP as our Independent Registered Public Accounting Firm for 2019	FOR	24
Proposal 3 –	Approval, on an Advisory Basis, of our Executive Compensation	FOR	26
Proposal 4 –	Approval of Amendments to and Restatement of our Hecla Mining Company 2010 Stock Incentive Plan	FOR	60
Proposal 5 –	Approve Amendments to our Certificate of Incorporation and Bylaws to Remove Certain 80% Supermajority Voting Provisions	FOR	66
Proposal 6 –	Approve Amendments to our Certificate of Incorporation and Bylaws to Permit Shareholders to Call Special Meetings of Shareholders Under Certain Circumstances	FOR	69
Proposal 7 –	Approval of Amendments to our Certificate of Incorporation and Bylaws to Declassify our Board of Directors and provide for Annual Election of Directors	FOR	71

Class III Director Nominees to Serve Until the 2022 Annual Meeting

Our Board is currently composed of eight members divided into three classes, with each class serving a term of three years. The Board and the Governance Committee believe the three director nominees (Messrs. Crumley, Rogers and Stanley) possess the necessary qualifications to provide effective oversight of our business and quality advice and counsel to the Company’s management.

The following table summarizes important information about each director nominee standing for re-election to the Board for a three-year term expiring in 2022. See page 18 for more information on the director nominees.

Class III Director Nominees	Experience and Qualifications
Ted Crumley (age 74) Director since 1995 Former Executive Vice President and Chief Financial Officer of OfficeMax Incorporated	■ Corporate governance & responsibility ■ Industry and mining experience ■ International business experience ■ Strategic planning, business development, business operations	■ Senior leadership experience ■ Risk management ■ CEO and company administration ■ Finance

Terry V. Rogers C. Dir.(1), H.R.C.C.C.(2) (age 72)
Director since 2007
Former Senior Vice President and Chief Operating Officer of Cameco Corporation

(1)    Chartered Director

(2)    Human Resources and Compensation Committee Certified

■  Corporate governance & responsibility

■  Finance

■  Industry and mining experience

■  Industry association participation

■  Board service on public companies

■  Strategic planning, business development, business operations

■ International business experience ■ Senior leadership experience ■ Reputation in the industry ■ Risk management ■ Geology, mining and engineering ■ CEO and company administration
Charles B. Stanley (age 60) Director since 2007 Former Chief Executive Officer, President and Chairman of the Board of QEP Resources, Inc.

■  Corporate governance & responsibility

■  Finance

■  Industry and mining experience

■  Industry association participation

■  International business experience

■  Corporate governance

■  Strategic planning, business development, business operations

■  Senior leadership experience

■  CEO and company administration

■  Reputation in the industry

■  Risk management

■  Audit committee financial expert

■  Board service on public companies

■  Geology, mining and engineering

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Corporate Governance Highlights

We are committed to good corporate governance practices and believe that Proposals 5, 6 and 7 are in the best interests of our shareholders. We believe that, if passed, they would enhance Board and management accountability and help build public trust in the Company. In addition to Proposals 5, 6 and 7 described beginning on pages 66, 69 and 71, respectively, the Corporate Governance and Related Matters section beginning on page 8 further describes our current governance framework, which includes the following highlights:

Shareholder Rights

Director Resignation Policy	Directors who receive more “Against” votes than “For” votes must tender their resignation to the Board for consideration.
No Poison Pill	We do not have a shareholder rights plan (commonly referred to as a “poison pill”).
Majority Voting for Director Elections	Directors are elected by a majority of votes cast, which increases Board accountability to shareholders.

Board Structure

Governance Policies	Our Corporate Governance Guidelines provide shareholders with information regarding the best practice principles of our corporate governance program and Board framework.
Board Refreshment and Tenure	We added two new directors in 2016, and one new director in 2017, thereby reducing the average tenure of the Board.
87% Independent	Seven of eight directors are independent, including all Audit, Compensation, and Governance Committee members.
Independent Chairman of the Board	The positions of CEO and Chairman of the Board are held by separate persons. The Board believes this structure is optimal for the Company at this time because it allows the CEO to focus on leading the Company’s business and operations, and the Chairman to focus on broader strategies and leading the activities of the Board.
Regular Executive Sessions of Independent Directors	Executive sessions of non-management directors are included on the agenda for every regularly scheduled Board meeting.
Committee Governance	With the exception of our Executive Committee, our Board committees have written charters that clearly establish their respective roles and responsibilities and are comprised exclusively of independent directors. Committee composition and charters are reviewed annually by our Board. The charters for our Compensation, Governance, and Health, Safety, Environmental and Technical Committees were amended in December 2018. The charter for our Audit Committee was amended in February 2019. The amendments were made to reflect more oversight on environmental, social and governance matters.
Director Retirement	Directors will not be nominated for re-election after their 75th birthday.
Annual Performance Evaluations	The Governance Committee oversees an annual performance evaluation of our Board, while the committees perform their own self-evaluations on an annual basis and discuss the evaluations with the Board.
Access to Management and Experts	Our Board and committees have complete access to all levels of management and can engage advisors at our expense, giving them access to employees with direct responsibility for managing our Company and experts to help them fulfill their oversight responsibilities on behalf of our shareholders.
Succession Planning	The Compensation Committee and/or our full Board reviews potential CEO and other senior executive successors annually to develop our future leaders and ensure we can sustain business continuity, if any of these key employees were to leave our Company.

Executive Compensation

Stock Ownership Guidelines	We have stock ownership guidelines for our executive officers and our directors.
Annual Say-on-Pay Vote	Our shareholders have the opportunity annually to cast an advisory vote on our executive compensation.
At-Risk, Performance-Based Compensation	89.1% of CEO and 78.4% of the other NEO’s pay is at-risk. Over 67.7% of total compensation for the CEO is performance-based and 59% of total compensation for the other NEOs is performance-based.
Stock Awards	We grant restricted stock units to retain our senior executives and align their interests with long-term interests of our shareholders. The restricted stock units vest annually in equal amounts over a three-year period. Our 2010 Stock Incentive Plan provides for a double-trigger on equity awards.
Performance-based Shares	We grant performance-based shares that have value based on how our Total Shareholder Return (“TSR”) ranks within our selected peer group and have no value if the share performance does not exceed the 50th percentile in the peer group.
Change in Control Agreements	Our change in control agreements are double-trigger and contain no excise tax gross-up provision.
Insider Trading Policy	Our Insider Trading Policy prohibits all directors, executive officers and certain other employees from purchasing or selling any Company securities three weeks before through two days after the public release of any of our periodic results, or at any other time during the year while in possession of material non-public information about the Company.
Anti-hedging and Anti-pledging policies	Our Insider Trading Policy provides that directors and officers are prohibited from hedging or pledging any securities of the Company.
Clawback Policy	Each of the Company’s incentive plans (Annual Incentive Plan, Long-term Incentive Plan, Key Employee Deferred Compensation Plan, and 2010 Stock Incentive Plan) have clawback provisions.
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Shareholder Outreach

Over the last several years we have undertaken significant shareholder outreach efforts in order to elicit and understand the concerns of our shareholders. After implementing certain changes in 2014 and 2015 to our executive compensation program, our 2016 say-on-pay vote received 81% support, and our 2017 say-on-pay vote received 96% support. In 2018, our Say-on-Pay proposal received only a 68% favorable vote, which was much lower than the previous year’s favorable vote of 96%, even though our compensation practices had not changed.

In advance of our 2019 Annual Meeting, we engaged with our largest shareholders, representing 11% of our outstanding shares, and with two proxy advisory firms. During these conferences, it was determined there was lack of clarity in the operation of our Long-term Performance Payment Plan (“LTIP”). Our LTIP is based on corporate goals achieved over a three-year performance period. Although we may have one year of underperformance, the Company may still outperform during the other two years, and thus outperform in total over the three-year period. This was the case with our 2015-2017 LTIP. We performed well operationally in 2015 and 2016, but in 2017 we missed certain targets. For the 2015-2017 LTIP, our cash flow generation and production growth exceeded target levels (due to our operations performing well in 2015 and 2016) and were only slightly above minimum threshold levels for reserve growth and TSR. Starting with the 2019-2021 LTIP, the design has been changed to more closely align payouts to performance that results in relative and absolute share performance.

In 2014, we amended our change in control agreements to provide for a “double-trigger” before most elements of compensation would vest in the event of a change in control. In 2018, we amended our 2010 Stock Incentive Plan to provide for a double-trigger.

In addition to seeking input on our compensation practices, our shareholder outreach program seeks to identify corporate governance matters that are of concern primarily to our shareholders, but also to the major proxy advisory firms.

During our shareholder outreach in 2014, 2015 and 2016, three corporate governance issues were discussed with our shareholders: (i) the ability of shareholders to call special meetings; (ii) the 80% supermajority voting requirement to amend provisions in our Certificate of Incorporation and Bylaws impacting special meetings; and (iii) the absence of a director resignation policy.

At our Annual Meetings held in 2015, 2016, 2017 and 2018, we asked shareholders to vote on a proposal to amend our Certificate of Incorporation and Bylaws to permit shareholders to call special meetings under certain circumstances. Under our Certificate of Incorporation, this change required the approval by holders of 80% of our outstanding shares of common stock, yet we only received approval from 41%, 47%, 55% and 56%, respectively. In addition, in 2016, 2017 and 2018, we added another proposal to amend our Certificate of Incorporation and Bylaws to change the required approval of certain amendments to those documents relating to the ability to call a special meeting from 80% to a two-thirds voting standard. This change also required the approval by holders of 80% of our outstanding shares of common stock, and we only received approval from 46% in 2016, 54% in 2017, and 56% in 2018. In a continued effort to show our support of shareholder feedback, we are again adding these two proposals to the ballot for shareholders to approve at the 2019 Annual Meeting.

In February 2017, the Board approved amendments to our Corporate Governance Guidelines, which included a director resignation policy. Under the policy, any director who is not elected by a majority of the votes cast must tender his or her resignation to the Governance Committee, which will then recommend to the Board whether to accept or reject the resignation offer, and the Board will act on the committee’s recommendation within ninety (90) days following certification of the election results. Any director who tenders his or her resignation pursuant to this provision will not participate in the proceedings of either the Governance Committee or the Board with respect to his or her own resignation offer.

In 2017, the Company received a shareholder proposal to declassify the Board. The proposal was advisory in nature and would constitute a recommendation to the Board if approved by shareholders. The Board considered the shareholder proposal and included it on the agenda for the 2018 Annual Meeting. At that meeting, the proposal received 94% of the votes cast in favor of declassifying the Board. In February 2019, the Board approved a proposal to declassify the Board and recommended that the Company’s shareholders approve the proposal at the 2019 Annual Meeting.

During our shareholder outreach in the fall of 2018, we were asked to include more disclosure in our Proxy Statement under areas such as risk management, board quality/refreshment, and ESG (environment, social and governance criteria). As requested, we have undertaken to provide more disclosure on these issues throughout this Proxy Statement.

Also, in 2018, we conducted meetings and conference calls with investors and analysts and participated in invitation only investment conferences. In 2018, management conducted approximately 30 presentations, held approximately 150 one-on-one and group meetings with investors, and hosted four quarterly conference calls with investors and analysts allowing for questions and answers with management. In addition, we responded to questions from investors and analysts by telephone and email throughout the year.

We believe this combined approach has resulted in constructive feedback and input from shareholders and we intend to continue these efforts.

Key Compensation Actions Taken in 2018 and 2019

Below is a brief summary of actions taken by the Compensation Committee in 2018 and early 2019. The compensation of our named executive officers (“NEOs”) for 2018 is more fully described in the Compensation Discussion and Analysis section of this Proxy Statement, starting on page 27 and in the compensation tables starting on page 49.

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Amendments to Compensation Plans. In 2018, we made an amendment to our Annual Incentive Plan, and another amendment to our 2010 Stock Incentive Plan. In 2019, we reduced the number of factors to three with lower values and added a TSR multiplier to our Long-term Incentive Plan for the 2019-2021 plan period.

Annual Incentive Plan (“AIP”)	In 2017, the AIP was amended to provide that in the event a plan participant’s employment with the Company terminates before the payment date, the participant will not be eligible to receive an AIP award. In 2018, the AIP was amended to provide for an exception to allow eligibility of payment if termination is due to death or disability. The plan was formally named “Annual Incentive Plan”, but in February 2019, we renamed the plan to “Short-term Incentive Plan”. The changed name more accurately reflects the way the plan works, as the qualitative and discretionary factors are measured over a time period that extends beyond the calendar year. Furthermore, eligibility for payment under the plan requires the employees must be on the payroll roster at the time the bonus is paid. A change in the name of the plan helps reinforce to our employees that both eligibility under the plan and the goal measurement timeframe under the plan extend beyond the calendar year. For purposes of discussions on our annual incentives throughout this Proxy Statement, we will refer to the 2018 Annual Incentive Plan as Annual Incentive Plan or AIP.
Restricted Stock Unit Awards	In 2014, we amended our Change in Control Agreements to provide for a “double-trigger”. However, we did not amend our 2010 Stock Incentive Plan to provide for double-trigger because we felt the single-trigger was appropriate for our other employees who receive equity under the plan, but who do not have change in control agreements. During the 2018 proxy season, one of the proxy advisory firms recommended voting against our Say-on-Pay advisory vote and cited our single-trigger requirements as the reason. In 2018, we amended our 2010 Stock Incentive Plan to provide for a double-trigger.
Long-term Incentive Plan (“LTIP”)	For the 2019-2021 plan period, we reduced the number of factors from four to three with target values of $90 each and made TSR performance a 10% to 250% multiplier depending on relative share performance with a cap of target if absolute returns are negative. This TSR multiplier is more fully described in the Compensation Discussion and Analysis section under 2019-2021 LTIP on page 47.

CEO Compensation. In June 2018, the committee reviewed the Company’s peer and survey data on CEO compensation and found Mr. Baker’s targeted total direct compensation was between the median and 75th percentile of both survey and peer data, and thus made no changes to Mr. Baker’s compensation.

Other NEO Compensation. In June 2018, the committee reviewed all other executive compensation and determined to not adjust base salaries, except for Mr. Radford, who was promoted to Senior Vice President and Chief Operating Officer in May 2018. Mr. Radford’s base salary was increased from $380,000 to $416,000, effective July 1, 2018. The committee also increased Mr. Radford’s restricted stock units from $345,000 to $450,000 and performance-based shares from $120,000 to $300,000. The committee reduced the value of restricted stock units awarded to Mr. Hall, from $345,000 to $300,000, and to Dr. McDonald, from $250,000 to $200,000, but increased performance-based units for each of the NEOs, except for Mr. Baker, as follows:

NEO	Prior Performance- based Shares(1) ($)	Current Performance-based Shares(2) ($)	Prior Restricted Stock Units ($)	Current Restricted Stock Units ($)
Lawrence P. Radford	120,000	300,000	345,000	450,000
Lindsay A. Hall	120,000	165,000	345,000	300,000
Dean W.A. McDonald	80,000	130,000	300,000	250,000
Robert D. Brown	50,000	130,000	200,000	200,000

(1)	Based on 3-year TSR from January 1, 2017 through December 31, 2019.
(2)	Based on a 3-year TSR from January 1, 2018 through December 31, 2020. See further disclosure on Performance-based Shares on page 42, and in the Grants of Plan-Based Awards for 2018 table on page 51.

2018 AIP. In summary, 2018 was a year of mixed results. Our most important assets, Greens Creek and Casa Berardi, had another very successful year both in terms of record throughput, strong cash flow and in the case of Casa Berardi, gold production. Our San Sebastian mine continued its low-capital strategy, while mining lower grade oxide material, and the strike at our Lucky Friday mine continued. We completed the acquisition of Klondex Mines Ltd. in July 2018, and were successful in our exploration program, achieving record reserves for silver (10%), gold (27%) and lead (6%). Silver production was 10.4 million ounces and gold production was 262,103 ounces. When lead and zinc production are included, the overall silver equivalent production achieved was 43.6 million ounces. We had record high reserves for silver, gold and lead, and despite the Lucky Friday Mine operations being suspended, our salaried workforce processed 17,309 tons at the mill, which contained approximately 169,041 ounces of silver, 673 tons of zinc and 1,131 tons of lead. Importantly, we achieved these results with a 27.5% reduction in the All Injury Frequency Rate (“AIFR”).

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For 2018, Company performance for AIP purposes was determined by the committee to be 82% of target. This result was comprised of 39% for quantitative measures (listed below); 23% for qualitative factors; and 20% was discretionary.

2018 AIP Quantitative Measure Results	Target	Actual	Actual Performance Value	Target Performance Value
Production (Silver equivalent ounces)	44.0 mm ozs.	43.6 mm ozs.	19.8%	20%
EBITDA Less Capital[1]	$92.0 mm	$6.0 mm	0%	20%
Work-related injury reduction	2.48 (10% reduction from 2017 rate)	2.00 (27.5% reduction from 2017 rate)	18.8%	10%
Total Quantitative			39%	50%

The committee exercised negative discretion and reduced the NEOs payouts to between 50% and 64% of target compared to the company performance of 82%. All payouts of the AIP awards are paid in cash. The AIP is more fully described in the Compensation Discussion and Analysis section of this Proxy Statement, starting on page 35.

2016-2018 LTIP. The 2016-2018 LTIP had a maximum potential unit value of $375. The committee assessed performance under the 2016-2018 LTIP as follows:

Performance Measure	Target	Actual Performance	% of Target	Value Earned Per Unit
Silver Reserve Growth	30.0 silver oz. added (millions)	70.5 silver oz. added (millions)	235%	$ 75.50
Production Growth	87.0 silver equivalent oz. (millions)	91.8 silver equivalent oz. (millions)	105%	$ 66.25
Cash Flow	$846.7 Cash Flow (millions)	$795.3 Cash Flow (millions)	94%	$ 19.00
Total Shareholder Return	60% Hecla ranking vs. peers	41.7% Hecla ranking vs. peers	69%	$ 0
Total Earned Per Unit				$160.75

During this three-year period, performance in reserve growth and production growth exceeded target levels. Performance in cash flow generation was below target, but above the minimum threshold level. Total shareholder return was below the minimum threshold level. As a result, with a range in potential value per unit of $0 to $375, in February 2019, the committee determined the total 2016-2018 LTIP payout was $160.75 per unit. The committee further approved payout of the LTIP awards to be 100% in Hecla common stock issued under the 2010 Stock Incentive Plan. The 2016-2018 LTIP is more fully described in the Compensation Discussion and Analysis section of this Proxy Statement, starting on page 39.

CEO Pay Mix For 2018

2018 total direct compensation for our CEO was 26% less than 2017 and 33% less than 2016. 2018 total direct compensation consisted of:

■    2018 Base Salary – From January 1, 2018 through December 31, 2018, base salary was $635,000.

■    2018 AIP Payout – $317,500 (50% of target). Paid 100% in cash.

■    2016-2018 LTIP Payout – $1,527,125. In June 2016, our CEO was awarded 9,500 units under our 2016-2018 LTIP. For 2018, the plan paid out $160.75 per unit, which was paid 100% in Hecla common stock.

■    Restricted Stock Units – In June 2018, our CEO was awarded 130,548 restricted stock units with a grant date fair value of $500,000, subject to a three-year vesting schedule (one-third in June 2019, one-third in June 2020, and one-third in June 2021).

■    Performance-based Shares: In June 2018, our CEO was awarded 156,658 performance-based shares with a target value of $600,000, the ultimate value of which is based on our three-year TSR ranking in a peer group (payable in 2021).

[1]	The non-GAAP measurement of EBITDA less capital is calculated as the GAAP measures of net loss plus/less the following items: interest expense, income tax benefit, depreciation, depletion and amortization expense, interest and other income, acquisition costs, loss on investments, gain on derivatives contracts, provision for environmental matters, provisional price losses, foreign exchange gain, stock-based compensation, suspension costs, gain on disposition of properties, plants, equipment and mineral interests, and capital expenditures at our operating mines. A reconciliation of EBITDA less capital to the most comparable GAAP measures of net loss for the year ended December 31, 2018, is included in Appendix H of this Proxy Statement.
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CORPORATE RESPONSIBILITY

Hecla’s Commitment to Corporate Responsibility

We are committed to operating in a sustainable manner and proactively working with the communities where we operate. We recognize our responsibility to operate safely in order to protect public health, our environment, and our employees and contractors, while finding and producing silver, gold, lead and zinc. Hecla’s core values form the foundation for all that we do and provide a path toward sustainability.

In 2018, we engaged with several key shareholders. The feedback received from this engagement, and our commitment to corporate social responsibility, led us to take the following actions:

■	published our inaugural Corporate Responsibility Report - “Responsible Mining: Our Core Value” at:

https://www.hecla-mining.com/wp-content/uploads/2018/02/2-26-18_Hecla_Responsibility_Report_2018.pdf;

■	committed to increasing the level of information available in the Responsibility section of our website on a continuous basis; and
■	committed to working collaboratively with a number of third-party providers of environmental, social and governance (“ESG”) reports and ratings to help improve the accuracy of our data (e.g., Sustainability Accounting Standards Board).

Some of our achievements include:

Greenhouse Gas Emissions and Air Quality

■   Our operations have upgraded underground ventilation (converted from diesel to either biodiesel or electrical equipment use where possible), implemented cleaner engine technology and exhaust filtration, introduced enclosed and environmentally controlled operator cabs, and continue to require respirators in high-exposure tasks and work areas.

■   Continuing to reduce lead exposure in mill operations at our mines is a priority. Annual blood tests measure employee exposure, which is minimized through personal hygiene training and the use of state-of-the-art respirators.

■    We track on-site consumption of carbon-based fuels at all operating properties – including vehicle, equipment, and heating fuels, as well as those fuels used for the generation of site power. Our company-wide Scope 1 CO2 equivalents measured 49,000 metric tons in 2017; Scope 2 CO2 equivalents, 463 metric tons.

Water Management

■   We perform water audits at each active operation to reduce freshwater use and maximize recycling.

■   All water output must meet applicable federal and state (or provincial) water quality permit conditions – all monitored through a robust program of sampling, quality analysis, and audits. At one of our mines, more than 95% of the process plant water needs are met by recycling water from the tailings pond, rather than freshwater consumption.

Waste and Hazardous Waste Management

■   At two of our mines 50% of tailings were returned underground as structural fill.

■   Our open-pit mines are backfilled with rock and soil and will be re-established as productive agricultural lands.

■   All our operations have active programs for reuse, recycling, and recovery of specific waste sources.

■   Since inception 30 years ago, one of our mines has used the dry stack method for tailings management. It reduces water requirements, groundwater contamination, and reduces with the risk of catastrophic dam failure and tailings runout.

For more information, see our website at: https://www.hecla-mining.com/we-safeguard-the-environment/

Workforce and Labor Relations

Hecla believes diverse teams make innovation possible. We are committed to supporting inclusion and diversity in the next generation of talent. We are dedicated to cultivating an environment where individual differences are respected, the ability to contribute and access employment opportunities is based on performance, skill and merit, and inappropriate attitudes, behaviors and stereotypes are confronted and eliminated. While the Company does not support the adoption of quotas, management will consider diversity as an element of the overall selection criteria of candidates.

Creating greater gender diversity in a predominantly male industry is among the priorities of Hecla in the coming years. We need to increase the representation of women, nationals, local and indigenous people (where applicable) and other diverse people throughout our workforce. As we adopt more technology and automation – in the form of driverless trucks and equipment – we will need to recruit a more digitally savvy workforce.

As at December 31, 2018, we had 1,714 employees, of which approximately 150 were female.

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Health and Safety

We continue to have a strong focus on safety and that commitment is reflected in the Company’s 2018 AIP metrics, where our 2018 goal was to reduce the All-Injury Frequency Rate (“AIFR”) by 15%. We exceeded that goal by reducing the AIFR rate by 27.5%, and in the past 6 years, Hecla has reduced its AIFR rate over 60%. We are committed to continually benchmark, using publicly available data, with our peers on safety performance, best practices, and measurements.

■    63% reduction in AIFR 2013-2018

■     27.5% reduction in AIFR 2017-2018

For more information, see our website at:

https://www.hecla-mining.com/we-protect-our-employees/

Energy Management

■    60% less diesel fuel consumption at one of our mines through the use of interruptible hydropower.

■     8% more loads, 17% less energy use per vehicle due to autonomous haulage and hoisting at one of our mines.

■    More than $1 million in annual energy savings at one of our mines due to on-demand ventilation.

■    Biomass heating project installed at one of our mines in 2014 uses discarded logs from forestry, which are burned to supplement the use of propane gas to heat the mine’s surface buildings, as well as the incoming air used to ventilate the underground mine. It is expected to avoid 2,732 tons of greenhouse gas emissions per year by using biomass instead of propane.

For more information, see out website at:

https://www.hecla-mining.com/we-safeguard-the-environment/

Community Relations and Rights of Indigenous Peoples

We recognize that as a responsible operator, it is our obligation to respect human rights and comply with all applicable laws in the areas we operate. We also believe our corporate responsibility extends to the communities in which we conduct business – by partnering and contributing in a meaningful way to their economic and social well-being. As an example, Hecla subsidiaries have partnered with and entered into agreements with several indigenous bands in British Columbia, Quebec and Nevada. These agreements have mutual benefits, including employment, permitting, contracting, exploration and reclamation. We also identify and partner with local communities on mutually beneficial opportunities to enhance worker skills, education, and employment opportunities, and to support sustainable development initiatives.

Established in 2007, The Hecla Charitable Foundation’s mission is to enhance the quality of life, and to promote the social, environmental, and economic sustainability and development – of those communities where Hecla has operations and activities. The foundation focuses its efforts in four areas: education, community programs, youth activities, and health services. Since 2009, the foundation has contributed over $2.9 million to our local communities where we have operations.

For more information, see our website at:

https://www.hecla-mining.com/we-partner-with-our-communities/

Beyond the corporate social responsibility highlights above, we invite you to explore the wide range of our Environmental, Social, and Governance reporting and data available at https://www.hecla-mining.com/responsibility/ for further information on our commitment to corporate responsibility.

Please note that certain statistics and/or metrics contained in this section are estimates and may be based on assumptions or developing standards.

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CORPORATE GOVERNANCE AND RELATED MATTERS

We believe that good corporate governance practices reflect our values and support our strong strategic and financial objectives and performance. Our corporate governance practices are generally reflected in our Bylaws, Corporate Governance Guidelines, Code of Conduct, and committee charters, which can all be found at http://www.hecla-mining.com. The charters of each committee spell out the committees’ roles and responsibilities assigned to each by the Board. In addition, the Board has established policies and procedures that address matters such as chief executive officer succession planning, transactions with related persons, risk oversight, communications with the Board by shareholders and other interested parties, as well as the independence and qualifications of our directors. This corporate governance section provides insights into how the Board has implemented these policies and procedures to benefit Hecla and our shareholders.

The Board’s Role and Activities in 2018

Our Board acts as the ultimate decision-making body of the Company on certain fundamental matters and advises and oversees senior management, which is responsible for the day-to-day operations and management of the Company. In carrying out its responsibilities, the Board reviews and assesses Hecla’s long-term strategy. During 2018, there were six meetings of the Board. Directors are expected to make every effort to attend the Annual Meeting, all Board meetings and the meetings of the committees on which they serve. All members of the Board attended last year’s Annual Meeting of Shareholders, which was held in May 2018. In 2018, each director attended 100% of the meetings of the Board and the committees of which they are a member.

Role of Board in Risk Oversight

The Board is responsible for overseeing Hecla’s risk management practices related to our business strategies and operations. In performing this oversight role, our Board is responsible for ensuring that the risk management processes designed and implemented by management are functioning, and that necessary steps are taken to foster a culture of risk-adjusted decision-making within Hecla. Throughout the year, our Board receives reports on strategic plans and risks facing each of our operations and the Company as a whole. These risks may include reserves, human resources, operational, financial, political, legal and regulatory compliance , information technology, and others related to the manner in which we do business. Our management is accountable for day-to-day risk management efforts. Employees who lead various risk area report periodically to Board committees and occasionally to our full Board.

The following are the key risk oversight and management responsibilities of our Board, its committees and management:

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Following consideration of the information provided by management, the Board provides feedback and makes recommendations, as needed, to help minimize the Company’s risk exposure. We also believe that our leadership structure, including separation of the CEO and Chairman positions and the use of executive sessions aids the Board in risk oversight.

To the extent any risks identified by each standing committee of the Board are material or otherwise merit discussion by the whole Board, the respective committee chair will raise such risks at the next scheduled meeting of the Board, or sooner if merited.

For the foregoing reasons, we have determined that our risk oversight is appropriate in the context of our specific circumstances, risk management efforts, and the Board’s administration of its oversight function.

Director Independence

Our Corporate Governance Guidelines provide, among other things, that the Board will have a majority of directors who meet the criteria for independence required by the New York Stock Exchange (“NYSE”). In determining independence each year, the Governance Committee affirmatively determines whether directors have any “material relationship” with the Company. When assessing the “materiality” of a director’s relationship with the Company, the committee considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation. The committee also reviews the frequency or regularity of services or transactions between the Company and directors, whether the services or transactions are being carried out at arm’s length in the ordinary course of business and whether the services or transactions are being provided substantially on the same terms to the Company as those prevailing at the time from unrelated parties for comparable services or transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. To guide its determination of whether a director is independent, the Board has adopted the following NYSE listing standards:

A director will not be independent if:

■	the director is, or has been, within the last three years, our employee, or an immediate family member[2] is, or has been within the last three years, an executive officer;[3]

■	the director or an immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than director and committee fees and pension and other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

■	the director is: (i) a current partner or employee of a firm that is our internal or external auditor; (ii) the director has an immediate family member who is a current partner of a firm that is our internal or external auditor and who personally works on the Company’s audit; (iii) the director has an immediate family member who is a current employee of a firm that is our internal or external auditor and who personally works on the Company’s audit; or (iv) the director or an immediate family member was within the last three years a partner or employee of a firm that is our internal or external auditor and personally worked on our audit within that time;

■	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; or

■	the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three calendar years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Pursuant to our Corporate Governance Guidelines, the committee undertook its annual review of director independence in February 2019. During this review, the committee considered transactions and relationships between each director or any member of his immediate family and Hecla and our subsidiaries and affiliates, including relationships described below and any reported on page 14 under Certain Relationships and Related Transactions. The committee also examined transactions and relationships between directors or their affiliates and members of our senior management or their affiliates. As provided in the Corporate Governance Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

Based upon an assessment of all facts and circumstances known to the committee, including, among other things, a review of questionnaires submitted by our directors, the committee and the Board affirmatively determined that the following directors are independent of the Company and its management under the standards set forth by the NYSE:

Ted Crumley	Stephen F. Ralbovsky
Catherine J. Boggs	Terry V. Rogers
George R. Johnson	Charles B. Stanley
George R. Nethercutt, Jr.

2    An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) who shares such person’s home.

3    The term “executive officer” has the same meaning specified for the tern “officer in Rule 16a-1(f) under the Exchange Act, or any successor rule.

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Messrs. Stanley and Baker both served as members of the board of directors of QEP Resources, Inc., until Mr. Stanley’s retirement in January 2019. The committee reviewed this relationship with the Board, and the Board made the affirmative decision that this relationship did not disqualify Mr. Stanley from being independent. Neither Mr. Baker nor Mr. Stanley served on the Compensation Committee of either Hecla or QEP Resources, Inc.

Mr. Baker is our President and CEO. As such, he cannot be deemed independent under the NYSE listing standards.

Directors are expected to immediately inform the Board of any material change in their circumstances or relationships that may impact their independence.

Retirement Age

The Company has no current retirement plan for non-management directors. Our Bylaws and Corporate Governance Guidelines provide that directors will not be nominated for re-election after their 75th birthday.

As of December 31, 2018, the average age of members of our Board was approximately 67 and the average tenure of our Board was approximately 11 years.

Family Relationships

There are currently no family relationships between the directors or executive officers of Hecla.

Board Leadership and Executive Sessions

Currently, the positions of CEO and Chairman of the Board (“Chairman”) are held by separate persons. The Board believes this structure is optimal for the Company at this time because it allows the CEO to focus on leading the Company’s business and operations, and the Chairman to serve as a sounding board and advisor to the CEO, and to lead the activities of the Board. The Board has also determined that having a non-management director serve as Chairman is in the best interest of shareholders. This structure ensures a greater role for the independent directors in the oversight of the Company and it enhances the Board’s independence and, we believe, senior management’s accountability to the Board.

In the future, if the individual elected as Chairman is the CEO, the independent directors will elect an Independent Lead Director for a one-year term. This would help ensure continued robust independent leadership of the Board.

Currently, our Chairman, Mr. Ted Crumley, chairs meetings of the Board, as well as the executive sessions with independent members of the Board. His duties include chairing annual meetings of shareholders, overseeing the preparation of agendas for Board meetings, preparing for executive sessions of the Board and providing feedback to the CEO, staying current on developments to determine when it may be appropriate to alert the Board to significant pending developments, serving as a liaison between independent directors and the CEO with respect to sensitive issues, and other matters. Executive sessions of independent directors are included on the agenda for every regularly scheduled Board meeting and during 2018, executive sessions were held at each regularly scheduled Board meeting. The executive sessions are chaired by the Chairman. Our independent directors meet in executive sessions without management present, unless the independent directors request their attendance. For the foregoing reasons, we have determined that our leadership structure is appropriate in the context of our specific circumstances.

Director Orientation and Continuing Education

Upon joining the Board, new directors undergo a comprehensive orientation program that introduces them to the Company, including our business operations, strategy, financial position, key members of management and corporate governance. This program is considered a valuable part of the director onboarding process. Directors also are encouraged to enroll in director education programs. To enhance the Board’s understanding of some of the unique issues affecting our mining operations, directors have contact with leaders throughout the organization and are regularly invited to visit our mine sites, where they tour the facilities and interact directly with the personnel responsible for our day-to-day operations. These activities collectively help to ensure that the Board remains knowledgeable about the most important issues affecting our Company and its business.

Our Board’s Commitment to Shareholder Engagement

Why and how we engage. Our Board and management team recognize the benefits of regular engagement with our shareholders in order to remain attuned to their different perspectives on matters affecting Hecla. Dialogue and engagement efforts allow our Board and management the opportunity to:

■	discuss developments in our business and provide transparency and insight about our strategy and performance; and
■	assess issues that may affect our business, corporate responsibility and governance practices.
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Board and Committee Evaluations

Our Board recognizes that a thorough, constructive evaluation process enhances our Board’s effectiveness and is an essential element of good corporate governance. Accordingly, every year, our Board and each committee of the Board conducts a self-evaluation of its performance and effectiveness. Our Board and committee evaluations cover the following topics:

■	Board and committee composition, including skills, background and experience;
■	Review of key areas of focus for the Board and committees, and effectiveness in overseeing those responsibilities;
■	Satisfaction of director performance, including that of the Board chair;
■	Board and committee information needs, and quality of materials presented;
■	Areas where the Board should increase its focus;
■	Satisfaction with the Board and committee schedules, agendas, time allocated for topics and encouragement of open communication and discussion;
■	Access to management, experts and internal and external resources;
■	Oversight of financial reporting process and internal control procedures;
■	Ethics and compliance;
■	Company’s strategic direction and annual operating plan;
■	Succession planning;
■	Selection and evaluation process of Board candidates; and
■	Understanding risks.

Evaluation Process

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Committees of the Board and Committee Assignments

The Board has five standing committees: Audit; Compensation; Governance; Health, Safety, Environmental and Technical; and Executive. Information regarding these committees is provided below. Except for the Executive Committee, all committees are composed entirely of independent directors. The charters of each committee (other than Executive) are available on our website at https://www.hecla-mining.com under “Investors” by selecting “Corporate Governance.” You may also obtain copies of these charters by contacting the Company’s Investor Relations Department. The members of the Board as of the date of this Proxy Statement, and the committees of the Board on which they serve, are identified below, along with the number of meetings held in 2018.

Executive Committee Members	Functions of the Committee	Meetings in 2018
Phillips S. Baker, Jr., Chair Ted Crumley Terry V. Rogers	■ empowered with the same authority as the Board in the management of our business, except for certain matters enumerated in our Bylaws and Delaware law, which are specifically reserved to the whole Board	None
Audit Committee Members(1),(2),(3)	Functions of the Committee	Meetings in 2018
Stephen F. Ralbovsky, Chair George R. Johnson Charles B. Stanley Catherine J. Boggs	■ assist the Board in fulfilling its oversight responsibilities ■ review the integrity of our financial statements ■ review the independent auditor’s qualifications and independence ■ review the performance of our internal auditor and the independent auditor ■ review our compliance with laws and regulations, including disclosure controls and procedures ■ review the financial risks ■ please refer to “Report of the Audit Committee” on page 25	6

Compensation Committee Members(2)	Functions of the Committee	Meetings in 2018
Terry V. Rogers, Chair Ted Crumley George R. Nethercutt, Jr. Catherine J. Boggs	■ approve the compensation design ■ approve compensation levels and programs for the executive officers, including the CEO ■ administer our stock-based plans ■ please refer to the “Compensation Discussion and Analysis” on page 27	5

Governance Committee Members(2)	Functions of the Committee	Meetings in 2018
George R. Nethercutt, Jr., Chair Charles B. Stanley Stephen F. Ralbovsky Catherine J. Boggs

■   consider matters of corporate governance

■   periodically review our Corporate Governance Guidelines, Code of Conduct, and other corporate procedures to ensure compliance with laws and regulations

■   review any director candidates, including those nominated or recommended by shareholders

■   identify individuals qualified to become directors consistent with criteria approved by the Board

■   recommend to the Board the director nominees for the next annual meeting of shareholders, any special meeting of shareholders, or to fill any vacancy on the Board

■   review the appropriateness of the size of the Board relative to its various responsibilities

■   recommend committee assignments and committee chairpersons for the standing committees for consideration by the Board

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Health, Safety, Environmental and Technical Committee Members	Functions of the Committee	Meetings in 2018
Charles B. Stanley, Chair Terry V. Rogers Stephen F. Ralbovsky George R. Johnson	■ review the operational and exploration performance ■ review the operational, reserve and other technical risks ■ review and monitor health, safety and environmental policies ■ review the implementation and effectiveness of compliance systems ■ review the effectiveness of health, safety and environmental policies, systems and monitoring processes ■ review audit results and updates from management with respect to health, safety and environmental performance	4

■   review emerging health, safety and environmental trends in legislation and proposed regulations affecting the Company

■   review the technical activities of the Company

■   make recommendations to the Board concerning the advisability of proceeding with the exploration, development, acquisition or divestiture of mineral properties and/or operations

(1)	The Board has determined that each of the members of the Audit Committee is financially literate and Messrs. Ralbovsky and Stanley each qualify as an audit committee “financial expert” as defined by Securities and Exchange Commission (“SEC”) rules.
(2)	Each member of the Audit, Compensation, and Governance Committee satisfies the definition of “independent director” as established in the NYSE listing standards and SEC rules.
(3)	No members on the Audit Committee serve on the audit committee of any other public companies.

Diversity

While the Board has not adopted a formal policy on diversity, the Company’s Corporate Governance Guidelines provide that, as a whole, the Board should include individuals with a diverse range of experience to give the Board depth and breadth in the mix of skills represented. The Board seeks to include an array of skills and experience in its overall composition rather than requiring every director to possess the same skills, perspective, and interests. This guideline is implemented by seeking to identify candidates who bring diverse skill sets, backgrounds, and experiences, including ethnic and gender diversity, to the Board when director candidates are needed.

Director Communications

Shareholders or other interested parties wishing to communicate with the Chairman or with the independent directors as a group may do so by delivering or mailing the communication in writing to: Chairman of the Board, c/o Corporate Secretary, Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal auditor and handled in accordance with procedures established by the Audit Committee with respect to such matters. From time to time, the Board may change the process by which shareholders may communicate with the Board or its members. Please refer to our website at http://www.hecla-mining.com under the tab entitled “Investors” and then select the tab entitled “Corporate Governance” for any changes in this process.

Succession Planning

Considering the critical importance of executive leadership to the Company’s success, the Compensation Committee is charged with the responsibility of developing a process for identifying and evaluating candidates to succeed our CEO and to report annually to the Board on the status of the succession plan. The committee also addresses issues related to the preparedness for the possibility of an emergency situation involving senior management and an assessment of the long-term growth and development of the senior management team.

The CEO and Director of Human Resources communicate with the committee regularly regarding succession planning. The committee reviews recommended candidates for senior management positions as part of the process to identify and gauge the availability of qualified candidates for those positions and receives reports concerning development plans that are utilized to strengthen the skills and qualifications of the candidates. The criteria used when assessing the qualifications of potential CEO successors include, among others, strategic vision and leadership, operational excellence, financial management, executive officer leadership development, ability to motivate employees, and an ability to develop an effective working relationship with the Board.

In conjunction with our succession reviews, management also reviews potential successors for the top management roles across Hecla.

Our Corporate Governance Guidelines provides that in the event of the death, resignation, removal or incapacitation of the President and CEO, the Chairman will act as the President and CEO until a successor is duly elected. In addition, our Corporate Governance Guidelines and Bylaws provide that in the event of the death, resignation, removal or incapacitation of our current Chairman, the President and CEO will act as Chairman until his successor is duly elected.

Electronic Access to Corporate Governance Documents

Our corporate governance documents are available by accessing our website at http://www.hecla-mining.com under the tab entitled “Investors” and then selecting the tab entitled “Corporate Governance.” These include:

■	Corporate Governance Guidelines;
■	Whistleblower Policy;
■	Charters of the Audit, Compensation, Governance, and Health, Safety, Environmental and Technical Committees of the Board;
■	Code of Ethics for our Chief Executive Officer and Senior Financial Officers; and
■	Code of Conduct.

The information on our website is not incorporated by reference into this Proxy Statement.

Shareholders may also request a free copy of these documents from: Investor Relations, Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408; (208) 769-4100.

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Corporate Governance Guidelines

The Corporate Governance Guidelines were adopted by the Board to ensure that the Board is independent from management, that the Board adequately performs its function as the overseer of management, and to help ensure that the interests of the Board and management align with the interests of our shareholders. In February 2017, the Governance Committee recommended and the Board approved amendments to the Corporate Governance Guidelines to include a director resignation policy. The policy provides that any director who is not elected by a majority of votes cast shall tender his or her resignation to the committee. The committee will recommend to the Board whether to accept or reject the resignation offer, or whether other action should be taken. In determining whether to recommend that the Board accept any resignation offer, the committee will consider all factors believed relevant by it. The Board will act on the committee’s recommendation within ninety (90) days following certification of the election results. In deciding whether to accept the resignation offer, the Board will consider the factors considered by the committee and any additional information and factors that the Board finds relevant. If the Board accepts a director’s resignation offer pursuant to this process, the committee will recommend to the Board and the Board will thereafter determine whether to fill such vacancy or reduce the size of the Board. Any director who tenders his or her resignation pursuant to this provision will not participate in the proceedings of either the committee or the Board with respect to his or her own resignation offer. If a director’s resignation is not accepted by the Board, the director shall continue to serve until the next annual meeting of shareholders or until his or her successor is duly elected and qualified, or his or her earlier resignation or removal.

Code of Conduct

We believe that operating with honesty and integrity has earned trust from our shareholders, credibility within our communities and dedication from our employees. Our directors, officers and employees are required to abide by our Code of Conduct to promote the conduct of our business in a consistently legal and ethical manner. Our Code of Conduct covers many topics, including conflicts of interest, confidentiality, fair dealing, proper use of the Company’s assets, and compliance with laws, rules and regulations. In addition to the Code of Conduct for directors, officers and employees, our CEO, Chief Financial Officer and Controller are also bound by a Code of Ethics for the Chief Executive Officer and Senior Financial Officers.

The Governance Committee has adopted procedures to receive, retain, and react to complaints received regarding possible violations of the Code of Conduct, and to allow for the confidential and anonymous submission by employees of concerns regarding possible violations of the Code of Conduct. Our employees may submit any concerns regarding apparent violations of the Code of Conduct to their supervisor, our General Counsel, the Chair of the Governance Committee, or through an anonymous telephone hotline.

Whistleblower Policy

We have a Whistleblower Policy adopted by our Audit Committee that encourages our employees to report to appropriate Company representatives, without fear of retaliation, certain accounting information relating to possible fraud. Our employees may submit any concerns regarding financial statement disclosures, accounting, internal accounting controls or auditing matters to the Audit Committee, our General Counsel, or through an anonymous telephone hotline or website. The goal of this policy is to discourage illegal activity and business conduct that damages Hecla’s reputation, business interests, and our relationship with shareholders.

Certain Relationships and Related Transactions

On a quarterly basis, we review all relationships and transactions with related persons to determine whether such persons have a direct or indirect material interest. Transactions with related persons are those that involve our directors, executive officers, director nominees, greater than 5% shareholders, immediate family members of these persons, or entities in which one of these persons has a direct or indirect material interest. Transactions that are reviewed as related party transactions by us are transactions that involve amounts that would exceed $120,000 (the current threshold required to be disclosed in the Proxy Statement under SEC regulations) and certain other transactions. Pursuant to our Code of Conduct, employees and directors have a duty to report any potential conflicts of interest to the appropriate level of management or to the Governance Committee. We evaluate these quarterly reports along with responses to our annual director and officer questionnaires for any indication of possible related party transactions. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions. If a transaction is deemed by us to be a related party transaction, the information regarding the transaction is discussed with the Board. As required under the SEC rules, transactions that are determined to be directly or indirectly material to Hecla or a related party are disclosed in our Proxy Statement.

In December 2007, we created the Hecla Charitable Foundation (the “HCF”), which has provided and intends to continue to provide grants to other organizations for charitable and educational purposes. Messrs. Phillips S. Baker, Jr. and Dr. Dean W.A. McDonald (our Chief Executive Officer and our Senior Vice President – Exploration, respectively) serve as directors of the HCF, and Luther J. Russell (our Vice President – External Affairs) serves as President and as a director of the HCF. In December 2007, our Board approved a contribution of 550,000 shares of our common stock to the HCF. Since 2007, the HCF has sold 279,860 shares of our common stock. Cash contributions totaling $2.0 million and $1.5 million were made by the Company to the HCF during 2011 and 2010, respectively. The funds from the sale of the shares and the additional cash were put into various investment accounts. The HCF is currently operating in a self-sufficient manner. We gave no additional funds to the HCF during 2018. The HCF holds 270,140 shares of our common stock as of December 31, 2018. The value of those shares based on the closing price of our common stock on the NYSE on December 31, 2018 ($2.36), was $637,530. In 2018, the HCF gave $356,736 in donations.

In 2018, we did not make any contribution to any charitable organization, of which a director served as an executive officer, which exceeded the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.

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Political Contributions and Engagement

Government policy is one of the most powerful external forces affecting us today. New laws and changes to existing laws can fundamentally impact the Company’s operations and the markets where it does business – and in turn, our bottom line, thereby affecting us and our employees, retirees, communities and shareholders. It is important for government leaders to understand the impact of such actions. Because the impact of government policy is so critical to our survival and success, we participate in the political process and advocate in a responsible and constructive manner on issues that advance the Company’s goals and protect shareholder value. We are committed to the highest standard of ethical conduct in our involvement in policymaking and political process. We maintain the Hecla Mining Company Political Action Committee (“Hecla PAC”), which is a forum for our employees and directors to voluntarily contribute to a fund that supports the election of candidates to Congress that support a regulatory and legislative environment constructive to the operation and development of our mines. Decisions about contributions to specific federal candidates are made by members of the Hecla PAC. In total, our employees contributed approximately $19,861 to the Hecla PAC in 2018, and the Hecla PAC contributed those funds to federal candidates, state and local parties, and associations who are advocates for the natural resources industry.

Board of Directors Selection Process

Our Bylaws require the Board to have not less than five nor more than nine members. The size of the Board may be increased or decreased within that range from time-to-time by resolution approved by the affirmative vote of a majority of the Board. On May 25, 2017, the Board decreased the size of the Board from nine members to eight members due to the retirement of one of its directors.

Identifying and Evaluating Nominees for Director

Director Selection Process

The Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The committee is responsible for ensuring that the composition of the Board accurately addresses the needs of our business. In the event vacancies are anticipated, or arise, the committee considers various potential candidates for director. Candidates may come to the attention of the committee through current Board members, professional search firms, shareholders or other persons. Consideration of new director nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. The committee then determines the best qualified candidates based on the established criteria and recommends those candidates to the Board for election.

While the committee and our Board prioritize maintaining a board that is comprised of directors with a diverse set of skills, experiences, and perspectives, they also recognize the importance of balancing these qualifications with the overall tenure of directors in their long-term approach to board refreshment. The fresh viewpoints and philosophies newer directors bring, coupled with the valuable experience and institutional knowledge the longer-tenured directors possess, benefits the Board and its overall contribution to the Company.

The Board has appointed three highly-qualified directors since 2016 who bring insight to areas such as mining, international business, acquisitions, operations, legal, risk management, geology, engineering, finance and tax. To supplement our newer directors, our longer-tenured directors have extensive knowledge of our operations and have the perspective of overseeing our business activities through economic cycles and across differing competitive environments.

We hold the view that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, contributing to the Board’s ability to work as a collective body, while giving us the benefit of familiarity and insight into our affairs that our directors have accumulated during their tenure. Recent additions to the Board provide new perspectives, while directors who have served for a number of years bring experience, continuity, institutional knowledge, and insight into the Company’s business and industry. Directors with relevant business and leadership experience provide the Board a useful perspective on business strategy and significant risks and an understanding of the challenges facing the business. Accordingly, the process for identifying nominees reflects our practice of re-nominating incumbent directors who (i) continue to satisfy the committee’s criteria for membership on the Board, (ii) the committee believes continue to make important contributions to the Board, and (iii) consent to continue their service on the Board. Directors should also be able to commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary to ensure good corporate governance is practiced.

The committee reviews annually with the Board the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations. Board members should possess such attributes and experience as are necessary for the Board as a whole and contain a broad range of personal characteristics, including diversity of backgrounds, management skills, mining, accounting, finance and business experience. Summarized below is a description of why each core competency is important for service on Hecla’s Board.

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Description of Skills, Core Competencies and Attributes

Senior Leadership Experience

Experience serving as CEO or a senior executive, as well as hands-on leadership experience in core management areas, such as strategic and operational planning, financial reporting, compliance, risk management and leadership development, provides a practical understanding of how organizations like Hecla function. Seven of our directors have senior leadership experience.

Industry and Mining

Having experience in our industry or a similar industry contributes to a deeper understanding of our business strategy, operations, key performance indicators and competitive environment. All our directors have experience in mining or a similar industry.

Finance/Audit Committee Financial Expert

We believe that an understanding of finance and financial reporting processes is important for our directors to monitor and assess the Company’s operating and strategic performance and to ensure accurate financial reporting and robust controls. It is important to have experience in capital markets, corporate finance, accounting and financial reporting and several of our director’s satisfy the “accounting or related financial management experience” criteria set forth in the NYSE listing standards. Four of our directors satisfy the Audit Committee “financial expert” criteria set forth in regulations of the SEC. Six of our directors have financial knowledge.

Risk Management

In light of the Board’s role in risk oversight, we seek directors who can contribute to the identification, assessment and prioritization of risks facing the Company. All our directors have experience with our business to understand key areas of risk.

Legal and Compliance

Hecla is subject to a broad array of government regulations. Mining is impacted by changes in law or regulation in areas such as safety, environmental and disclosure. Several of our directors have experience in regulated industries, providing them with insight and perspective in working constructively and proactively with governments and agencies. Four of our directors have formal legal education and understand the legal risks and obligations of the Company.

Geology, Mining and Engineering

It is important that some of our Board members have experience in open-pit and underground mines, as well as knowing the science and technology of extracting minerals, exploration, geology, metallurgy, and geotechnical engineering experience. Two of our directors have experience managing mining operations. One of our directors has experience in geology.

CEO and Company Administration

These skills are important to gain a practical understanding of organizations and drivers of individual growth and development. All of our directors have had some experience in the administration of a multijurisdictional company. Two of our directors have experience as a chief executive officer.

Corporate Governance & Responsibility

Experience with governance principals or corporate responsibility initiatives, including sustainability, diversity and inclusion. All our directors have had experience in governance and corporate responsibility.

Board Service on Public Companies

We value individuals who understand public company reporting responsibilities and have experience with the issues commonly faced by public companies. Five of our directors have served on boards of other public companies.

International Business

With operations in Mexico and Canada and prospects for further expansion, international experience helps us understand opportunities and challenges. All our directors have had international business experience.

Industry Association Participation/Reputation in the Industry

Experience in organizations that support companies and employers of the mining industry and protects their rights. Three of our directors have chaired an industry organization. Five of our directors have a long and highly regarded reputation in the industry.

Strategic Planning, Business Development, Business Operations

Experience defining and driving strategic direction and growth and managing the operations of a business or large organization. All our directors have experience in setting and managing the strategic direction of a business.

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Summary of Director Qualifications and Experience

Director Qualifications and Experience	Baker	Boggs	Crumley	Johnson	Nethercutt	Ralbovsky	Rogers	Stanley
Audit Committee Financial Expert	☐	☐	■	☐	☐	■	■	■
Board Service on Public Companies	■	☐	☐	■	■	☐	■	■
CEO and Company Administration	■	■	■	■	☐	■	■	■
Corporate Governance & Responsibility	■	■	■	■	■	■	■	■
Finance	■	■	■	■	☐	■	■	■
Geology, Mining and Engineering	☐	☐	☐	■	☐	☐	■	■
Industry and Mining	■	■	■	■	■	■	■	■
Industry Association Participation	■	■	☐	■	☐	■	■	■
International Business	■	■	■	■	■	■	■	■
Senior Leadership	■	■	■	■	☐	■	■	■
Legal and Compliance	■	■	■	■	■	■	☐	☐
Reputation in the Industry	■	■	☐	■	☐	■	■	■
Risk Management	■	■	■	■	■	■	■	■
Strategic Planning, Business Development, Business Operations	■	■	■	■	■	■	■	■

In general, and as more fully outlined in our Bylaws and Corporate Governance Guidelines, in evaluating director candidates for election to our Board, the Governance Committee will: (i) consider if the candidate satisfies the minimum qualifications for director candidates as set forth in the Corporate Governance Guidelines; (ii) consider factors that are in the best interests of the Company and its shareholders, including the knowledge, experience, integrity and judgment of each candidate; (iii) consider the contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented, with such diversity being considered among the other desirable attributes of the Board; (iv) assess the performance of an incumbent director during the preceding term; (v) consider each candidate’s ability to devote sufficient time and effort to his or her duties as a director; (vi) consider a candidate’s independence and willingness to consider all strategic proposals; (vii) consider any other criteria established by the Board and any core competencies or technical expertise necessary to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties; and (viii) determine whether there exists any special, countervailing considerations against nomination of the candidate.

Independence The Board has determined that all directors, other than Mr. Baker, meet the independence standards set by the NYSE.	Tenure The average tenure of our directors is approximately 11 years, which reflects a balance of company experience and new perspectives.	Age 51 – 60 ●● 61 – 70 ●●● 71 – 75 ●●● Average Age: 67	Diversity The Board is committed to achieving a diverse and broadly inclusive membership.

Shareholder Nominees

The Governance Committee will consider persons recommended by shareholders as nominees for election as directors. Our Bylaws provide any shareholder who is entitled to vote for the election of directors at a meeting called for such purpose may nominate persons for election to the Board by following the procedures set forth on page 79. Shareholders who wish to submit a proposed nominee to the committee should send written notice to the Governance Committee Chairman, c/o Corporate Secretary, Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408, within the time period set forth on page 79. The notification should set forth all information relating to the nominee that is required to be disclosed in solicitations of proxies for elections of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (“Exchange Act”), including the nominee’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected; the name and address of the shareholder or beneficial owner making the nomination or on whose behalf the nomination is being made; and the class and number of shares of stock of the Company owned beneficially and of record by such shareholder or beneficial owner. The committee will consider shareholder nominees on the same terms as nominees selected by the committee.

Regardless of how a candidate is brought to the committee, qualified candidates are subjected to one or more interviews with appropriate members of the Board. Chosen candidates are extended invitations to join the Board. If a candidate accepts, he or she is formally nominated.

Director Qualifications, Evaluation, and Nomination

The Governance Committee believes nominees for election to the Board should also possess certain minimum qualifications and attributes. The nominee must: (i) exhibit strong personal integrity, character and ethics, and a commitment to ethical business and accounting practices; (ii) not be involved in ongoing litigation with the Company or be employed by an entity engaged in such litigation; and (iii) not be the subject of any ongoing criminal investigations in the jurisdiction of the United States or any state thereof, including investigations for fraud or financial misconduct.

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In connection with the director nominees who are up for re-election at the Annual Meeting, the committee also considered the nominees’ roles in: (i) overseeing the Company’s efforts in complying with its SEC disclosure requirements; (ii) assisting in improving the Company’s internal controls and disclosure controls; (iii) assisting with the development of the strategic plan of the Company; and (iv) working with management to implement the Company’s strategic goals and plans. Directors are expected to exemplify high standards of personal and professional integrity and to constructively challenge management through their active participation and questioning. Our Bylaws and Corporate Governance Guidelines provide that directors will not be nominated for re-election after their 75th birthday.

In addition to fulfilling the above criteria, each nominee for election to the Board at the upcoming Annual Meeting brings a strong and unique background and set of skills to the Board, giving the Board competence and experience in a wide variety of areas, including corporate governance, executive management, legal, accounting, finance, mining, exploration and board service. The committee has reviewed the nominees’ overall service to the Company during their terms, including the number of meetings attended, level of participation and quality of performance.

PROPOSAL 1
Election of Class III Directors

In accordance with our Certificate of Incorporation, the Board is divided into three classes. The terms of office of the directors in each class expire at different times. There are three Class III directors whose terms will expire at the 2019 Annual Meeting: Ted Crumley, Terry V. Rogers and Charles B. Stanley.

At a meeting held by the Governance Committee in February 2019, the committee determined the directors whose terms are expiring – Messrs. Crumley, Rogers and Stanley - were qualified candidates to stand for re-election at the Annual Meeting, and the Board designated each as nominees for re-election as directors of the Company, each for a three-year term expiring in 2022. Each nominee has accepted the nomination and agreed to serve as a director if elected by the Company’s shareholders.

It is intended that the proxies solicited hereby from our shareholders that do not provide voting instructions will be voted FOR the election of Ted Crumley, Terry V. Rogers and Charles B. Stanley. The Board knows of no reason why the nominees will be unable or unwilling to accept election. However, if any nominee becomes unable or is unwilling to accept election, the Board will either reduce the number of directors to be elected or select substitute nominees submitted by the committee. If substitute nominees are selected, proxies that do not provide voting instructions will be voted in favor of such nominees.

Biographical Information

Set forth below is biographical information for each of the director nominees, including the key qualifications, experience, attributes, and skills that led our Board to the conclusion that each of the director nominees should serve as a director. There are no family relationships among any of our directors or executive officers.

Our Board includes individuals with strong backgrounds in executive leadership and management, legal, accounting and finance, and Company and industry knowledge, and we believe that, as a group, they work effectively together in overseeing our business.

Current Class III Nominees for Election to the Board – Term Ending at the 2019 Annual Meeting

If elected, the nominees will each serve for a three-year term ending in 2022. The nominees are as follows:

Ted Crumley
Former Executive Vice President and Chief Financial Officer OfficeMax Incorporated	Age: 74 Director since: 1995 Board Chairman since: 2006 Other Directorships: None	Hecla Committees: ■ Executive ■ Compensation

Mr. Crumley served as the Executive Vice President and Chief Financial Officer of OfficeMax Incorporated, a distributor of office products, from January 2005 until his retirement in December 2005. He was also Senior Vice President of OfficeMax Incorporated from November 2004 to January 2005; and Senior Vice President and Chief Financial Officer of Boise Cascade Corporation, a manufacturer of paper and forest products, from 1994 to 2004.

Board Qualification and Skills:

High Level of Financial Experience: Substantial financial experience gained from a long career with OfficeMax Incorporated and Boise Cascade Corporation.

Senior Leadership/Executive Officer Experience: Has over 30 years’ experience in management, finance and accounting in the natural resources industry. Served in numerous senior leadership positions, including Executive Vice President and Chief Financial Officer of OfficeMax Incorporated and Senior Vice President and Chief Financial Officer of Boise Cascade Corporation.

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Significant Public Company Board Experience: Over 23 years’ service on Hecla’s Board, including as Chairman since 2006.

Extensive Knowledge of the Company’s Business and Industry: With over 23 years of service on Hecla’s Board, Mr. Crumley understands all aspects of our business, including the mining elements.

Designations: Mr. Crumley received his Bachelor of Business Administration with a major in Accounting from Idaho State University College of Business in 1969.

Terry V. Rogers, C. Dir., H.R.C.C.C.
Former Senior Vice President and Chief Operating Officer Cameco Corporation	Age: 72 Director since: 2007 Other Directorships: None	Hecla Committees: ■ Compensation (Chair) ■ Health, Safety, Environmental and Technical ■ Executive

Mr. Rogers served as Senior Vice President and Chief Operating Officer of Cameco Corporation, a uranium producer, from February 2003 until his retirement in June 2007. He was the former President of Kumtor Operating Company, a gold producing company and a division of Cameco Corporation, from 1999 to 2003 and served on the Board of Directors of Centerra Gold Inc., a Canadian gold mining company, and its predecessor company, Cameco Gold, from February 2003 to May 2018.

Board Qualification and Skills:

Senior Leadership/Executive Officer Experience: Has experience in management in the mining industry. Served in numerous senior leadership positions, including Senior Vice President and Chief Operating Officer of Cameco Corporation, and former President of Kumtor Operating Company (a subsidiary of Cameco Corporation).

Significant Public Company Board Experience: In addition to serving on the Board of Hecla, has over 15 years of service on the Board of Centerra Gold Inc., including serving as chairman of the human resources and compensation committee, and as a member of the audit committee.

High Level of Operational and Industry Experience: Over 30 years’ experience in the mining industry, including, open-cast, open-pit and underground operations in coal, gold, and uranium mines around the world.

Designations: Mr. Rogers received an Associate degree in Applied Science from the Superior Technical Institute in Wisconsin in 1972. He also obtained a Chartered Director (C. Dir.) designation from The Directors College in 2011, as well as a Human Resources and Compensation Committee Certified (H.R.C.C.C.) designation from The Directors College in 2013.

Charles B. Stanley
Former Chief Executive Officer, President and Chairman of the Board QEP Resources, Inc.	Age: 60 Director since: 2007 Other Directorships: None	Hecla Committees: ■ Health, Safety, Environmental and Technical (Chair) ■ Audit ■ Corporate Governance and Directors Nominating

Mr. Stanley was Chief Executive Officer and President of QEP Resources, Inc., a natural gas and oil exploration and production company, from May 2010 until his retirement in January 2019. He was also Chairman of the Board of QEP Resources, Inc. from May 2012 until his retirement in January 2019. He also served as Chairman, Chief Executive Officer, President and Director of QEP Midstream Partners LP, a master limited partnership that owns, operates, acquires and develops midstream energy assets, from May 2013 to December 2014. Mr. Stanley also served as Chief Operating Officer of Questar Corporation, a Western U.S. natural gas-focused exploration and production, interstate pipeline and local distribution company, from March 2008 to June 2010.

Board Qualification and Skills:

High Level of Financial Experience: Substantial financial experience gained from QEP Resources, Inc., Questar Corporation and prior companies.

Extensive Senior Leadership/Executive Officer Experience: In addition to his former position as Chief Executive Officer and President of QEP Resources, Inc., Mr. Stanley served in numerous other senior leadership positions, including Chief Executive Officer and President of QEP Midstream Partners, LP, and Chief Operating Officer of Questar Corporation.

Significant Public Company Board Experience: In addition to serving on the Board of Hecla, he served on the board of QEP Resources, Inc. the past 8 years and as Chairman of the Board, until his retirement in January 2019. Prior to serving on QEP’s board, Mr. Stanley served on the board of Questar Corporation for 8 years. He has served on the boards of various natural gas industry trade organizations.

Extensive Knowledge of the Company’s Business: Over 35 years’ experience in the international and domestic upstream and midstream oil and gas industry. He is a geologist with an extensive background in natural resources.

Designations: Mr. Stanley received a Bachelor of Science degree in Geology in 1981, as well as a Master of Science degree in Geology in 1983, from Virginia Tech.

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Required Vote

Pursuant to our Bylaws, each director will be elected by the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. Under a majority of votes cast standard, the shares voted “for” a nominee must exceed the number voted “against” that nominee. Shareholders may vote “for,” “against” or “abstain” with respect to this proposal. Abstentions and broker non-votes are not counted as votes cast, and thus will have no effect on the outcome of the vote. If the votes cast “against” an incumbent director exceeds the number of votes cast “for” the director, the director will not be elected, will remain on the board as a holdover director and must stand for election at the next annual meeting of shareholders, absent his or her earlier resignation or removal. See “Corporate Governance Guidelines” on page 13 for a description of our director resignation policy.

You may vote “FOR,” “AGAINST,” OR “ABSTAIN” on the nominees for election as directors.

The Board recommends that shareholders vote “FOR” the election of Ted Crumley, Terry V. Rogers and Charles B. Stanley.

Our directors whose terms are not expiring this year follow. They will continue to serve as directors for the remainder of their terms or until their respective successors are appointed or elected.

Continuing Class I Members of the Board – Term Ending at the 2020 Annual Meeting

Phillips S. Baker, Jr.
President and Chief Executive Officer	Age: 59 Director since: 2001 Other Directorships: QEP Resources, Inc.	Hecla Committees: ■ Executive (Chair)

Mr. Baker has been our Chief Executive Officer since May 2003 and has served as our President since November 2001. He has served as a Director of QEP Resources, Inc., an independent natural gas and oil exploration and production company, since May 2010. Mr. Baker has served as Chairman of the Board for the National Mining Association, a U.S. mining advocate and national trade organization that represents the interests of mining businesses, since October 2017, and has been a Board member since September 2010. He also served as Vice Chairman of the Board for the National Mining Association from October 2015 to October 2017. He has also served as a Board member of the National Mining Hall of Fame and Museum, a federally chartered non-profit national mining museum, since February 2012.

Board Qualification and Skills:

High Level of Financial Experience: Substantial financial experience gained in his roles of President, Chief Executive Officer, and other positions with the Company and Battle Mountain Gold Company, as well as Pegasus Gold, Inc.

Extensive Senior Leadership/Executive Officer Experience: Has served as Hecla’s President for 18 years and as Chief Executive Officer for 16 years. Has 30 years of experience as an officer of publicly-traded mining companies.

Significant Public Company Board Experience: In addition to serving on the Board of Hecla, has served on the board of QEP Resources, Inc. for nine years, Questar Corporation for five years, and Lihir Gold for two years. He serves as chair of the audit committee and as a member of the governance committee for QEP Resources, Inc.

Extensive Knowledge of the Company’s Business and Industry: Over 32 years’ experience in the mining industry.

Designations: Mr. Baker received a Bachelor of Business Administration in Accounting from Texas A&M University in 1981, and a law degree and Master of Business Administration from the University of Houston in 1985. He became a member of the State Bar of Texas in 1985 and received his Certified Public Accountant designation in 1986 from the Texas State Board of Public Accounting. Mr. Baker has not maintained these designations

George R. Johnson
Former Senior Vice President of Operations with B2Gold Corporation	Age: 70 Director since: 2016 Other Directorships: B2Gold Corporation	Hecla Committees: ■ Health, Safety, Environmental and Technical ■ Audit

Mr. Johnson served as Senior Vice President of Operations of B2Gold Corporation, a Canadian gold mining company, from August 2009 until his retirement in April 2015. He has served on the Board of Directors of B2Gold Corporation since March 2016.

Board Qualification and Skills:

High Level of Operational and Industry Experience: Over 45 years of foreign and domestic experience in underground and open-pit mine construction and operations management, including previous employment with Hecla.

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Senior Leadership/Executive Officer Experience: Has extensive experience in management in the mining industry, including as Senior Vice President of Operations at B2Gold Corporation.

Designations: Mr. Johnson received a Bachelor of Science with a major in Mining Engineering from the University of Washington in 1972.

Continuing Class II Members of the Board – Term Ending at the 2021 Annual Meeting

George R. Nethercutt, Jr.
Chairman of The George Nethercutt Foundation	Age: 74 Director since: 2005 Other Directorships: ■ Washington Policy Center ■ Juvenile Diabetes Research Foundation International (Board of Chancellors)	Hecla Committees: ■ Corporate Governance and Directors Nominating (Chair) ■ Compensation

Mr. Nethercutt has served as Chairman of The George Nethercutt Foundation, a non-profit student leadership and civics education charity, since 2005, and was appointed Of Counsel at Lee & Hayes PLLC, a law firm, from September 2010 to June 2018. He has been a board member of Washington Policy Center, a public policy organization providing analysis on issues relating to the free market and government regulation, since January 2005; and Board of Chancellors, Juvenile Diabetes Research Foundation International, a charity and advocate of juvenile diabetes research worldwide, since June 2011. He was a board member of ARCADIS Corporation, an international company providing consultancy, engineering and management services, from May 2005 to April 2017; a Principal of Nethercutt Consulting LLC, a strategic planning and consulting firm, from January 2007 to January 2012, and a member of the board of IP Street, a software company, from May 2011 to January 2015.

Board Qualification and Skills:

Extensive Knowledge of the Company’s Business and Industry: Served as a U.S. Congressman and focused on natural resource policies, mining legislation and environmental policies on public lands.

Extensive Government Leadership Experience: Has extensive political background, including working as a staff member in the U.S. Senate in Washington, D.C., where he focused on issues relating to oil and gas, natural resources, mining and commerce. Served as chief of staff to a U.S. Senator from Alaska, working on such issues as agriculture, fisheries, timber and mining. He had his own consulting business which consisted of representing clients with mining and natural resource issues.

Significant Public Company Board Experience: Over 13 years of service on Hecla’s Board, as well as serving on the board of ARCADIS Corporation for 12 years.

Designations: Mr. Nethercutt received his Bachelor of Arts in English from Washington State University in 1967, and a law degree from Gonzaga University Law School in 1971. He has been a member of the Washington State Bar Association since 1972.

Stephen F. Ralbovsky
Founder and Principal of Wolf Sky Consulting LLC	Age: 65 Director since: 2016 Other Directorships: None	Hecla Committees: ■ Audit (Chair) ■ Corporate Governance and Directors Nominating ■ Health, Safety, Environmental and Technical

Mr. Ralbovsky has been the Founder and Principal of Wolf Sky Consulting LLC, a tax consulting firm, since June 2014. Prior to that, he was a partner with PricewaterhouseCoopers LLP, an accounting firm, from February 1987 until his retirement in June 2014, where he concentrated his practice on public companies operating in the mining industry. He is a part-time Professor of Practice at the University of Arizona’s James E. Rogers College of Law. Mr. Ralbovsky is also a member of several organizations, including AICPA, Arizona Society of CPAs, National Mining Association, and Society for Mining, Metallurgy and Exploration.

Board Qualification and Skills:

High Level of Financial Experience: Over 39 years’ experience in taxation, auditing and accounting.

Extensive Knowledge of the Company’s Business and Industry: Over 39 years’ experience in accounting, where he was heavily involved in the mining industry with emphasis in global mining tax and royalty policy.

Extensive Senior Leadership Experience: Has extensive experience in leadership in the accounting industry. Served in numerous senior leadership positions, including U.S. Mining Leader, U.S. Mining Tax Leader, Global Mining Tax Leader and Tax Partner for PricewaterhouseCoopers LLP.

Designations: Mr. Ralbovsky received a Bachelor of Business Administration with a major in Accounting from Siena College in 1975. He also received a law degree from Albany Law School in 1978. He is a Certified Public Accountant in the District of Columbia and Arizona.

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Catherine “Cassie” J. Boggs
Former General Counsel at Resource Capital Funds	Age: 64 Director since: 2017 Other Directorships: Funzeleo	Hecla Committees: ■ Audit ■ Corporate Governance and Directors Nominating ■ Compensation

Ms. Boggs was the General Counsel at Resource Capital Funds, a mining-focused private equity firm, from January 2011 until her retirement in February 2019. She has been a board member of Funzeleo, a non-profit organization that inspires and prepares youth for high-demand science and math-based careers, since January 2016, as well as serving as President of the Rocky Mountain Mineral Law Foundation, a non-profit organization dedicated to the study of laws and regulations relating to mining, oil and gas, energy, public lands, water, environmental and international law, from July 2012 to July 2013, and a board member of the Rocky Mountain Mineral Law Foundation, from July 2011 to July 2015.

Board Qualification and Skills:

High Level of Legal Experience: Over 37 years’ experience as an attorney, having practiced law in several U.S. and overseas jurisdictions.

Extensive Knowledge of the Company’s Business and Industry: Over 37 years’ experience as a mining and natural resources lawyer with experience in domestic and international mining projects.

Extensive Knowledge of Risk Assessment: In addition to managing all legal affairs of Resource Capital Funds, she was responsible for legal due diligence, country and political risk assessments, and participates in the structuring and implementation of risk mitigation strategies.

Extensive Senior Leadership Experience: Has extensive experience in leadership in the mining industry, having worked for Barrick Gold Company, serving in a variety of leadership roles, including serving as the CEO of Tethyan Copper Company, a gold and copper development project in Pakistan, interim President of the African Business Unit, and as interim General Counsel of African Barrick Gold (now known as Acacia Mining) in its formation and initial public offering.

Designations: Ms. Boggs received a Bachelor of Arts with a major in Economics from University of Denver in May 1976. She received a Master of Science in Resource Development from Michigan State University in December 1977, and a law degree from the University of Denver College of Law in 1981.

COMPENSATION OF NON-MANAGEMENT DIRECTORS

The Compensation Committee of the Board is responsible for recommending to the independent members of the Board the form and amount of compensation for our non-management directors. The independent members of the Board consider the committee’s recommendation and make final determination of non-management director compensation.

Compensation for non-management directors is designed to reflect current market trends and developments with respect to compensation of board members. It consists of a combination of cash retainers and equity awards.

Peer Group Benchmarking

The Compensation Committee periodically engages its independent compensation consultant to benchmark director compensation against a peer group, which is the same group of companies the committee uses to benchmark executive compensation (see page 30 for a list of these companies). When considering non-management director compensation for calendar year 2018, the committee reviewed and considered the results of a benchmarking report prepared by the committee’s independent compensation consultant. The report reviewed the Company’s annual cash retainers for our Board members, our chairman of the board, and each committee chair, as well as the annual present value of equity compensation, and compared the total compensation paid to our non-management directors against the reported compensation of the boards of the peer group companies. The following discussion of compensation applies only to our non-management directors, and does not apply to Mr. Baker who, as an employee of the Company, is compensated as an executive officer and does not receive additional compensation for his service as a director. In July 2018, the committee recommended, and the Board approved the following changes to director compensation:

•	increased the board retainer from $66,000 to $98,000;

•	eliminated committee retainers for individual members, but kept the retainer the same for committee chairs;

•	increased the chairman of the board retainer from $90,000 to $120,000; and

•	increased the amount of equity to the directors from $100,000 to $120,000 (see discussion on Equity Compensation following this table).
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Components of Non-Management Director Compensation

Compensation Element	Previous Value	Current Value
Annual Board Retainer	$66,000	$98,000
Annual Board Chairman Retainer	$90,000	$120,000
Annual Committee Retainer for:	$12,000	$0
■ Health, Safety, Environmental & Technical Committee
■ Audit Committee
■ Compensation Committee
Annual Committee Chairman Retainer for:	$12,000	$12,000
■ Health, Safety, Environmental & Technical Committee
■ Audit Committee
■ Compensation Committee
Annual Committee Retainer for:	$8,000	$0
■ Governance Committee
■ Executive Committee
Annual Committee Chairman Retainer for:	$8,000	$8,000
■ Governance Committee
Annual Equity	$100,000	$120,000

Annual cash retainers are paid in quarterly installments. No other attendance fees are paid to the non-management directors.

Equity Compensation

We maintain the Hecla Mining Company Stock Plan for Nonemployee Directors (“Director Stock Plan”). The plan is currently scheduled to terminate on May 15, 2027 and is subject to termination by the Board at any time. Pursuant to the plan, before September 30 of each year, each non-management director is credited with a number of shares determined by dividing the annual retainer payable to each non-management director for service on the Board for the applicable year by the average closing price for Hecla’s common stock on the NYSE for the prior calendar year (the “Stock Retainer”). A minimum of 25% of the annual stock retainer under the Director Stock Plan is contributed to a grantor trust established by the Company. Each director may elect, prior to the first day of the applicable year, to have a greater percentage contributed to the grantor trust for that year. The remaining portion of the stock retainer will be transferred to the non-management director as soon as practicable.

Non-management directors joining the Board after September 30 of any year will be credited with a pro rata grant of shares when they join the Board. A minimum of 25% of their stock retainer for that year will be contributed to the trust. Each director may elect, within 30 days after becoming a participant in the Director Stock Plan, to have a greater percentage contributed to the grantor trust for that year. The remaining portion will be transferred to these directors as soon as practicable after they become members of the Board.

The shares held in the grantor trust are subject to the claims of our creditors until delivered under the terms of the Director Stock Plan. Delivery of the shares from the trust occurs upon the earliest of: (i) death or disability; (ii) retirement from the Board; (iii) a cessation of the director’s service for any other reason; (iv) a change in control of the Company (as defined in the Director Stock Plan); or (v) a time elected by the director, except that shares must be held in the trust for at least two years prior to delivery. As of December 31, 2018, there were 3,120,707 shares remaining available for issuance under the Director Stock Plan.

The following chart summarizes the annual cash and equity compensation for our non-management directors during 2018.

Non-Management Director Compensation for 2018

Director	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)		All Other Compensation(2) ($)	Total ($)
Catherine J. Boggs	98,000	84,740	(3)	0	182,740
Ted Crumley, Chairman	197,000	84,740	(3)	0	281,740
George R. Johnson	94,000	84,740	(3)	7,500	186,240
George R. Nethercutt, Jr.	100,000	84,740	(3)	0	184,740
Stephen F. Ralbovsky	110,000	84,740	(3)	0	194,740
Terry V. Rogers	110,000	84,740	(3)	3,750	198,490
Charles B. Stanley	110,000	84,740	(3)	0	194,740

(1)	The amounts shown in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ASC Topic 718. For a description of the assumptions used in valuing the awards please see Note 10 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.
(2)	Amounts in this column reflect matching contributions under the Company’s charitable matching gift program.
(3)	On July 9, 2018, each non-management director received 23,090 shares of our common stock under the terms of the Director Stock Plan. Based on our closing stock price on the NYSE on July 9, 2018 ($3.67), the grant date fair value for each grant of 23,090 shares was $84,740. (This amount does not reflect the actual amount that may be realized by each director).
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Other

The Company covers directors under its overall director and officer liability insurance policies, as well as reimbursing them for travel, lodging, and meal expenses incurred in connection with their attendance at Board and committee meetings, meetings of shareholders, and for traveling to visit our operations. Directors are eligible, on the same basis as Company employees, to participate in the Company’s matching gift program, pursuant to which the Hecla Charitable Foundation matches contributions made to qualifying nonprofit organizations. Beyond these items, no other cash compensation was paid to any non-management director.

PROPOSAL 2
Ratification of the Appointment of BDO USA, LLP as Our Independent Registered Public Accounting Firm for 2019

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our financial statements. The committee appointed BDO USA, LLP (“BDO”) as the independent registered public accounting firm for Hecla for the calendar year ending December 31, 2019. BDO has been retained in that capacity since 2001. The committee is aware that a long-tenured auditor may be believed by some to pose an independence risk. To address these concerns, the committee:

■	reviews all non-audit services and engagements provided by BDO, specifically with regard to the impact on the firm’s independence;

■	conducts a quarterly assessment of BDO’s service quality, and its working relationship with our management;

■	conducts regular private meetings separately with each of BDO and our management;

■	interviews and approves the selection of BDO’s new lead engagement partner with each rotation; and

■	at least annually obtains and reviews a report from BDO describing all relationships between the independent auditor and Hecla.

The members of the committee believe that the continued retention of BDO to serve as our independent registered public accounting firm is in the best interests of Hecla and our shareholders.

Although ratification is not required, the Board is submitting the appointment of BDO to our shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm, and as a matter of good governance practice. In the event our shareholders fail to ratify the appointment, it will be considered as a direction to the Board and to the committee to consider the appointment of a different firm. Even if the appointment is ratified, the committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interest of the Company and our shareholders.

Representatives of BDO will be present at the Annual Meeting with the opportunity to make statements and respond to appropriate questions from shareholders present at the meeting.

Required Vote

Under the Sarbanes-Oxley Act of 2002, the Audit Committee has the sole authority to appoint the independent registered public accounting firm for the Company. However, the Board feels that it is important for the shareholders to approve the selection of BDO USA, LLP. This proposal requires the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. Abstentions and broker non-votes are not counted as votes cast, and thus will have no effect on the outcome of the vote. Votes marked “against” will have an effect on the outcome of the vote. The appointment of our independent registered public accounting firm for calendar year 2019 is considered a “routine” matter and brokers that are not directed how to vote are permitted to vote shares held in street name for their customers on this proposal.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2019.

The Audit Committee and Board recommend shareholders vote “FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2019.

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Pre-Approval Process

The committee is responsible for reviewing and, if appropriate, pre-approving all audit, audit-related and non-audit services to be performed by our independent registered public accounting firm. The committee charter authorizes the committee to establish a policy and related procedures regarding the pre-approval of audit, audit-related and non-audit services to be performed by our independent registered public accounting firm.

The committee has delegated its pre-approval authority to the Chair of the committee, who is authorized to pre-approve services to be performed by our independent registered public accounting firm and the compensation to be paid for such services until the next regularly-scheduled meeting of the committee, provided that in such case the Chair shall provide a report to the committee at its next regularly-scheduled meeting of any services and compensation approved by the Chair pursuant to the delegated authority. On a periodic basis, management reports to the committee the actual spending for projects and services compared to the approved amounts. In addition, the committee has delegated authority to grant certain pre-approvals to the committee chair.

Audit and Non-Audit Fees

The following table represents fees for professional audit services rendered by BDO for the audit of our annual financial statements for the years ended December 31, 2017 and December 31, 2018, and fees for other services rendered by BDO during those periods.

	2018	2017
Audit Fees(1)	$979,640	$894,550
Audit Related Fees(2)	91,000	87,000
Tax Fees(3)	23,000	—
All Other Fees	—	—
Total	$1,093,640	$981,550

(1)	Relates to services rendered in connection with the annual audit of our consolidated financial statements, quarterly reviews of financial statements included in our quarterly report on Form 10-Q, fees related to the registration of securities with the SEC, the attempted proposed refinancing in the second quarter of 2018 and the second quarter of 2017, and filings associated with the acquisition of Klondex Mines Ltd.
(2)	Consisted principally of fees for audits of financial statements of employee benefit plans.
(3)	Consisted of fees for tax assistance in preparation of the Scientific Research & Experimental Development Tax Credits Application of Hecla Quebec (one of our subsidiaries) for its 2016 fiscal year, submitted to Revenue Canada.

Report of the Audit Committee

The committee acts under a written charter as amended on February 20, 2019. You may obtain a copy of the charter in the “Investors” section of http://www.hecla-mining.com under “Corporate Governance.”

In the performance of its oversight responsibilities, the committee (1) reviewed and discussed with management and the independent registered public accounting firm the company’s audited financial statements for the fiscal year ended December 1, 2018; (2) discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the Public Accounting Company Oversight Board (the “PCAOB”) Audit Standard No. 1301, Communications with Audit Committees; (3) received the written disclosures and the letter from the Company’s independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the committee regarding independence; and (4) discussed with the Company’s independent registered public accounting firm any relationships that may impact its objectivity and independence and satisfied itself as to the firm’s independence. During 2018, the committee worked with management, our internal auditor and our independent auditor to address Sarbanes-Oxley Section 404 internal control requirements. The committee met six times in 2018.

Company management is responsible for the assessment and determination of risks associated with the Company’s business, financial reporting, operations and contractual obligations. The committee, together with the Board of Directors, is responsible for oversight of the Company’s management of risks. As part of its responsibilities for oversight of the Company’s management of risks, the committee has reviewed and discussed the Company’s enterprise-wide risk assessment, and the Company’s policies with respect to risk assessment and risk management, including discussions of individual risk areas as well as an annual summary of the overall process.

The committee has discussed with both Hecla’s internal auditor and independent registered public accounting firm the overall scope of the plans for their respective audits. The committee regularly meets with a representative of the firm hired to serve as Hecla’s internal auditor and representatives of the independent registered public accounting firm, in regular and executive sessions, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of Hecla’s financial reporting and compliance programs.

Management is responsible for the Company’s financial reporting process, including establishing and maintaining adequate internal control over financial reporting and the preparation of the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm also is responsible for performing an independent audit of the effectiveness of the Company’s internal controls over financial reporting and issuing a report thereon. The committee relies, without independent verification, on the information provided to it and on the representations made by management and the Company’s independent registered public accounting firm. Based on the review and discussion and the representations made by management and the Company’s independent registered public accounting firm, the committee recommended to the Board that the audited consolidated financial statements for the fiscal year ended December 31, 2018 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and filed with the SEC.

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The material contained in this Audit Committee Report does not constitute soliciting material, is not deemed filed with the SEC, and is not incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made on, before, or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing, except to the extent that the Company specifically incorporated the Audit Committee Report by reference therein.

Respectfully submitted by
The Audit Committee of the
Board of Directors

Stephen F. Ralbovsky, Chair
Catherine J. Boggs
George R. Johnson
Charles B. Stanley

PROPOSAL 3
Approval, on an Advisory Basis, of Our Executive Compensation

Our Board, pursuant to Section 14A of the Exchange Act, seeks your vote to approve, on an advisory basis, the compensation of our NEOs as set forth under the heading Compensation Discussion and Analysis on the following page and in the accompanying compensation tables starting on page 49, and related material. The Board believes strongly that the Company’s current executive compensation program is right for the Company and our shareholders at the current time. The Company’s executive compensation program is designed to attract, retain, and motivate talented individuals who possess the executive experience and the leadership skills needed by the Company in order to maintain and increase shareholder value. The Company seeks to provide executive compensation that is competitive with that provided by companies in our peer group within the mining industry. The Company also seeks to provide both near-term and long-term financial incentives to our executives that reward them for good performance and achieving financial results and strategic objectives that are expected to contribute to increased long-term shareholder value.

Underlying these incentives is a strong philosophy of “pay-for-performance” that forms the foundation of decisions regarding the compensation of our NEOs. This compensation philosophy, which has been consistent over many years, is designed to align the interests of our NEOs with the interests of our shareholders and is central to our ability to attract, retain and motivate executive leaders to guide the Company through market challenges over the long-term.

The Board strongly believes in the effectiveness and appropriateness for the Company of its executive compensation program. We believe this confidence is shared by our shareholders, as evidenced by the favorable vote of 96% of our shareholders on the similar proposal presented at our 2017 annual meeting. In 2018, our Say-on-Pay proposal received only a 68% favorable vote, which was much lower than the previous year’s favorable vote of 96%, even though our compensation practices had not changed. In the fall of 2018, we held conferences with our largest shareholders, representing 11% of our outstanding shares, and with two proxy advisory firms. During these conferences, it was determined there was a lack of clarity in the operation of our LTIP. Our LTIP is based on corporate goals achieved over a three-year performance period. Although we may have one year of underperformance, the Company may still outperform during the other two years, and thus outperform in total over the three-year period. This was the case with our 2015-2017 LTIP. We performed well operationally in 2015 and 2016, but in 2017 we missed certain targets. For the 2015-2017 LTIP, our cash flow generation and production growth exceeded target levels (due to our operations performing well in 2015 and 2016) and were only slightly above minimum threshold levels for reserve growth and TSR. Starting with the 2019-2021 LTIP, the design has been changed to more closely align payouts to performance that results in relative and absolute share performance.

In 2014, we amended our change in control agreements to provide for a “double-trigger” before most elements of compensation would vest in the event of a change in control. In 2018, we amended our 2010 Stock Incentive Plan to provide for a double-trigger.

We hope you will continue to support the effectiveness and appropriateness of our executive compensation program by a favorable vote on this proposal at the Annual Meeting.

Some highlights of our executive compensation program and recent Compensation Committee actions include the following:

✓	a majority of our executives’ target direct compensation is at-risk and requires measurable performance;

✓	exercised discretion to reduce the payout of NEOs below the Company performance rating due primarily to share performance;

✓	payout of incentive awards for the CEO were lower compared to other years;
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✓	our CEO did not earn his performance-based shares that vested on December 31, 2018 for failure of the Company’s TSR to be above the 50th percentile of its peer group; and

✓	changed the 2019-2021 LTIP to more closely align payout with share performance by making TSR a positive or negative multiplier of performance depending on relative share performance, while capping payouts at target if absolute returns are negative.

In considering how to vote on this proposal, we urge you to review the relevant disclosures in this Proxy Statement, particularly the section titled Compensation Discussion and Analysis, which contains detailed information about our executive compensation program. We currently hold our “Say-on-Pay” advisory vote every year.

The vote is advisory and therefore not binding on the Company, the Compensation Committee or the Board. However, the Board and the Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program.

We are asking shareholders to approve the following resolution at the 2019 Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, described in the Compensation Discussion and Analysis, Summary Compensation Table for 2018, and the related compensation tables and narrative in the Proxy Statement for the Company’s 2019 Annual Shareholders’ Meeting, is hereby APPROVED.”

Required Vote

The advisory vote on executive compensation will require the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. Under a majority of votes cast standard, the shares voted “for” Proposal 3 must exceed the number voted “against” Proposal 3 for the proposal to be approved. Abstentions and broker non-votes are not counted as votes cast for this purpose and will have no effect on the outcome of the vote. Votes marked “against” will have an effect on the outcome of the vote. Even though your vote is advisory and therefore will not be binding on the Company, the Board’s Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to approve the compensation of our NEOs.

The Board recommends that you vote “FOR” approval of the compensation of our NEOs.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Committee strives to design a fair and competitive compensation program for executive officers that will attract, motivate and retain highly qualified and experienced executives, reward performance and provide incentives based on our performance, with an overall emphasis to maximize our long-term shareholder value. Our executive compensation program consists of several components, including base salary, annual and long-term performance awards (paid in cash or equity), equity awards, a deferred compensation plan and retirement benefits. This Compensation Discussion and Analysis (“CD&A”) provides information regarding our compensation objectives, the relationship between the components of our compensation program and our objectives and factors considered by the committee in establishing compensation levels for our NEOs. The NEOs who are discussed throughout this CD&A and in the compensation tables are:

Name	Age	Principal Position
Phillips S. Baker, Jr.	59	President and CEO
Lindsay A. Hall	63	Senior Vice President and Chief Financial Officer
Lawrence P. Radford	58	Senior Vice President and Chief Operating Officer
Dr. Dean W.A. McDonald	62	Senior Vice President – Exploration
Robert D. Brown	50	Vice President – Corporate Development

Executive Summary

Hecla is a leading primary low-cost silver producer with operating silver mines in Alaska (Greens Creek), Idaho (Lucky Friday), and Mexico (San Sebastian) and is a growing gold producer with operating mines in Quebec, Canada (Casa Berardi) and, more recently, Nevada. In July 2018, we acquired three large properties with a history of high-grade mineralization in Nevada (Midas, Fire Creek and Hollister), one of the most prolific gold mining jurisdictions in the world. We also produce lead and zinc. In addition to our diversified silver and gold operating and cash-flow generating base, we have a number of exploration properties and pre-development projects in

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eight world-class silver and gold mining districts in North America. With an active exploration and development program, we have consistently grown our reserve base for future production, with 2018 reserves totaling 191 million ounces of silver (65.4 million ounces proven and 125.6 ounces probable) and 2.8 million ounces of gold (0.6 million ounces proven and 2.2 million ounces probable).

Our philosophy is to operate mines safely by promoting a deeply-rooted value-based culture, leveraging mining skills developed over the Company’s long history and by innovating new practices. We strive to achieve excellent mine safety and health performance. We implement this goal by training employees in safe work practices; establishing, following and improving safety standards; investigating accidents, incidents and losses to avoid recurrence; involving employees in the establishment of safety standards; and participating in the National Mining Association’s CORESafety program. In 2016, we were proud to be the first hardrock mining company to be certified under the National Mining Association’s CORESafety system. In 2018, the Casa Berardi Mine was the first international mine to receive certification under the CORESafety system. Because of our implementation of these safety standards, in 2018, we achieved an overall 28% reduction in the all injury frequency rate across all our operating mines.

We believe very strongly that the future of mining lies in productivity increases, and one of the best ways to increase productivity and safety is by automating certain mining tasks. This automation allows the miners to move away from the mining face, and, in some cases, operate the machinery from surface, or have machinery that operates by itself. In 2017, we began work with a third-party equipment manufacturer to develop a remote vein miner (“RVM”), a disc-cutting, continuous-mining machine. We believe RVMs could be used to eliminate the current drill-and-blast method and increase safety and productivity at the Lucky Friday Mine. We have begun introducing automated drilling, tele-remote mucking, automated hauling trucks and battery powered equipment at some of our operations. Although mostly on a trial basis, we can see the benefits that this innovation brings and are excited for the potential transformation they will enable in the future. In addition, we invested in mill improvements and other innovations that we expect will yield significant returns over the long-term for relatively modest investments.

One of our biggest successes in 2018 was investing in exploration, which resulted in record silver, gold and lead reserves and near record zinc reserves. Our operating and strategic framework is based on expanding our production and locating and developing new resource potential. In 2018, we:

■	completed the acquisition of Klondex Mines Ltd. in July 2018, giving us ownership of two mills, operating mines and other mineral interests in northern Nevada;

■	achieved gold production that was the highest in our history, primarily as a result of higher throughput at Casa Berardi, continued production at San Sebastian, and the addition of our newly acquired Nevada operations;

■	completed underground development at our San Sebastian unit and ramped-up underground production; and

■	increased overall proven and probable reserves at December 31, 2018, with reserves for silver, gold, zinc and lead increasing by 8%, 26%, 11% and 5%, respectively, compared to their levels in 2017. The reserves for silver, gold and lead represent the highest levels in our history with, zinc reserves representing the second highest in our history.

Key Operating and Financial Results

The mining business requires long-term planning and implementation of operating strategies over several years to deliver successful operating and financial results. Accordingly, in the table below and summary that follows, we set forth our key operating and financial results for years 2018, 2017 and 2016.

	As of and for the Year Ended December 31,
Key Results	2018	2017	2016
Silver (ounces) produced	10,369,503	12,484,844	17,177,317
Gold (ounces) produced	262,103	232,684	233,929
Lead (tons) produced	20,091	22,733	42,472
Zinc (tons) produced	56,023	55,107	68,516
Silver-equivalent ounces produced[4]	43,638,249	40,907,867	46,085,184
Gold-equivalent ounces produced[4]	540,174	554,876	631,456
Sales of products (in thousands)	$567,137	$577,775	$645,957
Net income (loss) (in thousands)	$(26,563)	$(28,520)	$61,569
Basic income (loss) per common share	$(0.06)	$(0.07)	$0.16
EBITDA[5] (in thousands)	$148,585	$156,922	$236,373
Cash from operating activities (in millions)	$94.2	$115.9	$225.3
Cash, cash equivalents and short-term investments (in millions)	$24.7	$219.9	$198.9

[4]	Silver and gold equivalent production includes silver, gold, lead and zinc production converted to silver and gold ounces using average prices for each year.

[5]	Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) is a measurement that is not in accordance with GAAP. EBITDA is used by management, and we believe is useful to investors, for evaluating our operational performance. A reconciliation of this non-GAAP measure to net income (loss), the most comparable GAAP measure, can be found in Appendix H under Reconciliation of Net (Loss) Income (GAAP) to Earnings Before Interest, Taxes, Depreciation, and Amortization (non-GAAP).
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Our overall operating and financial results are more fully described in Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K filed with the SEC on February 22, 2019. In 2018, we achieved the following:

■	silver production of 10.4 million ounces and record gold production of 262,103 ounces;

■	silver equivalent production 43.6 million ounces or gold equivalent of 540,174 ounces;

■	reported sales of products of $567.1 million, which was the third highest in our history, after our record set in 2016 and the second highest in 2017, despite a strike at our Lucky Friday unit since March 2017;

■	cash flows from operations of $94.2 million;

■	cost of sales and other direct production costs and depreciation, depletion and amortization (“cost of sales”) of $488.0 million compared to $425.3 million in 2017;

■	total cash cost, after by-product credits and all-in sustaining cost (“AISC”), after by-product credits, per silver ounce of $1.08 and $11.44, respectively;[6,7]

■	record reserves for gold, silver and lead; increases over 2017 of 26%, 8% and 5%, respectively; and

■	28% reduction on AIFR across all the operating mines.

Benchmarking and Competitive Analyses

To attract and retain key executives, our goal is to provide competitive compensation. We generally align our NEO base compensation to the 25th percentile and total compensation to the 75th percentile of our peer companies and survey composite data. However, total compensation can exceed the 75th percentile when our Company performance and individual experience, responsibilities and performance warrant.

Central to the pay review process is the selection of a relevant peer group. Because we operate in a global business that is dominated by Canadian companies, our peer group reflects this with only three U.S. companies among our peer group. In addition, our co-headquarters is in Vancouver, British Columbia, where some of our NEOs work. The committee reviews and determines the composition of our peer group on an annual basis, based on recommendations from its independent compensation consultant, Mercer. In May 2018, the committee added Kirkland Lake Gold and Yamana Gold as peers, and removed Endeavour Silver, Primero Mining and Stillwater Mining. Stillwater Mining was acquired in 2017, Primero Mining was acquired in early 2018, and Endeavour Silver was not comparable in size of total assets and market capitalization.

In 2018, Hecla’s peer group was made up of the following 15 companies, whose aggregate profile was comparable to Hecla in terms of size, industry and competition for executive talent.

Company	Annual Revenue(1) ($millions US)	Market Cap(1) ($millions US)	Total Assets(1) ($millions US)	Corporate Location
Yamana Gold	1,804	2,963	8,763	Canada
IAMGOLD Corporation	1,095	2,727	3,967	Canada
Centerra Gold Inc.	1,199	1,496	2,772	Canada
Pan American Silver Corporation	817	2,390	1,993	Canada
Kirkland Lake Gold	747	3,216	1,486	Canada
Tahoe Resources Inc.	734	1,501	3,081	United States
Coeur Mining Inc.	710	1,557	1,701	United States
Detour Gold Corporation	708	2,062	2,418	Canada
B2Gold Corp.	639	3,054	2,685	Canada
Alamos Gold Inc.	543	2,549	3,314	Canada
SSR Mining	449	1,063	1,537	Canada
Royal Gold, Inc.	441	5,380	3,029	United States
Eldorado Gold	391	1,150	5,090	Canada
New Gold Inc.	389	1,903	4,017	Canada
First Majestic Silver Corp.	252	1,308	781	Canada
Median	708	2,062	2,772
Hecla Mining Company	578	1,906	2,365	United States

(1)	In $US millions as of year-end 2017.

[6]	Cash cost, after by-product credits, per silver ounce is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the most comparable GAAP measure, is included in Appendix H to this Proxy Statement.

[7]	AISC, after by-product credits, is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, and depletion and amortization, the most comparable GAAP measure, is included in Appendix H to this Proxy Statement. AISC, after by product credits, includes cost of sales and other direct production costs, expenses for reclamation and exploration at the mine sites, corporate exploration related to sustaining operations, and all site sustaining capital costs. AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits.
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The peer group is composed entirely of publicly held companies, most of which are engaged in the business of mining precious metals with revenue, market capitalization and total assets within a reasonable range of Hecla’s. We believe these peer companies are appropriate because they are in the same industry, compete with us for executive talent, have executives in positions similar to ours, and are considered by the committee to be in an acceptable range of revenue, market capitalization and/or total assets compared to Hecla.

During our shareholder outreach, many of our largest shareholders have informed us that, compared to peer groups selected by proxy advisory firms, they consider the peer group chosen by us to be the most relevant and appropriate for compensation and performance benchmarking purposes. The peer group selected last year by Glass-Lewis included 14 of our 16 selected peers. The peer group selected by Institutional Shareholder Services (“ISS”) included only two of our 16 selected peers. The rest of the peer group selected by ISS contained U.S.-based companies in the industrial and specialty chemicals, plastics, coatings, nickel and cobalt-based alloys, steel products and other industries – companies and industries whose market fundamentals are different from the precious metals mining industry. We understand that ISS’s internal policies prohibit its selection of Canadian companies (which account for 12 of our peers) and require that Hecla be compared to companies having only similar revenue instead of similar market capitalization or total assets. We believe that a fair compensation peer group, in terms of both industry profile and size, should not be selected for Hecla without including Canadian companies.

In making compensation decisions, and taking into consideration recommendations made by Mercer, the committee also reviews survey data provided by Mercer from the following mining and general industry survey sources:

■	Mercer U.S. Mining Industry Compensation Survey
■	Mercer Canadian Mining Industry Compensation Survey
■	Mercer U.S. Premium Executive Remuneration Suite (general industry)

Mercer provided the committee with a report summarizing executive compensation levels at the 25th, 50th and 75th percentiles of the peer group and the survey data for positions comparable to those held by each of our NEOs. The committee also received an analysis from Mercer comparing the target total cash compensation (base salary plus target annual incentive) and target total direct compensation (base salary plus target annual incentive plus the value of long-term target incentives) for each of the NEOs against these benchmarks. For retention and competitive considerations, in comparison to the peer group data or survey data applicable to each NEO’s position, we target each NEO’s total cash compensation at the median level and the total target direct compensation at or above the median level and deliver compensation above or below these levels when warranted by performance.

In 2018, target total direct compensation (base salary, annual and long-term incentives) for our NEOs was between the median and the 75th percentile of both the peer group and survey data.

In 2018, the committee also approved a separate peer group to be used specifically with regard to TSR. The TSR peer group is as follows:

IAMGOLD Corporation	Yamana Gold Inc.	Coeur Mining Inc.
SSR Mining Inc.	Tahoe Resources Inc.	Alamos Gold Inc.
Detour Gold Corporation	First Majestic Silver Corp.	Kirkland Lake Gold Ltd.
Centerra Gold	Pan American Silver Corporation	Eldorado Gold
B2Gold Corp.	New Gold Inc.

The Compensation Committee Process and the Role of Management and Compensation Consultants

Role of the Committee. The committee, consisting entirely of independent members (Rogers, Crumley, Nethercutt and Boggs), has primary responsibility for executive compensation decisions. The committee carries out its responsibilities under a charter approved by the Board. The committee has the authority to approve all executive compensation, including our CEO’s (but not that of our independent directors, which remains decided by the full Board). The committee receives assistance from its independent executive compensation consultant, Mercer, and uses this information in making decisions and conducting its annual review of the Company’s executive compensation program. In 2018, with the assistance of Mercer, the committee assessed the Company’s compensation arrangements to determine if their provisions and operation create undesired or unintentional risks of a material nature. The committee found that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole.

Role of Independent Compensation Consultant. Mercer performs executive compensation services solely on behalf of the committee, is engaged by and reports directly to the committee, meets separately with the committee with no members of management present, and consults with the committee chair between meetings.

The committee has assessed Mercer’s independence in light of SEC rules and NYSE listing standards and has determined that Mercer’s work does not raise any conflicts of interest or independence concerns. The Mercer consultants who worked with the committee were Tracy Bean, project manager, who was assisted by Raphael Katsman, a principal of Mercer.

Pursuant to a written agreement dated January 19, 2018 between Mercer and the committee, below are the material aspects of the services the committee asked Mercer to perform with respect to executive compensation and related matters in 2018:

■	evaluate the competitiveness of the total direct compensation package provided to Hecla’s executive officers; and specifically, to compare Hecla’s current executive officer compensation with compensation provided to executives in similar roles in comparable organizations;
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■	review updated information regarding Hecla’s executive compensation program and the positions to be benchmarked, including organization charts, position descriptions, current total compensation and other relevant data;

■	review last year’s peer group to determine if the included companies continue to be appropriate and if any additional companies should be considered for inclusion;

■	collect and analyze compensation data from the most recent proxy filings of the peer group and from survey sources and summarize the market pay data by the 25th, 50th and 75th percentile levels and compare Hecla’s executive compensation levels to the proxy and survey data separately;

■	analyze the year-over-year change in compensation levels for Hecla compared to each market data source;

■	analyze Hecla’s long-term incentive and equity practices compared to peers;

■	prepare a report to the committee summarizing their methodology, findings and overall recommendations;

■	assist the committee in meeting its obligation to issue a Compensation Committee Report recommending inclusion of the CD&A in the Proxy Statement; and

■	provide ongoing advice and consultation throughout the year to assist the committee, including attendance at committee meetings, if needed.

In addition to providing technical support and input on market practices, the committee’s goal in using a compensation and benefits consultant is to provide external benchmark information for assessing compensation relative to our compensation philosophy. As described under Benchmarking Using Compensation Peer Groups, Mercer assisted the committee in identifying the appropriate companies to be included in our peer group for executive and director compensation and pay practices, and in benchmarking our executive and director pay against the peer group.

In June 2018, Mercer performed a competitive analysis and presented its findings and recommendations to the committee. The competitive analysis provided detailed comparative data for each executive officer position and assessed each component of pay, including base salary, annual and long-term incentives and total target compensation, as well as the mix of compensation among these pay elements. We compared this information to our executives’ compensation by similarity of position. The committee also reviewed our performance and carefully evaluated each executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with Hecla, current compensation arrangements and long-term potential.

The committee has established procedures that it considers adequate to ensure that Mercer’s advice to the committee remains objective and is not influenced by Company management. These procedures include: a direct reporting relationship between the Mercer consultant and the committee; a provision in the committee’s engagement letter with Mercer specifying the information and recommendations that can and cannot be shared with management; an annual update to the committee on Mercer’s financial relationship with Hecla, including a summary of the work performed for Hecla during the preceding 12 months; and written assurances from Mercer that within the Mercer organization, the Mercer consultants who perform services for Hecla have a reporting relationship determined separately from Mercer’s other lines of business and from its other work for Hecla. The total amount of fees for executive compensation consulting services Mercer provided to the committee in 2018 was $61,067.

In the past, our human resources department had utilized Mercer or its affiliates to provide consulting services on our employee benefit plans. The decision to engage Mercer or its affiliates for these additional consulting services was made by our human resources department, and neither the committee nor the Board approved these other services. In April 2018, our human resources department changed consulting services for our employee benefit plans, and no longer uses Mercer or its affiliates in this role.

Role of Management. The committee considers input from the CEO in making determinations regarding our executive compensation program and the individual compensation of each NEO (other than the CEO). As part of our annual review process, the CEO reviews the performance of each NEO (other than the CEO), and their contribution to the overall performance of the Company. Approximately mid-year, the CEO presents recommendations to the committee regarding base salary adjustments, target annual incentive awards, stock-based grants, and long-term performance unit grants, based on a thorough analysis of relevant market compensation data comparing Hecla with an applicable peer group within the mining industry. The CEO and senior management also make recommendations to the committee regarding our annual quantitative and qualitative goals, and annual long-term goals for the NEOs (other than the CEO), as well as recommendations regarding the participation in our stock-based compensation plans and amendments to the plans, as necessary.

Compensation Philosophy and Objectives

Management, the Board and the committee recognize that the mining industry is cyclical, influenced by market factors, and can include swings in the market prices for precious metals, which are beyond our management’s control, which can significantly influence our profitability and share price. Further, we operate in a competitive and challenging industry, and the supply of mining executives is very limited, particularly in the United States. As a result, having a viable compensation strategy is critical to our success.

We expect top-level performance from our executive management team even during downturns in our industry and during periods of Company expansion. Accordingly, the criteria that the committee has established for our performance-based awards have sometimes been very challenging to achieve. Nevertheless, even in years for which we have incurred a net loss, we have often performed better than most of our industry peers in key respects (e.g., reserves and resources). The committee considers this and other factors in evaluating discretionary awards.

Our compensation philosophy is to pay our NEOs competitive levels of compensation that best reflect their individual responsibilities and contributions to the Company, while providing incentives to achieve our business and financial objectives. While comparisons to compensation levels at companies in our peer group are helpful in assessing the overall competitiveness of our compensation program, we believe that our executive compensation program also must be internally consistent and equitable in order for the Company to achieve our corporate objectives.

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The pay-for-performance philosophy of our executive compensation programs described in this Proxy Statement plays a significant role in our ability to produce strong operating, exploration, strategic, and financial results. It enables us to attract and retain a highly experienced and successful team to manage our business. Our compensation programs strongly support our business objectives and are aligned with the value provided to our shareholders. Further, as an executive’s level of responsibility within our organization increases, so does the percentage of total compensation that we link to performance – through the annual and long-term incentive programs, as well as share performance.

In setting policies and practices regarding compensation, the guiding philosophy of the committee is to:

■	have compensation that is primarily at-risk and based on strategic objectives and tactical activities; and

■	acquire, retain and motivate talented executives.

The committee believes that a mix of both cash and equity incentives is appropriate, as cash incentives reward executives for achieving both short- and long-term quantitative and qualitative goals, while equity incentives align the interests of our executives with those of our shareholders. In determining the amount of the cash and equity incentives, the committee considers each officer’s total compensation on both a short- and long-term basis to assess the retention and incentive value of his or her overall compensation.

The committee conducts its annual review process after the end of each calendar year in order to align each executive’s compensation awards with the Company’s operational, financial and strategic results for the preceding measurement period.

We also maintain (or avoid) the following pay practices that we believe enhance our pay-for-performance philosophy and further align our NEOs’ interests with those of shareholders:

We DO Have these Practices	We DO NOT Have these Practices

✔  Incentive award metrics that are objective and tied to Company performance

✔  81.9% of CEO and 78.4% of NEO pay is at-risk

✔  Over 67.7% of total compensation for the CEO is performance-based

✔  59% of total compensation for NEOs other than the CEO is performance-based

✔  100% of the CEO’s annual incentive compensation is tied solely to Company performance

✔  Rigorous stock ownership requirements for our NEOs and directors

✔  Compensation recoupment “clawback” policy

✔  Double-trigger change in control severance for NEOs

✔  Double-trigger in 2010 Stock Incentive Plan

✔  Equity awards that vest over a three-year period to promote retention

✔  Equity awards that are performance-based depend on relative share performance (as well as time)

✔  Anti-hedging and anti-pledging policies

✔  Our NEOs, including our CEO, must remain employed with the Company through the payment date of their AIP awards, or the awards are forfeited

✔  Our NEOs, including our CEO, must remain employed with the Company through the payment date of their LTIP Plan awards, or the awards are forfeited, except in the case of retirement

✗ Repricing of stock options ✗ Perquisites ✗ Excise tax gross-ups

Elements of Total Compensation

We have a multifaceted compensation program. For the year ended December 31, 2018, our executive compensation program consisted of the following elements:

BASE SALARY
Objective: Provide a fixed level of cash compensation for performing day-to-day responsibilities. Terms: Paid semi-monthly. Key Feature: Designed to be at less than median so more pay is at-risk.
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INCENTIVE PAY

Annual Incentive Plan

Objective: Focus executives on achieving Company’s annual goals, and the performance steps necessary to achieve longer-term objectives.

Key Features: Based on achievement of the Company goals the plan creates a bonus pool that is a percentage of all salaried employees targeted annual incentive. Some goals are quantitative, such as EBITDA, production, and cash position, while others are qualitative and discretionary. Weighting of the corporate performance is 50% quantitative corporate performance goals, 25% qualitative/other goals, and 25% discretionary factor as determined by the committee. Executive incentive pay is based on a combination of corporate and individual performance.

Terms: Determined by the committee and paid in a single payment following the performance year. Awarded in the first half of each year. Designed to be awarded in cash but may be paid in equity (in full or part). Any NEO receiving an AIP award must be employed with the Company at the time of payment, except for a termination due to death or disability, or their award is forfeited.

Long-term Incentive Plan

Objective: Focus executives on longer-term value creation as determined by the specific targets of the plan.

Key Features: Based on corporate goals achieved over a three-year performance period. A new three-year performance period begins each calendar year and performance units are granted in the first half of each year. Each three-year plan identifies key long-term objectives that are expected to create long-term value for shareholders such as increasing reserves and production, generated cash flow and relative shareholder returns.

Terms: Determined by the committee and paid in a single payment following the three-year performance period. Awarded in the first half of each year. Designed to be awarded in cash but may be paid in equity (in full or part). Any NEO receiving a LTIP award must be employed with the Company at the time of payment, or their award is forfeited, except in the case of retirement, death or disability. At the time of an employee’s retirement, in order to receive any LTIP award that otherwise becomes payable, the employee must at least be age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have seven or more years of service with the Company; or (iii) 68. If the participant meets these age and years of service requirements, their prorated portion for outstanding plan periods will be paid after the completion of those plan periods.

EQUITY

Restricted Stock Units

Objectives: Align management’s interests with those of shareholders and provide incentive for NEOs to remain with the Company for the long term.

Key Features: Restricted stock unit awards are denominated in shares and delivered in stock with a vesting schedule of three years for NEOs.

Terms: Restricted stock units are granted between May and August of each year. If a NEO leaves the Company for any reason, other than retirement, death or disability, before the vesting date, he or she will forfeit his or her restricted stock units. Also, if a NEO retires before their restricted stock units have vested, he or she must meet certain requirements in order for his or her restricted stock units to continue to vest based on the applicable vesting schedule. At the time of an employee’s retirement, in order to receive any unvested restricted stock units, the employee must at least be age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have seven or more years of service with the Company; or (iii) 68.

Performance-based Shares

Objectives: Provide incentive for NEOs to remain with the Company for the long term and to align the NEO’s interests with those of shareholders.

Key Features: Performance-based shares realize more value the higher the TSR ranks within the selected peer group and have no value if the share performance falls below the 50th percentile among the peer group.

Terms: Performance-based shares are granted to the NEOs in the second quarter of each year and are based on a three-year TSR. If a NEO leaves the Company for any reason, other than retirement, death or disability, before the vesting date, he or she will forfeit his or her performance-based shares. Also, if a NEO retires before their performance-based shared have vested, he or she must meet certain requirements in order for his or her performance-based shares to continue to vest based on the applicable vesting schedule. At the time of an employee’s retirement, in order to receive any unvested performance-based shares, the employee must at least be age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have seven or more years of service with the Company; or (iii) 68.

KEY EMPLOYEE DEFERRED COMPENSATION PLAN

Objective: Increased exposure to the Company to the extent deferred compensation is tied to the value of Hecla stock, while also providing a tax deferral opportunity and encouraging financial planning.

Key Features: Allows for the voluntary deferral of base salary, annual incentive pay, long-term incentive pay and restricted stock unit payouts.

Terms: Generally, employee must make election in the previous year to defer in the coming year.

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BENEFITS

Objectives: Attract and retain highly qualified executives.

Key Features: Participation in retirement plans, partial company-paid health, dental and vision insurance, life insurance, and accidental death and dismemberment insurance.

Terms: Same terms for all U.S. based executives. Non-U.S. executives receive similar benefits.

Total Compensation Mix

Our executive compensation program – composed primarily of base salary, annual and long-term incentives, and equity awards – is intended to align the interests of our NEOs with the long-term interests of our shareholders. The program is designed to accomplish this by rewarding performance that results in an increase in the value of our shareholders’ investment in Hecla. We believe that the proportion of at-risk, performance-based compensation should comprise a significant portion of executive pay.

The mix of compensation for our CEO and other NEOs, which we believe is similar to our peer group, is shown below.

2018 Target Compensation Structure. The following table lists total 2018 target compensation for the NEOs.

NEO	Base Salary(2) ($)	Annual Incentive Target Award ($)	Long-term Incentive Plan Target Award ($)	Equity(3) ($)	Total ($)
Baker	635,000	635,000	1,140,000	1,100,000	3,510,000
Hall	380,000	380,000	500,000	465,000	1,725,000
Radford(1)	416,000	416,000	500,000	750,000	2,082,000
McDonald	275,000	275,000	360,000	380,000	1,290,000
Brown	264,000	184,800	300,000	330,000	1,078,800

(1)	Mr. Radford was promoted to Senior Vice President and Chief Operating Officer in May 2018. His base salary was increased from $380,000 to $416,000, effective July 1, 2018. His equity was also increased from $465,000 to $750,000 ($450,000 in restricted stock units and $300,000 in performance-based shares).
(2)	Base salaries for calendar year 2018.
(3)	Consists of the following target values for restricted stock units and performance-based shares:

NEO	Restricted Stock Units ($)	Performance- based Shares ($)	Total Equity Award Value ($)
Baker	500,000	600,000	1,100,000
Hall	300,000	165,000	465,000
Radford	450,000	300,000	750,000
McDonald	250,000	130,000	380,000
Brown	200,000	130,000	330,000
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Individual base salaries and annual incentive targets for the NEOs are based on the scope of each NEO’s responsibilities, individual performance and market data. At the beginning of each year, we also define the key strategic objectives each NEO is expected to achieve during that year, which are evaluated and approved by the committee.

Overview of our Compensation Decisions and Results for 2018

Summary

Compensation of the NEO’s is comprised of base salaries, annual incentive, long-term incentive, restricted stock units and performance-based shares. In 2018:

•	Base salaries of our NEOs were unchanged except for the promotion of our Chief Operating Officer, whose salary was increased 9.5%;

•	The assessment of annual corporate performance was 82% of target with quantitative factors contributing 39% (target of 50%), qualitative factors contributing 23% (target of 25%) and discretionary factors contributing 20% (target of 20%). Due primarily to the relative share performance to peers, the Board exercised negative discretion, thereby reducing the CEO and each of the Senior Vice Presidents to 50% of target, and the Vice President – Corporate Development to 64% of target;

•	The 2016-2018 LTIP payout is 160% of target because of the performance of the long-term value drivers: reserve growth (235% of target), production growth (105% of target), cash flow (94% of target) and total shareholder return (resulted in no payout);

•	The restrictions on the 2016 restricted stock units expired and the remaining shares became vested; and

•	The performance-based shares were only issued in 2016 to our CEO. Because share performance against the peer group did not meet the threshold, the shares were not issued.

Hecla’s compensation program is designed to compensate NEOs for giving shareholders long-term value. The 2018 compensation results were less than 2018 targeted compensation and less than 2017 and 2016 compensation for the CEO. Because of personnel changes this was not true for all NEOs.

Base Salary

Design. Pursuant to our market positioning policy, the committee targets base salaries between the 25th percentile and median of Hecla’s peer group for our NEOs. An individual NEO’s base salary may be set above or below this market range for that particular position, depending on the committee’s subjective assessment of the individual NEO’s experience, recent performance and expected future contribution, retention concerns, and the recommendation of our CEO (other than for himself). The committee does not use any type of quantitative formula to determine the base salary level of any of the NEOs. The committee reviews NEO salaries at least annually as part of its overall competitive market assessment, as previously described. Typically, the committee makes annual salary adjustments in the middle of each year for the 12-month period from July 1 to June 30.

Analysis and Decision. In June 2018, the committee reviewed a market analysis prepared by Mercer. Mr. Radford’s compensation package was increased in 2018 due to his promotion to Senior Vice President and Chief Operating Officer. His base salary was increased from $380,000 to $416,000. No other NEO base salaries were adjusted in 2018.

The following table shows annual base salaries for all NEOs from January 1, 2018 through December 31, 2018:

Base Salary for NEOs January 1, 2018 through December 31, 2018

NEO	1/1/18 to 6/30/18 Salary ($)	7/1/18 to 12/31/18 Salary ($)	Percentage Increase In 2018 (%)
Baker	635,000	635,000	0
Hall	380,000	380,000	0
Radford	380,000	416,000	9.5
McDonald	275,000	275,000	0
Brown	264,000	264,000	0

Incentive Plans

Annual Incentive Plan (“AIP”)

Consistent with Hecla’s pay-for-performance philosophy, substantially all salaried employees, including our NEOs, are eligible to participate in the AIP. Early in the current year, the committee approves a company-wide, annual incentive pool that is available for payment to salaried employees, including the NEOs, the amount of which is based on Company performance during the prior year.

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Target Opportunities. Each NEO has a target AIP award opportunity expressed as a percentage of base salary, along with threshold and maximum award levels. The target award opportunities are determined based on the following: market assessments and the committee’s market positioning policy; the individual NEO’s organization level, scope of responsibility and ability to impact Hecla’s overall performance; and internal equity among the NEOs. Actual awards are paid after the end of each annual performance period and can range from 0% to 200% of the target awards, based on the committee’s assessment of our actual performance and the achievement of an individual NEO’s goals. Having a limit on our AIP awards reduces the likelihood of windfalls to executives and encourages financial discipline. It is also competitive with typical peer group practice.

For 2018, target AIP award opportunities for the NEOs were as follows:

NEO	Target Annual Incentive (% of base salary)
Phillips S. Baker, Jr.	100%
Lindsay A. Hall	100%
Lawrence P. Radford	100%
Dr. Dean W.A. McDonald	100%
Robert D. Brown	70%

The market analysis prepared by Mercer in June 2018 indicated that our target annual incentives were generally at the median of peers.

Performance Measures and Components. Our management develops proposed targets for each Company performance measure based on a variety of factors, including historical corporate performance, internal budgets, forecasts and growth targets, market expectations and strategic objectives. The committee reviews the targets and adjusts them, as it deems appropriate. The committee believes that linking annual incentive awards to pre-established goals creates a performance-based compensation strategy consistent with shareholder interests. The committee also believes that incentive compensation targets should be established to drive real and sustainable improvements in operating performance and the strategic position of the Company.

In 2014, the AIP was amended to use a more formulaic approach with less committee discretion. The AIP includes the following components and relative weights:

■	quantitative corporate performance factors comprising 50% of the targeted award;

■	qualitative/other goals comprising 25% of the targeted award; and

■	a discretionary factor as determined by the committee comprising 25% of the targeted award.

Each component can achieve two times the target (200%) with respect to the component, with the maximum total payout limited to two times the target award level (200%).

Quantitative Corporate Performance Factors. For 2018, the quantitative corporate performance factors under the AIP were divided into three factors (including weighting): production (20%), EBITDA less capital (20%), and AIFR reduction (10%).

The production factor converts gold, lead and zinc to silver equivalent at ratios of 71.2 oz. silver to 1 oz. gold, 16.4 lbs. of lead, and 13.3 lbs. of zinc. Our production target required we achieve 44.0 million silver equivalent ounces. Maximum payout was attained if production achieved 47.0 million ounces. The minimum payout was achieved if production was greater than 37.0 million ounces. Hecla produced 10.4 million ounces of silver and 262,103 ounces of gold (a record). Equivalent production was 43.6 million ounces. The quantitative production results were 99% of target.

2018 Production Metrics

2018 Production in Silver Equivalent Ounces (includes all metals)
		% Performance Value
47.0 mm	Maximum	40%
45.5 mm		30%
44.0 mm	Target	20%
42.3 mm		10%
<37.0 mm		0%
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The EBITDA less capital8 target was $92 million. Maximum payout was achieved if EBITDA less capital was $120 million. There would be no payout if EBITDA less capital was less than $32 million. EBITDA less capital results were $7.4 million, which was less than the threshold.

2018 EBITDA Less Capital Metrics

		% Performance Value
$120 mm	Maximum	40%
$105 mm		30%
$92 mm	Target	20%
$48 mm		10%
<$32 mm		0%

The work-related injury rate reduction target was 10% at year-end, which would achieve a long-term goal. Maximum payout would be achieved if our work-related injury rate reduction was met at 30%. The threshold payout level was 5% reduction, below which no payout is earned. The reduction in the all injury frequency rate was 27.5%, which is 275% of target. During the past 6 years, Hecla has reduced its injury rate over 60%.

Work-Related Injury Rate Reduction Metric

		Factor Value
30%	Maximum	20%
20%		15%
10%	Target	10%
5%		5%
<5%		0%

2018 AIP Quantitative Measure Results

	Maximum	Target	Minimum	Actual	Performance Value
Production
Silver equivalent ounces	47.0 mm ozs.	44.0 mm ozs.	42.3 mm ozs.	43.6 mm ozs.	20%
EBITDA less capital	$120 mm	$92 mm	$48 mm	$7.4 mm	0%
Work-related injury reduction	30%	10%	5%	28%	19%
Total Quantitative					39%

Qualitative Corporate Performance Factors. In addition to quantitative corporate performance factors, our AIP has a component that is based on qualitative goals relating not only to Hecla as a whole, but also to each NEO. This component is targeted to account for 25% of the total AIP target award but can account for 0 to 50% of the target award.

For our 2018 AIP, qualitative objectives for NEOs included those related to (i) safety and health, (ii) environmental, (iii) technology and innovation, (iv) continuous improvement, (v) operations, (vi) finance/accounting/IT, (vii) employee development, (viii) acquisitions, (ix) mine life extension, exploration and reserve growth, (x) investor relations, (xi) government and community affairs, and (xii) legal. While many of the goals are subjective in nature, to the extent possible, objective and quantifiable targets are set in order to improve accountability for results.

For 2018, the committee assessed qualitative performance at 23%. The committee based its assessment on the following factors:

✔	completed safety system assessments at San Sebastian and the newly acquired Nevada operations
✔	completed Environmental Management System audits at each active operation
✔	established development for Fire Creek mine
✔	maintained safety and compliance of the Midas tailings dam
✔	increased revolver line of credit to $250 million
✔	developed common reporting format for the newly acquired Nevada operations
✔	completed company-wide sexual harassment prevention training program
✔	drilling success at San Sebastian
✔	expanded and refined resources at Casa Berardi and Greens Creek
✔	resolved various legal matters
✔	maintained positive First Nations relationships

8 The non-GAAP measurement of EBITDA less capital is calculated as the GAAP measure of net loss plus/less the following items: interest expense, income tax benefit, depreciation, depletion and amortization expense, interest and other income, acquisition costs, loss on investments, gain on derivatives contracts, provision for environmental matters, provisional price losses, foreign exchange gain, stock-based compensation, suspension costs, gain on disposition of properties, plants, equipment and mineral interests, and capital expenditures at our operating mines. A reconciliation of EBITDA less capital to the most comparable GAAP measure of net loss for the year ended December 31, 2018, is included in Appendix H of this Proxy Statement.

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✔	made significant progress in advancing Hecla’s Environmental, Social and Governance (“ESG”) reporting
✔	continued investor outreach program and held meetings with top shareholders and proxy advisory firms
✔	each mine site demonstrated progress in technology and innovation
✔	acquired Klondex Mines Ltd. operations in Nevada
✔	obtained a final Record of Decision for the Rock Creek evaluation phase

Discretionary Factor. The final component of our AIP is at the discretion of the committee and it is targeted to account for 25% of the total AIP target award but can account for 0 to 50% of the target award. For 2018, the committee determined the discretionary factor performance value to be at 20%. The committee based its assessment primarily on the following significant performance results by Hecla in 2018:

✓	all operations completed the year better than the governing agency all-injury frequency average
✓	achievements in safety excellence with no lost time incidents at our: San Sebastian Mine (1,249 days), Fire Creek Mine (2,268 days), Midas Mine (1,539 days), Aurora Mine (812 days), Lucky Friday Mine (660 days), and Casa Berardi Mine (316 days)
✓	no NPDES permit exceedances or water system violations at Lucky Friday Mine
✓	advanced progress on the remote vein miner
✓	advanced progress on the ore sorting facility at our San Sebastian Mine
✓	our Casa Berardi Mine in Quebec was the first international mine to receive certification under the CORESafety system
✓	Hecla continued to support initiatives that addressed community needs and maintained or proactively pursued key partnerships with strong and positive community relations
✓	achieved the highest silver and gold reserves in the Company’s history
✓	our Lucky Friday Mine rescue team placed 1st at CMR competition, and 7th out of 42 teams at nationals
✓	assisted in the defeat of the Montana water treatment initiative
✓	successfully defended all unfair labor practice charges by the United Steel Workers Union

While these items, particularly the reserve and resource growth, suggests the potential for significant positive discretion, the share performance (from $3.97 at the end of 2017 to $2.36 at the end of 2018) and the under performance of the Nevada assets, makes the committee’s assessment below target at 20%.

NEO Year-end 2018 Performance. The AIP qualitative, quantitative and discretionary factors result in a corporate performance that is 82% of target. NEOs performance is based on a combination of corporate performance, individual goals and the impact they have on shareholder value. The committee believes that our NEOs’ performance goals should support and help achieve the Company’s strategic objectives and be tied to their areas of responsibility. Individual performance goals for each NEO, except the CEO, were proposed by the CEO and reviewed and approved by the committee. The CEO’s goals are based 100% on corporate performance.

After the end of the year, the committee, based on each NEO’s self-assessment and our CEO’s input, reviews each NEO’s progress against his individual performance goals. When making its award determinations, the committee did not assign a specific weighting to any of the individual’s goals, but instead reviewed each NEO’s progress against his individual goals in the aggregate. The following is a summary description of the performance goal results for each of the NEOs for 2018, except our CEO, who is discussed separately below.

Mr. Hall	Year-end 2018 Performance Results
	■	instrumental in managing Hecla’s cash position in 2018;
	■	increased our revolver line of credit to $250 million;
	■	successfully integrated a new tax services firm;
	■	completed IRS review of $9 million refund claim and collected the funds; and
	■	successfully integrated IFS at our Casa Berardi operations

Mr. Radford	Year-end 2018 Performance Results
	■	instrumental in continuing the strong operating performance at Greens Creek and Casa Berardi;
	■	successfully advanced the technological innovations to achieve improved production and recoveries in the future;
	■	improved safety performance at all locations to injury rates below the average in each jurisdiction – USA, Quebec and Mexico;
	■	successful in reorganizing new managers/employees at our Nevada operations after the acquisition;
	■	established development for Fire Creek;
	■	instrumental in keeping salaried workforce at our Lucky Friday Mine progressing the remote vein miner development; and
	■	established a development plan for Fire Creek and Hatter Graben in Nevada.
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Dr. McDonald	Year-end 2018 Performance Results
	■	found more resources and reserves at Casa Berardi to extend mine life;
	■	developed near-term exploration plans to increase resources and reserves at Greens Creek and to extend its life of mine;
	■	provided support for ore sorting and metallurgical test work with on-site application;
	■	enhanced ability to estimate resources and reserves, including training of new resource modelers; and
	■	set up external audit of commercial analytic labs that the Company uses for analysis of exploration samples.

Mr. Brown	Year-end 2018 Performance Results
	■	developed corporate and banking relationships to facilitate an acquisition;
	■	directed the Klondex Mines Ltd. acquisition;
	■	continued to strengthen the M&A process; and
	■	developed a plan to maintain and prioritize acquisition candidates.

Based on each NEO’s performance in managing their functions and the progress they made towards the Company’s AIP Components and their individual goals as discussed above, and the overall success of the Company in 2018, the committee determined that each of the NEO’s should be awarded between 50% and 64% of targeted AIP value.

Mr. Baker’s annual incentive is based 100% on corporate performance. Although overall metal production increased with record gold production, and Mr. Baker’s leadership led to achieving significant strategic goals and objectives for the year, including increased reserves and improved safety metrics, and assuring growth in skills and performance in the Company’s management team, share performance caused the committee to award Mr. Baker 50% of his targeted annual incentive award, a reduction from the corporate rating of 82%.

2018 AIP Award Summary. For 2018, based on the assessment by the committee of the Company’s overall performance on both quantitative and qualitative measures, as well as relevant discretionary factors under the AIP, the committee determined Company performance to be at 82% of target (out of a possible range of 0-200%. This was comprised of 39% related to the quantitative factors (20% for Production, 0% for EBITDA less capital, and 19% for work-related injury reduction); 23% for qualitative factors; and 20% for discretionary.

Set forth in the table below is each NEO’s target award and actual award, which was paid 100% in cash.

Name	Base Salary ($)	Base Salary Factor (%)	Target Annual Incentive ($)	% to Target(1) (%)	Actual Award(2) ($)
Phillips S. Baker, Jr.	635,000	100	635,000	50	317,500
Lindsay A. Hall	380,000	100	380,000	50	190,000
Lawrence P. Radford	416,000	100	416,000	50	208,000
Dr. Dean W.A. McDonald	275,000	100	275,000	50	137,500
Robert D. Brown	264,000	70	184,800	64	118,800

(1)	The percentages listed for each of the NEOs includes corporate achievement of goals and individual performance.
(2)	The amount reported in this column was paid in cash to the NEO and is included in the Summary Compensation Table for 2018 on page 49 under “Non-Equity Incentive Plan Compensation.”

Long-term Incentive Plan (“LTIP”)

We use the LTIP to focus employees on meeting long-term (three-year) corporate performance goals. The LTIP is also designed to attract and retain employees in a highly competitive talent market. The committee considers mining and general industry market practices, as well as the objectives of the LTIP, when determining the terms and conditions of long-term incentive goals, such as resource additions and cash flow generation.

Under the LTIP, a new performance period begins each calendar year and runs for three years. The three-year performance period recognizes that some value-creating activities require a significant period of time to be implemented and for measurable results to accrue. Starting a new performance period each year also gives the committee flexibility to adjust for new business conditions, circumstances or priorities in setting the performance metrics and goals for each three-year cycle. Performance units are assigned to each NEO at the beginning of each three-year period and provide the basis for the amount of awards made to each NEO under the LTIP. Performance units are designed to encourage management to deliver long-term value. Performance units reinforce Hecla’s business strategy by clearly establishing our key performance elements (e.g., reserve growth, production growth, cash flow, and relative TSR) and the associated long-term performance objectives that must be met for us to be successful and create value for shareholders.

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2016-2018 LTIP. In February 2016, the committee approved the 2016-2018 LTIP, which has a target unit value of $100 and a maximum potential value of $375. Performance units are paid out in the first half of the year following the end of each performance period, upon approval by the committee. At the discretion of the committee, the payouts may be in the form of cash, common stock, or a combination of both.

The tables below summarize the performance unit valuation ranges for silver equivalent reserve growth, production growth, cash contribution, and TSR for the 2016-2018 plan period – the four performance goals approved by the committee in February 2016. These are important goals for the following reasons:

■	Silver equivalent reserve growth. Silver equivalent reserve growth remains a fundamental value creator. We need to replace and add reserves to extend mine lives and grow production. This is critical to the achievement of our long-term success. In the context of this plan, reserves include the silver equivalent of gold but not base metals. Silver equivalent reserve and resource growth includes gold converted to silver equivalent at 71 to 1.

■	Silver production growth. One of the most important components of value is demonstrable production growth.

■	Cash flow. The design of the cash flow goal is identical to that contained in prior years since silver cost per ounce and production are key elements in creating shareholder value. When used in the context of our LTIP, “cash flow” is measured by comparing (i) the actual cash cost, after by-product credits multiplied by actual silver/gold production versus (ii) budgeted cash cost, after by-product credits multiplied by the budgeted silver/gold production over a three-year period. “Cash cost, after by-product credits,” a non-GAAP measure, includes all direct and indirect operating cash costs related directly to the physical activities of producing the primary metal, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes, and offsets that amount by the production value of all metals other than the primary metal produced at each unit.

■	TSR. TSR provides a performance metric relative to our peers. This objective differs from the other objectives which are focused on activities that in an absolute sense should be value drivers: reserves and resources, production, and cash contribution. TSR measures the price appreciation of our stock, including dividends paid during the performance period, and thereby simulates the actual investment performance of Hecla stock. Any payout is based on how Hecla’s TSR performance compares to the TSR of the common stock of a group of our peer companies.

2016-2018 Long-term Incentive Plan

Silver Equivalent (includes Gold) Reserve Growth
Ounce Target (millions)	Additional Reserve (millions)	Unit Value
423	100	$100.00
363	40	$50.00
353	30	$25.00
323	0	$5.00

Silver Equivalent (includes Gold) Production Growth
Target (in mm ozs.)	Average Annual Target (in mm ozs.)	Unit Value
93.0	31.0	$ 75.00
89.5	29.5	$ 50.00
87.0	29.0	$ 25.00
84.0	28.0	$ 10.00

Cash Flow
% of Target		Unit Value
115%		$100.00
110%		$50.00
105%		$35.00
100%		$25.00
90%		$15.00

Total Shareholder Return
%ile rank within Peer Group Companies		Unit Value
100%		$100.00
90%		$75.00
80%		$50.00
70%		$35.00
60%		$25.00
50%		$15.00
<50%		$0.00
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2016-2018 LTIP Performance Summary

Performance Measure	Target	Actual Performance	% of Target	Value Earned Per Unit
Silver Reserve Growth	30.0 silver equivalent oz. added (millions)	70.6 silver equivalent oz. added (millions)	235%	$ 75.50
Production Growth	87.0 silver equivalent oz. added (millions)	91.8 silver equivalent oz. added (millions)	105%	$ 66.25
Cash Flow	$847 cash flow (millions)	$795 cash flow (millions)	94%	$ 19.00
Total Shareholder Return	60% Hecla ranking vs. peers	<50% Hecla ranking vs. peers	41.7%	$ 0
Total Earned Per Unit				$160.75

During this three-year period, performance in reserve and production growth exceeded target levels. Performance in cash flow was below target, but above minimum threshold levels, and TSR was below the minimum level. As a result, with a range in potential value per unit of $0 to $375, in February 2019, the committee determined that the total 2016-2018 LTIP payout was $160.75 per unit. The committee and the Board further approved payout of the LTIP awards to be 100% in Hecla common stock issued under the 2010 Stock Incentive Plan.

2016-2018 LTIP Award Summary

The following chart shows the number of performance units awarded in 2016 to each NEO, the unit value achieved, the total amount of the award (number of units x $160.75 = amount received), and the amount of cash and number of shares received.

Name	2016-2018 Performance Units (#)		Unit Value ($)	Total Amount of Award(1) ($)	Equity Received(2) (#)
Phillips S. Baker, Jr.	9,500		160.75	1,527,125	663,967
Lindsay A. Hall	3,383	(3)	160.75	543,817	236,442
Lawrence P. Radford	4,200		160.75	675,150	293,543
Dr. Dean W.A. McDonald	3,000		160.75	482,250	209,674
Robert D. Brown	2,400		160.75	385,800	167,739

(1)	The amount reported in this column was paid in equity to the NEO and is also reported in the Summary Compensation Table for 2018 on page ___ under “Non-Equity Incentive Plan Compensation.”
(2)	The equity portion of the 2016-2018 LTIP award was determined by dividing the cash value of the award by the closing price of the Company’s common stock on the NYSE on March 11, 2019 ($2.30).
(3)	Mr. Hall’s 2016-2018 LTIP units were prorated because he joined the Company in July 2016.

Equity

Restricted Stock Units

Restricted stock units (“RSUs”) are granted to the NEOs under the 2010 Stock Incentive Plan. RSUs are used to retain our NEOs and align their interests with the long-term interests of our shareholders. The committee awarded RSUs to each NEO in June 2018. The RSUs vest in three equal amounts with vesting dates of June 21, 2019, June 21, 2020, and June 21, 2021. See Grants of Plan-Based Awards for 2018 on page 51.

In December 2014, the committee amended the 2010 Stock Incentive Plan and Key Employee Deferred Compensation Plan so that any RSUs vesting after 2014 would no longer be credited with dividend equivalents. In February 2017, the committee amended the 2010 Stock Incentive Plan so unvested RSUs are forfeited by participants upon termination of employment in advance of vesting, with the exception of termination due to retirement if certain criteria are met. In the case of an employee retiring before the amendment, RSU recipients aged 55 or above, and who had at least 10 years of service, were eligible to receive their unvested RSUs. For 2017, and future awards, in order to incentivize RSU recipients to continue working for the Company, the committee amended the RSU awards to require both an age and years of service trigger in order to qualify for vesting of the RSUs as of the employee’s retirement. The amendment provides that for purposes of the RSU awards, RSU recipients who retire under Hecla Mining Company’s Retirement Plan must be at least age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have 7 or more years of service with the Company; or (iii) 68, in order to receive their unvested RSUs after retirement. If one of the above requirements are met, the recipient will receive their RSUs on the original vesting dates. In 2014, we amended our change in control agreements to provide for a “double-trigger”. However, our 2010 Stock Incentive Plan provided for a single-trigger because we felt the single-trigger was appropriate for our other employees who receive equity under the plan, but who do not have change in control agreements. In 2018, one of the proxy advisory firms recommended voting against Hecla’s Say-on-Pay advisory vote at our 2018 Annual Meeting because of a single-trigger requirement in the 2010 Stock Incentive Plan. In December 2018, we amended our 2010 Stock Incentive Plan to provide for a double-trigger.

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In 2018, we granted RSUs to 186 employees under the 2010 Stock Incentive Plan, including the NEOs as follows:

NEO	Value of Restricted Stock Units	Target Number of Shares(1)
Phillips S. Baker, Jr.	$500,000	130,548
Lawrence P. Radford	$450,000	117,493
Lindsay A. Hall	$300,000	78,329
Dr. Dean W.A. McDonald	$250,000	65,274
Robert D. Brown	$200,000	52,219

(1)	Number of shares is determined by dividing the value of the restricted stock units awarded by the closing price of our common stock on the NYSE on June 19, 2018 ($3.83).

Performance-based Shares

We grant performance-based share awards to certain executive officers, including our NEOs. The value of the awards is based on the ranking of the market performance of our common stock relative to the performance of the common stock of a group of peer companies over a three-year measurement period. The number of shares to be issued is based on the target value of the awards divided by the share price at grant date. The compensation cost is measured using a Monte Carlo simulation to estimate their value at grant date.

In June 2018, the committee granted performance-based shares to our NEOs, with a target value listed below. The value of these performance-based shares will be based on the TSR of our common stock for the three-year period from January 1, 2018 through December 31, 2020, based on the percentile rank listed below within a group of peer companies.

NEO	Target Value of Performance-based Shares	Target Number of Shares(1)
Phillips S. Baker, Jr.	$600,000	156,658
Lawrence P. Radford	$300,000	78,329
Lindsay A. Hall	$165,000	43,081
Dr. Dean W.A. McDonald	$130,000	33,943
Robert D. Brown	$130,000	33,943

(1)	Target number of shares is determined by dividing the target value of the performance-based shares by the closing price of our common stock on the NYSE on June 19, 2018 ($3.83).

Company TSR Rank Among Peers	TSR Performance Multiplier
50th percentile	Threshold award at 50% of target
60th percentile	Target award at grant value
100th percentile	Maximum award at 200% of target

If Hecla’s performance is below the 50th percentile, the award is zero. If Hecla’s performance is between the 50th and 100th percentile, the award is prorated. For any award, the number of shares issued at the conclusion of the three-year performance period (December 31, 2020) will be determined by using the share price on the date of original grant (June 19, 2018) of $3.83.

Hecla’s TSR performance versus that of our peer group will be based on the average closing share price over the last sixty (60) calendar days prior to January 1, 2018, as the base price and average closing share price over the last sixty (60) calendar days of the three-year performance period to determine relative share value performance and ranking among peers.

The industry peer group used for purposes of the 2018-2020 TSR performance-based award discussed above is listed on page 30.

CEO 2016-2018 Performance-based Share Results

On June 7, 2016, the committee granted a target award of 113,636 performance-based shares of Hecla’s common stock to our CEO.

To determine the relative share performance, Hecla’s TSR performance versus that of peer group companies was based on the average closing share price over the last sixty (60) calendar days prior to January 1, 2016, as the base price, compared with the average closing share price over the last sixty (60) calendar days of the three-year performance period (ending December 31, 2018).

The following table shows the calculation of the performance-based share results at the end of the three-year performance period on December 31, 2018. Hecla’s TSR ranked 8th among the 13 companies in the peer group based on TSR from 2016 through 2018, including dividends paid during that period. Ranking 8th places Hecla at 41.7% among the peer companies, which equates to an award value to our CEO of $0.

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TOTAL SHAREHOLDER RETURN – January 1, 2016 through December 31, 2018
Peer Name	Average Stock Price over 60-day period leading up to 1/1/2016 ($)	Average Stock Price over 60-day period leading up to 12/31/18 ($)	Dividends Paid (1/1/16 thru 12/31/18) ($)	TSR thru 12/31/18 (%)	Rank (#)	Payout ($)
B2Gold	1.48	3.53	0.00	100.0	1	1,000,000
IAMGOLD	1.49	3.35	0.00	91.7	2	895,833
SSR Mining*	5.45	11.16	0.00	83.3	3	791,667
Pan American Silver	6.86	13.74	0.29	75.0	4	687,500
Coeur Mining	2.60	4.37	0.00	66.7	5	583,333
TARGET PAYOUT						500,000
First Majestic Silver	3.20	5.32	0.00	58.3	6	458,333
Endeavour Silver	1.45	1.99	0.03	50.0	7	250,000
THRESHOLD PAYOUT						0
Hecla	1.96	2.42	0.03	41.7	8	0
Alamos Gold	3.23	3.44	0.06	33.3	9	0
Centerra Gold	7.18	5.47	0.12	25.0	10	0
Detour Gold	13.83	10.43	0.00	16.7	11	0
Tahoe Resources	8.48	3.32	0.43	8.3	12
New Gold	2.30	0.81	0.00	0.0	13	0
Primero Mining**						0

*	SSR Mining was previously called Silver Standard Resources.
**	Primero Mining was acquired by First Majestic Silver and was removed from the TSR peer group.

Stock Options. For the past eight years, we have not issued any stock options to our NEOs (or any other employee). Any stock options granted under the 2010 Stock Incentive Plan will be issued with an exercise price based on the fair market value (the closing sales price of our common stock on the NYSE on the date of grant).

Other

Nonqualified Deferred Compensation Plan. We maintain the Key Employee Deferred Compensation Plan (the “KEDCP”), a nonqualified deferred compensation plan, under which participants may defer all or a portion of their annual base salary, performance-based compensation awarded under our AIP and LTIP, and RSUs granted under the 2010 Stock Incentive Plan. Participants may elect to have their deferred base salary and AIP or LTIP awards valued based on Hecla common stock and credited to a stock account. Deferred RSUs are credited to a stock account. The KEDCP provides for discretionary matching contributions on base salary, AIP and LTIP amounts deferred to a stock account and discretionary company contributions that are credited to a participant’s stock account. The deferral features promote alignment of the interests of participants with those of our shareholders. Investment accounts are credited monthly with an amount based on the prime rate for corporate borrowers. Participants receive distributions from their accounts only upon separation from service with us, a fixed date or schedule selected by the participant, death, disability, an unforeseeable emergency or a change in control, as these events are defined under Section 409A of the Internal Revenue Code. The amounts deferred are unfunded and unsecured obligations of Hecla, receive no preferential standing, and are subject to the same risks as any of our other general obligations. Additional details about the KEDCP are described in the narrative accompanying the Nonqualified Deferred Compensation for 2018 table on page 54.

Benefits. We provide our employees with a benefits package that is designed to attract and retain the talent needed to manage Hecla. As part of that, most U.S, salaried employees including the U.S. NEOs, are eligible to participate in the Hecla Mining Company Retirement Plan, a 401(k) plan, which includes matching contributions by Hecla of up to 6%, health, vision, dental coverage, and paid time off, including vacations and holidays. All Canadian salaried employees, including the Canadian NEOs, are eligible to participate in a similar benefits package. NEOs are eligible to receive certain additional benefits, as described below. The committee intends for the type and value of such benefits offered to be competitive with general market practices.

Other Qualified and Nonqualified Benefit Plans. Under the Retirement Plan, upon normal retirement, each participant is eligible to receive a monthly benefit equal to a certain percentage of final average annual earnings for each year of credited service. Additional details about the Retirement Plan are in the narrative accompanying the Pension Benefits table on page 53. Under Hecla’s unfunded Supplemental Excess Retirement Plan, the amount of any benefits not payable under the Retirement Plan because of the limitations imposed by the Internal Revenue Code and/or the Employee Retirement Income Security Act, and certain reductions of benefits, if any, due to a deferral of salary made under our KEDCP, may be paid out of our general funds to employees who are adversely affected. The Retirement Plan and Supplemental Excess Retirement Plan define earnings for purposes of the plans to include base salary plus any other cash incentives up until July 1, 2013, after which only base salary plus one-half of AIP compensation is included (no LTIP compensation is included).

Personal Benefits. We do not provide company-paid cars, country club memberships, or other similar perquisites to our executives. The only material personal benefit provided by Hecla is a relocation benefit, which is offered as needed to meet specific recruitment needs.

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Clawback Policy

At its February 2013 meeting, the committee adopted a clawback policy with respect to incentive awards to executive officers. The policy provides that in the event of a restatement of our financial results as a result of material non-compliance with financial reporting requirements, the Board will review incentive compensation that was paid to our current and former executive officers under the Company’s AIP and LTIP (or any successor plans) based solely on the achievement of specific corporate financial goals (“Incentive Award”) during the period of the restatement. If any Incentive Award would have been lower had it been calculated based on the Company’s restated financial results, the Board will, as and to the extent it deems appropriate, including with respect to intent or level of culpability of the relevant individual(s), seek to recover from any executive officer, any portion of an Incentive Award paid in excess of what would have been paid based on the restated financial results. The policy does not apply in any situation where a restatement is not the result of material non-compliance with financial reporting requirements, such as any restatement due to a change in applicable accounting rules, standards or interpretations, a change in segment designations or the discontinuance of an operation.

In December 2015, the committee amended each of our incentive plans (AIP, LTIP, KEDCP, and 2010 Stock Incentive Plan) to include a clawback provision consistent with the clawback policy described above.

Insider Trading Policy

Our insider trading policy prohibits all directors, executive officers (as defined under Section 16 of the Exchange Act) and certain other employees designated as insiders from purchasing or selling any Company securities three weeks before through two days after the public release of any of our periodic results (including the filing of any Form 10-Q or Form 10-K), or at any other time during the year while in possession of material non-public information about the Company. In addition, directors and officers are prohibited from short-term trading, short sales, options trading, trading on margin, hedging or pledging any securities of the Company.

Change in Control Agreements

We have entered into change in control agreements (“CIC Agreements”) with each of our NEOs. Under the terms of our CIC Agreements, the CEO and the other NEOs are entitled to payments and benefits upon the occurrence of specified events, including termination of employment (with or without cause) following a change in control of the Company. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, are described in detail in the section entitled Potential Payments Upon Termination or Change in Control on page 54.

The termination of employment provisions of the CIC Agreements were entered into to address competitive concerns when the NEOs were recruited to Hecla by providing these individuals with a fixed amount of compensation that would offset the risk of leaving their prior employer or foregoing other opportunities to join the Company. At the time of entering into these arrangements, the committee considered the aggregate potential obligations of the Company in the context of the desirability of hiring the individual and the expected compensation upon joining Hecla.

The committee believes that these CIC Agreements are important for a number of reasons, including providing reasonable compensation opportunities in the unique circumstances of a change in control that are not provided by other elements of our compensation program. Further, change in control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key executives will leave Hecla before a transaction closes. The committee also believes that these agreements motivate the executives to make decisions that are in the best interests of our shareholders in the event of a pending change in control. These agreements provide executives with the necessary job stability and financial security during a change in control transaction and the subsequent period of uncertainty to help them stay focused on managing Hecla rather than on their own personal employment situation. The committee believes that all these objectives serve our shareholders’ interests. The committee also believes that change in control provisions are an essential component of the executive compensation program and are necessary to attract and retain senior talent in the highly competitive talent market in which we compete.

The change in control provisions were developed by the Company and the committee based on market and industry competitive practices. The Company and the committee periodically review the benefits provided under the CIC Agreements to ensure that they serve our interests in retaining our key executives, are consistent with market and industry practice, and are reasonable.

Tax and Accounting Considerations

Our compensation programs are affected by each of the following:

Accounting for Stock-Based Compensation. We take into account certain requirements of GAAP in determining changes to policies and practices for our stock-based compensation programs.

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code Section 162(m)”), generally provides that compensation in excess of $1 million paid to the CEO and certain other NEOs (“covered employees”) of a public company will not be deductible for U.S. federal income tax purposes.

Our primary objective in designing and administering our compensation policies is to support and encourage the achievement of our strategic goals and to enhance long-term shareholder value. We also believe that it is important to preserve flexibility in administering compensation programs. For these and other reasons, the committee has determined that it will not necessarily seek to limit executive compensation to the amount that would be fully deductible under Code Section 162(m).

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Effective for taxable years beginning after December 31, 2017, the exemption from Code Section 162(m) for performance-based compensation was repealed in the tax reform legislation signed into law on December 22, 2017. Thus, it is anticipated that future compensation in excess of $1 million paid to covered employees will not be deductible for U.S. federal income tax purposes.

The committee will continue to monitor developments and assess alternatives for managing the deductibility of compensation payments and benefits to the extent reasonably practicable, as determined by the committee to be consistent with our compensation policies and in the best interests of the Company and our shareholders.

Section 409A of the Internal Revenue Code. Section 409A imposes additional significant taxes in the event that an executive officer or director receives “deferred compensation” that does not satisfy the requirements of Section 409A. We believe that we have designed and operated our plans appropriately to comply with Section 409A.

FUTURE COMPENSATION ACTIONS

2019 STIP

The plan was formally named “Annual Incentive Plan”, but in February 2019, we renamed the plan to Short-term Incentive Plan (“STIP”). The changed name more accurately reflects the way the plan works, as the qualitative and discretionary factors are measured over a time period that extends beyond the calendar year. Furthermore, eligibility for payment under the plan requires the employees must be on the payroll roster at the time the bonus is paid. A change in the name of the plan helps reinforce to our employees that both eligibility under the plan and the goal measurement timeframe under the plan extend beyond the calendar year. The factors for the STIP may be modified by the committee from time to time, including with respect to the relative weights:

■	quantitative corporate performance factors comprising 50% of the targeted award;
■	qualitative/other goals, comprising 25% of the targeted award; and
■	a discretionary factor as determined by the committee, comprising 25% of the targeted award.

Each component can achieve two times the target with respect to the component, with the maximum total payout limited to two times the target award level (200%).

Quantitative Goals

The 2019 STIP is like the 2018 AIP. For the 2019 STIP, the quantitative corporate performance factors are divided into three factors (including weighting): production (20%), Adjusted EBITDA less capital (20%), and AIFR reduction (10%).

The production factor converts gold, lead and zinc to silver equivalent at ratios of 78 oz. silver to 1 oz. gold, 16.0 lb. lead, and 12.8 lb. of zinc. Our production target is 48.0 million silver equivalent ounces. Maximum payout is attained if production achieves 50.5 million ounces. The minimum payout is achieved if production is greater than 47.0 million ounces.

2019 Production Metrics 2019 Production in Silver Equivalent Ounces (includes all metals)
		Factor Value
50.5mm	Maximum	40%
48.0mm	Target	20%
<47.0mm		0%

The minimum threshold for the Adjusted EBITDA less capital goal is <$40 million. The maximum limit is $75 million, and target is set at $60 million.

2019 Adjusted EBITDA Less Capital Metrics
		Factor Value
$75mm	Maximum	40%
$60mm	Target	20%
< $40m		0%

The AIFR reduction target is 5%. The 2018 national AIFR was approximately 2.4. Hecla’s actual rate was 2.0 in 2018. A 5% reduction from our low 2018 rate would result in a rate of 1.90 as the target. A 10% reduction would result in a rate of 1.80 as the maximum threshold, and a flat rate, or a 2019 AIFR rate of 2.00, would result in no payout.

2019 AIFR Reduction Metrics
		Factor Value
10%	Maximum	20%
5%	Target	10%
0%		0%
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Qualitative Goals

There are over 100 qualitative goals that are recommended by management, approved by the committee, and cover the areas of safety and health, environmental, technology and innovation, continuous improvement, operations, financial and cost controls, balance sheet management, employee development, benefit plans, acquisitions, mine life extension, exploration and reserve growth, investor relations, government and community affairs, and legal. These qualitative goals are recognized and treated as commonly shared goals among all functions and locations.

Outstanding LTIP Periods

Below we provide the current three-year LTIP periods that are outstanding.

2017-2019 LTIP

In February 2017, the committee approved the 2017-2019 LTIP, which has a target unit value of $100. The 2017-2019 LTIP has four factors, three of which are repeat factors from the 2016-2018 LTIP, with a maximum potential payout of $375 per unit. The three factors include: silver equivalent reserve growth (gold is converted into silver equivalent at a ratio of 71 to 1), silver equivalent production growth (includes silver and gold, but not base metals), and total shareholder return. The fourth factor is mine site operating cash flow less capital, which replaces the cash flow goal from previous plans. This goal also includes the impact associated with any acquisitions (or dispositions) of operating mine sites.

Silver Equivalent (includes Gold) Reserve Growth
Ounce Target (millions)	Additional Reserve (millions)	Unit Value
405.6	90	$75.00
375.6	60	$50.00
345.6	30	$25.00
315.6	0	$5.00

Silver Equivalent (includes Gold) Production Growth
Target (in mm ozs.)	Average Annual Target (in mm ozs.)	Unit Value
100.0	33.3	$100.00
96.0	32.0	$75.00
93.0	31.0	$50.00
90.0	30.0	$25.00
85.0	28.3	$10.00
Mine Site Operating Cash Flow Less Capital
Cash Target (millions)		Unit Value
$375		$100.00
$350		$50.00
$300		$25.00
$250		$5.00

Total Shareholder Return
%ile rank within Peer Group Companies	Unit Value
100%	$100.00
90%	$90.00
80%	$75.00
70%	$50.00
60%	$30.00
50%	$25.00
<50%	$0.00
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2018-2020 LTIP

In February 2018, the committee approved the 2018-2020 LTIP, which has a target unit value of $100. The 2018-2020 LTIP has four factors, which are repeat factors from the 2017-2019 LTIP, with a maximum potential payout of $375 per unit. The four factors include: silver equivalent reserve growth (gold is converted into silver equivalent at a ratio of 71 to 1), silver equivalent production growth (includes silver and gold, but not base metals), total shareholder return and mine site operating cash flow less capital.

Silver Equivalent (includes Gold) Reserve Growth
Silver Equivalent Ounce Target (millions)	Additional Reserve (millions)	Unit Value
427.6	90	$75.00
397.6	60	$50.00
367.6	30	$25.00
337.6	0	$10.00

Silver Equivalent (includes Gold) Production Growth
Target (in mm ozs.)	Average Annual Target (in mm ozs.)	Unit Value
105.0	35.0	$100.00
96.0	32.0	$75.00
90.0	30.0	$50.00
86.0	28.7	$25.00
80.0	26.7	$10.00
Mine Site Operating Cash Flow Less Capital
Cash Target (millions)		Unit Value
$425		$100.00
$375		$50.00
$350		$25.00
$330		$10.00

Total Shareholder Return
Ranking within Peer Group Companies		Unit Value
Top 2		$100.00
Top 4		$75.00
Top 6		$50.00
Top 8		$25.00
<Top 8		$0.00

2019-2021 LTIP

In February 2019, the committee approved the 2019-2021 LTIP, which has changed from prior years. First the target unit of each factor value has been reduced from $100 to $90 with only three factors: reserve growth, production growth, and mine site operating cash flow (less capital). TSR that was previously a factor has been removed and is now a multiplier with a value of 10% to 250% based on relative performance. The payout has also been capped at target if the absolute share return is negative.

Silver Equivalent (includes Gold) Reserve Growth
Ounce Target (millions)	Additional Reserve (millions)	Unit Value
520	90	$70.00
480	60	$50.00
450	30	$30.00
420	0	$10.00
47

Silver Equivalent (includes Gold) Production Growth
Target (in mm ozs.)	Average Annual Target (in mm ozs.)	Unit Value
120	40.0	$70.00
115	38.3	$50.00
108	36.0	$30.00
100	33.3	$10.00

Mine Site Operating Cash Flow (Less Capital)
Cash Target (in millions)	Unit Value
$450	$70.00
$400	$50.00
$375	$30.00
$300	$10.00

TSR (Multiplier)

The TSR provides a relative performance metric to our peers, with an absolute performance metric applicable in the event we are in the top 3 amongst the peer group on a relative basis. This component of the 2019-2021 LTIP is different than the other components in that the TSR serves as a multiplier (either increasing or decreasing award). This component insures alignment on the results of the other components with share performance. If Hecla’s relative TSR performance is in the mid-range (7th – 9th), the multiplier is 100% of the value achieved by the other three components, and thus has no positive or negative affect on the unit value earned. If Hecla’s relative TSR is in the top 6, the multiplier is positive, and thus would enhance the unit value because the relative TSR was strong. If Hecla’s relative TSR is in the bottom 6, the multiplier is negative. If the relative TSR is in the top 3, and the TSR is positive on an absolute basis, the TSR multiplier is 250%. Regardless of the unit value earned by the Unit Values, in the event the absolute TSR is negative, the multiplier is limited to no greater than 100%. The 2019-2021 peer group includes the following companies:

IAMGOLD	New Gold	Alamos Gold
Hochschild Mining	Fresnillo	First Majestic
B2Gold	Pan American Silver	Oceana Gold
Centerra Gold	Silver Standard	Detour Gold
Coeur d’Alene Mines	Endeavour Silver

TSR
Ranking within Peer Group Companies	Multiplier**
1st – 3rd	250%
4th – 6th	175%
7th – 9th	100%
10th – 12th	33%
13th – 15th	10%

**	If Hecla’s absolute 3-year TSR is positive, and in the top three on a relative basis, the plan qualifies for a 250% multiplier. If the absolute 3-year TSR is negative, the payout is limited to target. If the ranking between the bottom of one group and the top of the next has less than a 7.5% difference, then the multiplier is the average of the two groups.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are set forth in the Compensation Committee Report. There are no members of the committee who were officers or employees of Hecla or any of our subsidiaries during the fiscal year, formerly were officers of Hecla or any of our subsidiaries, or had any relationship otherwise requiring disclosure under the proxy rules promulgated by the SEC or the NYSE.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Hecla’s management and its independent compensation consultant. Based on its review and discussions, the committee recommended to the Board, and the Board has approved, the Compensation Discussion and Analysis included in this Proxy Statement and incorporated by reference in Hecla’s Annual Report on Form 10-K for the year ended December 31, 2018.

Respectfully submitted by

The Compensation Committee of the
Board of Directors

Terry V. Rogers, Chair

Catherine J. Boggs

Ted Crumley

George R. Nethercutt, Jr.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table for 2018

The following compensation tables provide information regarding the compensation of our CEO, CFO, and three other most highly compensated officers for the year ended December 31, 2018.

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)		Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4) ($)		All Other Compensation ($)		Total ($)
Phillips S. Baker, Jr. President and CEO	2018	635,000	870,859	(5)	1,844,625	317,452		18,606	(7)	3,686,542
	2017	618,750	842,802		2,473,625	1,017,111		18,306		4,970,594
	2016	484,000	1,190,811		2,876,375	924,335		15,900		5,491,421
Lindsay A. Hall(8) Senior Vice President and CFO	2018	380,000	401,987	(5)	733,817	126,137	(6)	18,210	(7)	1,660,151
	2017	380,000	413,558		701,926	143,281		17,790		1,656,555
	2016	156,750	344,999		326,027	13,146		9,200		850,122
Lawrence P. Radford Senior Vice President – Chief Operating Officer	2018	399,500	635,428	(5)	883,150	61,551		18,606	(7)	1,998,235
	2017	380,000	413,558		1,170,850	160,820		18,306		2,143,534
	2016	342,000	345,000		1,388,650	125,898		15,900		2,217,488
Dr. Dean W. A. McDonald(8) Senior Vice President – Exploration	2018	275,000	330,353	(5)	619,750	97,510	(6)	17,793	(7)	1,340,406
	2017	275,000	345,705		917,900	241,254		17,402		1,797,261
	2016	247,500	300,000		882,600	196,766		15,900		1,642,766
Robert D. Brown(8) Vice President – Corporate Development	2018	264,000	280,353	(5)	504,600	33,252	(6)	18,210	(7)	1,100,415
	2017	264,000	228,567		459,012	60,669		17,655		1,029,903
	2016	237,600	200,000		373,552	0		15,900		827,052
(1)	Salary amounts include base salary both earned and paid in cash during the fiscal year listed.

(2)	Represents RSUs awarded and performance-based shares granted in each of fiscal years 2018, 2017 and 2016. The amounts represent the aggregate grant date fair value of the awards granted to each NEO computed in accordance with stock-based accounting rules (FASB ASC Topic 718). Assumptions used in the calculation of these amounts are included in Note 10 – Stockholders’ Equity to our calendar year 2018 consolidated financial statements, which is included in our Annual Report on Form 10-K filed with the SEC on February 22, 2019 (the “Form 10-K”). RSUs vest in three substantially equal annual installments beginning on June 21 the following year from the date they are granted. Consistent with the requirements of FASB ASC Topic 718, the value of performance-based shares is based on the estimated outcome as of the date of grant. In accordance with FASB ASC Topic 718, this result is based on a relative TSR result modeled using a Monte Carlo simulation. Please see the Grants of Plan-Based Awards for 2018 table on page 51 for more information about the awards granted in 2018.

(3)	This column represents the performance payments awarded and earned by the NEOs for the calendar years 2016, 2017 and 2018 under our AIP and for the LTIP plan periods 2014-2016, 2015-2017 and 2016-2018. The 2016 AIP and 2014-2016 LTIP awards were paid 75% in cash and 25% in common stock. The 2017 AIP was paid 100% in cash, and the 2015-2017 LTIP awards were paid 50% in cash and 50% in common stock. The 2018 AIP was paid in cash and the 2016-2018 LTIP was paid 100% in common stock. The awards for each of the plan years are as follows:
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Name	Year	AIP Award ($)	LTIP Plan Period	LTIP Units (#)		Unit Value ($)	LTIP Award ($)	Total AIP and LTIP ($)	Total AIP and LTIP Paid in Cash ($)	Total AIP and LTIP Paid in Cash (#)
Baker	2018	317,500	2016-2018	9,500		160.75	1,527,125	1,844,625	317,500	663,967	*
	2017	476,250	2015-2017	9,500		210.25	1,997,375	2,473,625	1,475,238	254,119
	2016	907,500	2014-2016	9,500		207.25	1,968,875	2,876,375	2,157,281	108,789
Hall	2018	190,000	2016-2018	3,383	(i)	160.75	543,817	733,817	190,000	236,442	*
	2017	285,000	2015-2017	1,983	(i)	210.25	416,926	701,926	493,463	53,044
	2016	205,200	2014-2016	583	(i)	207.25	120,827	326,027	244,520	12,331
Radford	2018	208,000	2016-2018	4,200		160.75	675,150	883,150	208,000	293,543	*
	2017	456,000	2015-2017	3,400		210.25	714,650	1,170,850	813,425	90,948
	2016	684,000	2014-2016	3,400		207.25	704,650	1,388,650	1,041,486	52,521
McDonald	2018	137,500	2016-2018	3,000		160.75	482,250	619,750	137,500	209,674	*
	2017	371,250	2015-2017	2,600		210.25	546,650	917,900	644,575	69,548
	2016	343,750	2014-2016	2,600		207.25	538,850	882,600	661,950	33,381
Brown	2018	118,800	2016-2018	2,400		160.75	385,800	504,600	118,800	167,739	*
	2017	171,600	2015-2017	1,367	(ii)	210.25	287,412	459,012	315,306	36,566
	2016	232,320	2014-2016	683	(ii)	207.25	141,552	373,872	280,404	14,141

*	Consists only of LTIP awards, which were paid 100% in common stock. The number of shares was determined based on the closing price of Hecla’s common stock on the NYSE on March 11, 2019 ($2.30).
(i)	Mr. Hall’s 2014-2016, 2015-2017 and 2016-2018 LTIP units were prorated due to Mr. Hall joining the Company in July 2016.
(ii)	Mr. Brown’s 2014-2016 and 2015-2017 LTIP units were prorated due to Mr. Brown joining the Company in January 2016.

(4)	The amounts reported in this column for 2018 are changes between December 31, 2017 and December 31, 2018 in the actuarial present value of the accumulated pension benefits. Pension values may fluctuate significantly from year to year depending on a number of factors, including age, years of service, average annual earnings and the assumptions used to determine the present value. The Company cautions that the values reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column are theoretical as those amounts are calculated pursuant to SEC requirements and are based on assumptions used in preparing the Company’s audited financial statements for the applicable calendar years. The Company’s retirement plans utilize a different method of calculating actuarial present value for the purpose of determine a lump sum payment, if any. The change in pension value from year to year as reported in the table is subject to market volatility and may not represent the value that a NEO will actually accrue or receive under the Company’s retirement plans during any given year. None of the amounts reported in this column are above-market nonqualified deferred compensation earnings.

(5)	Includes: (i) restricted stock units granted to each NEO on June 19, 2018, and (ii) performance-based shares awarded to each NEO on June 19, 2018. See Grants of Plan-Based Awards for 2018 table on page 51 and Performance-based Shares on page 42 for a description of the performance-based shares.

(6)	As non-U.S. citizens, Mr. Hall, Dr. McDonald and Mr. Brown are not participants in the Hecla Mining Company Retirement Plan, or the unfunded SERP. In lieu of participation in these plans, Mr. Hall, Dr. McDonald and Mr. Brown are expected to receive a similar benefit as if they had participated in these plans. See Retirement Plan on page 58 for a description of non-U.S. employee’s retirement benefits.

(7)	Includes the following:

NEO	Matching 401(k) Contribution ($)		Annual Life Insurance Premium ($)		Other ($)	Total ($)
Baker	16,500		2,106		0	18,606
Hall	16,500	(i)	1,710	(ii)	0	18,210
Radford	16,500		2,106		0	18,606
McDonald	16,500	(i)	1,293	(ii)	0	17,793
Brown	16,500	(i)	1,710	(ii)	0	18,210
(i)	These amounts are in lieu of 401(k) match made on behalf of Mr. Hall, Dr. McDonald and Mr. Brown. Canadian employees are excluded from participation in the Hecla Capital Accumulation Plan. Mr. Hall, Dr. McDonald and Mr. Brown are paid in Canadian funds. The amounts reported are in U.S. dollars based on the applicable exchange rates as reported in The Wall Street Journal from time-to-time.

(ii)	Life insurance premium is paid in Canadian funds.

(8)	Mr. Hall, Dr. McDonald and Mr. Brown receive their compensation in Canadian funds. The amounts reported for Mr. Hall, Dr. McDonald and Mr. Brown are in U.S. dollars based on the applicable exchange rates as reported in The Wall Street Journal from time-to-time during this time period.

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Grants of Plan-Based Awards for 2018

The following table shows all plan-based awards granted to the NEOs during 2018.

.		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(1) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Phillips S. Baker, Jr.
Restricted Stock Units(2)	6/19/18							130,548	499,999
Performance-based Shares(3)	6/19/18				78,329	156,658	313,316	156,658	370,860
LTIP(4)		0	1,140,000	4,275,000
AIP(5)		0	635,000	1,270,000
Lindsay A. Hall
Restricted Stock Units(2)	6/19/18							78,329	300,000
Performance-based Shares(3)	6/19/18				21,541	43,081	86,162	43,081	101,987
LTIP(4)		0	500,000	1,875,000
AIP(5)		0	380,000	760,000
Lawrence P. Radford
Restricted Stock Units(2)	6/19/18							117,493	449,998
Performance-based Shares(3)	6/19/18				39,165	78,329	156,658	78,329	185,430
LTIP(4)		0	500,000	1,875,000
AIP(5)		0	416,000	832,000
Dr. Dean W.A. McDonald
Restricted Stock Units(2)	6/19/18							65,274	249,999
Performance-based Shares(3)	6/19/18				16,972	33,943	67,886	33,943	80,354
LTIP(4)		0	360,000	1,350,000
AIP(5)		0	275,000	550,000
Robert D. Brown
Restricted Stock Units(2)	6/19/18							52,219	199,999
Performance-based Shares(3)	6/19/18				16,972	33,943	67,886	33,943	80,354
LTIP(4)		0	300,000	1,125,000
AIP(5)		0	184,800	369,600
(1)	The restricted stock unit amounts represent the aggregate grant date fair value of the awards granted to each NEO computed in accordance with stock-based accounting rules (FASB ASC Topic 718). Assumptions used in the calculation of these amounts are included in Note 10 – Stockholders’ Equity to our calendar year 2018 consolidated financial statements, which is included in our Annual Report on Form 10-K filed with the SEC on February 22, 2019 (the “Form 10-K”). Annual RSUs vest in three substantially equal annual installments beginning on June 21 in the following year from the date they are granted. Consistent with the requirements of FASB ASC Topic 718, the value of performance-based shares is based on the estimated outcome as of the date of grant. In accordance with FASB ASC Topic 718, this result is based on a relative TSR result modeled using a Monte Carlo simulation.

(2)	Represents the number of RSUs granted on June 19, 2018 to the NEOs under the terms of the 2010 Stock Incentive Plan. The restrictions lapse for one-third of the RSUs on June 21, 2019, one-third on June 21, 2020, and one-third on June 21, 2021, at which time the units are converted into shares of our common stock. The grant date fair value of the RSUs is the number of RSUs multiplied by the closing price of the Company common stock on the grant date of June 19, 2018 ($3.83).

(3)	Represents the number of performance-based shares of Hecla common stock, having a target value for each NEO of: Baker, $600,000; Hall, $165,000; Radford, $300,000; McDonald, $130,000; and Mr. Brown, $130,000, with the potential of up to 200% of this target value (subject to specific performance terms and conditions established for these shares) awarded to the NEOs under the 2010 Stock Incentive Plan. Determination of the actual number of these performance-based shares to be received by the NEOs will be based on the TSR of Hecla common stock for the three-year period from January 1, 2018 through December 31, 2020, based on the following percentile rank within peer group companies:

■	100th percentile rank = maximum award at 200% of target;
■	60th percentile rank = target award at grant value;
■	50th percentile rank = threshold award at 50% of target.

Hecla’s TSR performance versus that of peer group companies will be based on a comparison of the average share price over the last 60 calendar days prior to January 1, 2018, as the base price, and the average share price the last 60 calendar days of the three-year performance period, plus dividends, to determine relative share value performance and ranking among peers.

(4)	Represents the potential value of the payout for each NEO under the 2018-2020 LTIP period if the threshold, target or maximum goals are satisfied for all performance measures. The potential payouts are performance-driven and therefore completely at-risk. The business measurements and performance goals for determining the
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payout are described in the Compensation Discussion and Analysis beginning on page 39. Dollar amounts shown are valued as follows on a per unit basis: Threshold, $0; Target, $100; and Maximum, $375. The number of units awarded to each NEO for the 2018-2020 LTIP period are as follows:

NEO	2018-2020 LTIP Units (#)
Baker	11,400
Hall	5,000
Radford	5,000
McDonald	3,600
Brown	3,000

(5)	Represents the potential value of the payout for each NEO under the 2018 AIP described on page 35. The total payout to each NEO under the 2018 AIP is described in footnote 3 to the Summary Compensation Table on page 49.

The following table provides information on the current holdings of stock awards by the NEOs. This table includes unvested RSUs, and unvested performance-based shares. There were no unexercised stock options held by any NEO at year-end.

Outstanding Equity Awards at Fiscal Year-End for 2018

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Phillips S. Baker, Jr.	225,213	531,503
			51,108	(4)	120,615
			78,329	(5)	184,856
Lindsay A. Hall	135,970	320,889
			10,222	(4)	24,124
			21,541	(5)	50,837
Lawrence P. Radford	182,811	431,434
			10,222	(4)	24,124
			39,165	(5)	92,429
Dr. Dean W. A. McDonald	122,073	288,092
			6,815	(4)	16,083
			16,972	(5)	40,054
Robert D. Brown	90,085	212,601
			4,259	(4)	10,051
			16,972	(5)	40,054
(1)	The following table shows the dates on which the restricted stock units in the outstanding equity awards table vest and the corresponding number of shares, subject to continued employment through the vest date.

	Number of Unvested Restricted Stock Units
Vesting Date	Baker	Hall	Radford	McDonald	Brown
6/21/19	109,788	64,159	84,891	61,521	43,915
6/21/20	71,909	45,701	58,755	38,794	28,763
6/21/21	43,516	26,110	39,165	21,758	17,407
Total	225,213	135,970	182,811	122,073	90,085
(2)	The market value of the RSUs is based on the closing market price of our common stock on the NYSE as of December 31, 2018, which was $2.36.
(3)	The market value of the performance-based shares is based on the closing market price of our common stock on the NYSE as of December 31, 2018, which was $2.36.
(4)	Award of performance-based shares, the value of which will be determined based on the TSR of Hecla common stock for the three-year period from January 1, 2017 through December 31, 2019. For purposes of determining the amounts reflected in this column, it is assumed that threshold performance was achieved as of the end of the fiscal year ended December 31, 2018.
(5)	Award of performance-based shares, the value of which will be determined based on the TSR of Hecla common stock for the three-year period from January 1, 2018 through December 31, 2020. For purposes of determining the amounts reflected in this column, it is assumed that threshold performance was achieved as of the end of the fiscal year ended December 31, 2018.

The following table shows information concerning the exercise of stock options and the number of stock awards that vested during calendar year 2018 for each of the NEOs, and the value realized on the exercise of options and vesting of stock awards during calendar year 2018.

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Stock Vested for 2018(1)

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Phillips S. Baker, Jr.	68,306	(2)	261,612	(3)
	37,879	(4)	145,077	(3)
	28,393	(5)	108,745
Lindsay A. Hall	18,459	(4)	70,698
	19,591	(5)	75,034
Lawrence P. Radford	45,765	(2)	175,280
	26,136	(4)	100,101
	19,591	(5)	75,034
Dr. Dean W.A. McDonald	40,983	(2)	156,965
	22,727	(4)	87,044
	17,035	(5)	65,244
Robert D. Brown	15,152	(4)	58,032
	11,358	(5)	43,501
(1)	There were no stock options exercised in 2018. All remaining stock options expired in May 2015.

(2)	The NEOs were granted these RSUs on July 1, 2015. On June 21, 2018, the restrictions lapsed, and each NEO received his units in the form of shares of our common stock. The shares vested at a price of $3.83, which was the closing sales price of our common stock on the NYSE on June 21, 2018.

(3)	Mr. Baker deferred the shares into his stock account under the terms of the KEDCP. He may not receive the shares until a “Distributable Event,” as defined under the KEDCP, and will not realize value until the shares are distributed to him. The shares are included in the Nonqualified Deferred Compensation for 2018 table on page 54.

(4)	The NEOs were granted these RSUs on June 7, 2016. On June 21, 2018, the restrictions lapsed, and each NEO received his units in the form of shares of our common stock. The shares vested at the price of $3.83, which was the closing sales price of our common stock on the NYSE on June 21, 2018.

(5)	The NEOs were granted these RSUs on June 7, 2017. On June 21, 2018, the restrictions lapsed, and each NEO received his units in the form of shares of our common stock. The shares vested at the price of $3.83, which was the closing sales price of our common stock on the NYSE on June 21, 2018.

Pension Benefits

The following table shows pension information under the Hecla Mining Company Retirement Plan, the SERP and Supplemental Benefits for the NEOs as of December 31, 2018. The terms and conditions for participation in, and payments from, these plans are described above under “Retirement Plan.” The actuarial present value of accumulated benefit is determined using the same assumptions used for financial reporting purposes except that retirement age is assumed to be the normal retirement age of 65, or the current age if eligible for early retirement. These assumptions are described in the pension footnotes to our financial statements included in our Annual Report on Form 10-K.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Calendar Year ($)
Phillips S. Baker, Jr.	Hecla Mining Company Retirement Plan	17	668,758	0
	Hecla Mining Company Supplemental Excess Retirement Plan		5,721,581	0
Lindsay A. Hall(1)	Hecla Mining Company Retirement Plan		N/A	N/A
	Hecla Mining Company Supplemental Excess Retirement Plan		N/A	N/A
	Hecla Mining Company Supplemental Benefit	2	282,564	0
Lawrence P. Radford	Hecla Mining Company Retirement Plan	7	256,782	0
	Hecla Mining Company Supplemental Excess Retirement Plan		427,715	0
Dr. Dean W.A. McDonald(1)	Hecla Mining Company Retirement Plan		N/A	N/A
	Hecla Mining Company Supplemental Excess Retirement Plan		N/A	N/A
	Hecla Mining Company Supplemental Benefit	12	1,525,801	0
Robert D. Brown(1)	Hecla Mining Company Retirement Plan		N/A	N/A
	Hecla Mining Company Supplemental Excess Retirement Plan		N/A	N/A
	Hecla Mining Company Supplemental Benefit	3	136,515	0
(1)	As non-U.S. citizens, Mr. Hall, Dr. McDonald and Mr. Brown are not participants in the Retirement Plan, or the unfunded SERP. In lieu of participation in the Retirement Plan and the unfunded SERP, Mr. Hall, Dr. McDonald and Mr. Brown are expected to receive a similar Supplemental Benefit.
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The table below provides information on the nonqualified deferred compensation of the NEOs in 2018. None of the NEOs, including our CEO, has deferred any cash under our KEDCP. The only deferrals under the KEDCP have been from our CEO, who has deferred vested common stock awards.

Nonqualified Deferred Compensation for 2018

Name	Executive Stock Contributions in Last FY (#)		Registrant Contributions in Last FY (#)	Aggregate Earnings in Last FY (#)	Aggregate Withdrawals/ Distributions (#)	Aggregate Balance of Stock at Last FYE (#)
Phillips S. Baker, Jr.	106,185	(1)	0	0	0	1,758,085	(2)
Lindsay A. Hall(3)	0		0	0	0	0
Lawrence P. Radford	0		0	0	0	0
Dr. Dean W. A. McDonald(3)	0		0	0	0	0
Robert D. Brown(3)	0		0	0	0	0
(1)	Restricted stock units that vested in 2018 and were deferred into the KEDCP.
(2)	Total amount of deferred shares held under the KEDCP as of December 31, 2018.
(3)	Canadian employees are not eligible to participate in our deferred compensation plan.

Pursuant to the Company’s KEDCP, executives and key employees, including the NEOs, may defer all or a portion of their base salary, cash or equity awards earned under the LTIP and AIP, and any vested RSUs or vested performance-based shares granted under the 2010 Stock Incentive Plan. Deferral elections are made by the individual generally in the year prior to the beginning of the plan year for amounts to be earned or granted in the following year. Base salary, AIP and LTIP amounts deferred under the KEDCP are credited to either an investment account or a stock account at the participant’s election. Amounts credited to an investment account are valued in cash, credited with deemed interest, and distributed with deemed interest in cash upon a distributable event. RSUs and other common stock awarded (performance-based shares) under the 2010 Stock Incentive Plan and deferred by a participant are credited to a stock account. Amounts credited to the stock account of a participant are valued based upon our common stock and are delivered to the participant in shares of our common stock upon a distributable event.

The KEDCP also provides for corporate matching amounts where the participants elect to have their base salary, AIP or LTIP awards credited to a stock account. Matching contributions are also valued based on our common stock and distributed upon a distributable event in stock. The ability to defer compensation into a company stock account promotes alignment of the interests of participants with those of our common shareholders. It also provides for corporate discretionary allocations of amounts valued based upon our common stock and credited to a stock account.

As of the end of the last day of each calendar month, an additional amount is credited to the investment account of the participant equal to the product of (i) the average daily balance of the investment account for the month, multiplied by (ii) the annual prime rate for corporate borrowers quoted at the beginning of the quarter by The Wall Street Journal (or such other comparable interest rate as the committee may designate from time to time).

The amounts credited to the investment or stock account of a participant under the KEDCP are distributable or payable within 75 days of the earliest to occur of the following distribution events: (i) the date on which the participant separates from service with us, with the distribution delayed for six months for certain “specified employees;” (ii) “disability” as defined in Section 409A of the Internal Revenue Code; (iii) the participant’s death; (iv) a fixed date or fixed schedule selected by the participant at the time the deferral election was made; (v) an “unforeseeable emergency,” as defined in Section 409A of the Internal Revenue Code; (vi) a “change in control” of the Company, as defined in regulations issued by the Internal Revenue Service; and (vii) termination of the KEDCP.

The KEDCP is at all times considered to be entirely unfunded both for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, and no provision will at any time be made with respect to segregating our assets for the payment of any amounts under the KEDCP. Any funds that may be invested for purposes of fulfilling our promises under the KEDCP are for all purposes to be part of our general assets and available to general creditors in the event of a bankruptcy or insolvency of the Company. Nothing contained in the KEDCP will constitute a guarantee by us that any funds or assets will be sufficient to pay any benefit under the KEDCP.

Potential Payments Upon Termination or Change in Control

We have a change in control agreement (“CIC Agreement”) with each of our NEOs (Messrs. Baker, Hall, McDonald, Radford and Brown).

The CIC Agreements provide that each of the NEOs shall serve in such executive position as the Board may direct. The CIC Agreements become effective only upon a change in control of the Company (the date of such change in control is referred to as the “Effective Date”). The term of employment under the CIC Agreements is three years from the Effective Date (except for Messrs. Radford, Hall and Brown) who each have a term of two years from the Effective Date). Any CIC Agreements entered into with newly hired executives will contain an employment term of two years from the Effective Date. The CIC Agreements automatically extend for an additional year on each anniversary date of the agreements unless we give notice of nonrenewal 60 days prior to the anniversary date. Under the CIC Agreements, a change in control is, with certain limitations, deemed to occur if: (i) an individual or entity (including a “group” under Section 13(d) (3) of the Exchange Act) becomes the beneficial owner of 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; (ii) as the result of a tender offer, merger, proxy fight or similar transaction, the persons who were previously directors of the Company cease to constitute a majority of the Board; (iii) consummation of the sale of all,

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or substantially all, of the assets of the Company (with certain limitations) occurs; or (iv) the approval of a plan of dissolution or liquidation.

The CIC Agreements are intended to ensure, among other things that, in the event of a change in control, each NEO will continue to focus on adding shareholder value. We seek to accomplish this by assuring that each NEO continues to receive payments and other benefits equivalent to those he was receiving at the time of a change in control for the duration of the employment term under of the CIC Agreement. The CIC Agreements also provide that should an NEO’s employment be terminated either (i) by the NEO for good reason, or (ii) by the Company (other than for cause or disability) after the Effective Date of the CIC Agreement, he would receive from us a lump-sum defined amount generally equivalent to three times the aggregate of his then annual base salary rate and his highest annual incentive prior to the Effective Date. For Messrs. Radford, Hall and Brown, and any other CIC Agreements entered into hereafter, the lump-sum defined amount is generally equivalent to two times.

The NEOs would also be entitled to lump-sum payments representing the difference in pension and supplemental retirement benefits to which they would be entitled on (i) the date of actual termination, and (ii) the end of the three-year (or two-year where applicable) employment period under the CIC Agreements. We would also maintain such NEO’s participation in all benefit plans and programs (or provide equivalent benefits if such continued participation was not possible under the terms of such plans and programs).

A NEO whose employment has terminated would not be required to seek other employment in order to receive the defined benefits.

The following table summarizes the circumstances under which our NEOs receive severance benefits upon termination or a change in control.

Summary of Potential Payments Upon Termination or Change in Control

Compensation Element	Termination Following a Change in Control[9]	Termination due to Death or Disability	Involuntary Not For Cause or Voluntary Termination	For Cause Termination	Retirement
Base Salary	Messrs. Baker and McDonald receive three times their annual base salary. Messrs. Hall, Radford and Brown receive two times their annual base salary.	N/A	N/A	N/A	N/A
AIP	Messrs. Baker and McDonald receive three times the highest AIP paid in the last three years. Messrs. Hall, Radford and Brown receive two times the highest AIP paid in the last three years.	N/A	N/A	N/A	N/A
LTIP	Messrs. Baker and McDonald receive three times the highest LTIP paid in the last three years. Messrs. Hall, Radford and Brown receive two times the highest LTIP paid in the last three years.	Each NEO would receive a prorated portion of any LTIP plan in which the NEO was a participant. The surviving spouse or other beneficiary would receive the payment.	N/A	N/A	In order to qualify for vesting of long-term award benefits, the employee must retire under the Hecla Mining Company Retirement Plan and be at least age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have 7 or more years of service with the Company; or (iii) 68. If the participant meets these age and years of service requirements, their prorated portion for outstanding plan periods will be paid after the completion of those plan periods.
RSUs	All unvested RSUs will vest upon a change in control.[10]	All unvested RSUs shall vest immediately as of the date of such Disability or Death and shall be delivered to the spouse or beneficiary.	N/A	N/A	If an employee retires before their restricted stock units have vested, they must meet certain requirements in order for their restricted stock units to continue to vest based on the applicable vesting schedule. In order to qualify for vesting of RSUs, the employee must retire under the Hecla Mining Company Retirement Plan and be at least age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have 7 or more years of service with the Company; or (iii) 68.

[9]	This means an involuntary termination without cause or voluntary termination for good reason within the stated period (three or two years) after the change in control.
[10]	Our 2010 Stock Incentive Plan provides for a double-trigger vesting.
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Compensation Element	Termination Following a Change in Control	Termination due to Death or Disability	Involuntary Not For Cause or Voluntary Termination	For Cause Termination	Retirement
Performance-based Shares	All unearned performance-based shares will immediately become earned and vested at 100% of target level as of the date of the change in control.[11]	The TSR performance goal will be deemed achieved at 100% of target level as of the date of such Disability or Death and shall be delivered to the spouse or beneficiary.	N/A	N/A	In order to qualify for vesting of unearned performance-based shares, the employee must retire under the Hecla Mining Company Retirement Plan and be at least age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have 7 or more years of service with the Company; or (iii) 68.
Health and Welfare Benefits	For Messrs. Baker and McDonald - receive three years of health and welfare benefits and disability and life insurance premiums would be paid for such three-year period. In addition to any earned, but unused vacation, they would be eligible for up to $20,000 in outplacement assistance and the 401(k) match would be deposited in their accounts. For Messrs. Hall, Radford and Brown, the same would apply, but for two years.	Unused vacation and the 401(k) match would be deposited in their account.	N/A	N/A	Unused vacation, and the 401(k) match would be deposited in their accounts.

The following tables reflect the amount of compensation that would be paid to each of our NEOs in the event of a termination of the NEO’s employment under the various scenarios listed above. The amounts shown assume that such termination was effective as of December 31, 2018 and include estimates of the amounts that would be paid to each NEO upon such NEO’s termination. The tables only include additional benefits that result from the termination and do not include any amounts or benefits earned, vested, accrued or owing under any plan for any other reason. Please see Grants of Plan-Based Awards for 2018 on page 51, Outstanding Equity Awards at Fiscal Year-End for 2018 on page 52, Pension Benefits table on page 53, and the section entitled Nonqualified Deferred Compensation for 2018 on page 54 for additional information. The actual amounts to be paid can only be determined at the time of such NEO’s separation from Hecla.

Termination Payments and Benefits for Phillips S. Baker, Jr.	Termination Following a Change in Control ($)		Disability ($)		Death ($)
Base Salary(1)	1,905,000		0		0
Annual Performance Compensation(2)	2,722,500		0		0
Unvested Restricted Stock Units(3)	531,503		531,503		531,503
Unearned Performance-based Shares(4)	610,940		610,940		610,940
Long-term Performance Compensation	5,992,125	(5)	2,667,125	(6)	2,667,125	(6)
Benefits & Perquisites:
Health and Welfare Benefits(7)	69,463		0		0
Life Insurance Benefits(8)	11,103		0		0
Outplacement	20,000		0		0
Total	11,862,634		3,809,568		3,809,568

11  Our 2010 Stock Incentive Plan provides for a double-trigger vesting.

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Termination Payments and Benefits for Lindsay A. Hall	Termination Following a Change in Control ($)		Disability ($)		Death ($)
Base Salary(1)	760,000		0		0
Annual Performance Compensation(2)	570,000		0		0
Unvested Restricted Stock Units(3)	320,889		320,889		320,889
Unearned Performance-based Shares(4)	149,917		149,917		149,917
Long-term Performance Compensation	1,087,742	(5)	1,043,817	(6)	1,043,817	(6)
Benefits & Perquisites:
Health and Welfare Benefits(7)	9,504		0		0
Life Insurance Benefits(8)	6,924		0		0
Outplacement	20,000		0		0
Total	2,924,976		1,514,623		1,514,623

Termination Payments and Benefits for Lawrence P. Radford	Termination Following a Change in Control ($)		Disability ($)		Death ($)
Base Salary(1)	832,000		0		0
Annual Performance Compensation(2)	1,368,000		0		0
Unvested Restricted Stock Unit(3)	431,434		431,434		431,434
Unearned Performance-based Shares(4)	233,102		233,102		233,102
Long-term Performance Compensation	1,429,700	(5)	1,175,150	(6)	1,175,150	(6)
Benefits & Perquisites:
Health and Welfare Benefits(7)	30,997		0		0
Life Insurance Benefits(8)	7,402		0		0
Outplacement	20,000		0		0
Total	4,352,635		1,839,686		1,839,686

Termination Payments and Benefits for Dean W.A. McDonald	Termination Following a Change in Control ($)		Disability ($)		Death ($)
Base Salary(1)	825,000		0		0
Annual Performance Compensation(2)	1,113,750		0		0
Unvested Restricted Stock Units(3)	288,092		288,092		288,092
Unearned Performance-based Shares(4)	112,270		112,270		112,270
Long-term Performance Compensation	1,639,950	(5)	842,250	(6)	842,250	(6)
Benefits & Perquisites:
Health and Welfare Benefits(7)	14,256		0		0
Life Insurance Benefits(8)	8,695		0		0
Outplacement	20,000		0		0
Total	4,022,013		1,242,612		1,242,612

Termination Payments and Benefits for Robert D. Brown	Termination Following a Change in Control ($)		Disability ($)		Death ($)
Base Salary(1)	528,000		0		0
Annual Performance Compensation(2)	464,640		0		0
Unvested Restricted Stock Units(3)	212,601		212,601		212,601
Unearned Performance-based Shares(4)	100,208		100,208		100,208
Long-term Performance Compensation	771,600	(5)	685,800	(6)	685,800	(6)
Benefits & Perquisites:
Health and Welfare Benefits(7)	9,504		0		0
Life Insurance Benefits(8)	6,924		0		0
Outplacement	20,000		0		0
Total	2,113,477		998,609		998,609
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(1)	Represents three times annual base salary for Messrs. Baker and McDonald. Represents two times annual base salary for Messrs. Hall, Radford and Brown.
(2)	Represents three times the highest annual incentive payment paid in the last three years for Messrs. Baker and McDonald. Represents two times the highest annual incentive payment paid in the last three years to Messrs. Hall, Radford and Brown.
(3)	In the event of a change in control, any unvested RSUs shall become immediately earned and vested as of the date of the change in control. In the event of termination by reason of disability or death, the unvested RSUs shall become immediately earned and vested as of the date of disability or death. The value is based on the closing price of Hecla’s common stock on the NYSE on December 31, 2018 ($2.36). Please see the Outstanding Equity Awards at Fiscal Year-End for 2018 table on page ___ for more information.
(4)	For unearned performance-based shares, the values included in the table are based on the number of unearned performance-based shares that would have vested if termination occurred on the last business day of 2018, assuming target performance (258,873 shares for Mr. Baker, 63,524 shares for Mr. Hall, 98,772 for Mr. Radford, 47,572 shares for Dr. McDonald, and 42,461 shares for Mr. Brown), multiplied by the closing price of our common stock on the NYSE on December 31, 2018 ($2.36). In the event of a change in control, any unearned performance-based shares shall become immediately earned and vested as of the date of the change in control. In the event of termination by reason of disability or death, the unearned performance-based shares shall become immediately earned and vested as of the date of disability or death. The totals listed in the disability and death columns are based on the number of performance-based shares that would have vested if disability or death would have occurred on the last business day of 2018, assuming target performance for each of the NEOs, multiplied by the closing price of our common stock on the NYSE on December 31, 2018 ($2.36).
(5)	Represents three times the highest long-term incentive payment paid in the last three years for Messrs. Baker and McDonald. Represents two times the highest long-term incentive payment paid in the last three years for Messrs. Hall, Radford and Brown.
(6)	Represents the prorated portion of outstanding LTIP plans for 2016-2018, 2017-2019 and 2018-2020.
(7)	Reflects the estimated lump-sum value of all future premiums, which will be paid by the Company on behalf of Messrs. Baker and McDonald under our health and welfare benefit plans for three years upon a termination following a change in control. Reflects the estimated lump-sum value of all future premiums, which will be paid by the Company on behalf of Messrs. Hall, Radford and Brown under our health and welfare benefit plans for two years upon a termination following a change in control.
(8)	Reflects the estimated lump-sum value of the cost of coverage for life insurance provided by us to each NEO.

CEO Pay Ratio

We believe our executive compensation program should be internally consistent and equitable in order to motivate our employees to create shareholder value. Our committee strives to design a fair and competitive compensation program that will attract, motivate, and retain employees, reward performance, and provide incentives based on our performance. As required by SEC rules, the committee reviewed a comparison of CEO pay to the pay of our “median employee.” The median employee was determined from a review of all employees as of December 31, 2017. In this review, we applied the average 2017 U.S. Dollar exchange rate, as reported by Bloomberg, to the Canadian Dollar and the Mexican Peso. We determined our median employee by ranking employees from highest to lowest, excluding our CEO, based on W-2 earnings statements or comparable annual earnings statements for non-U.S. employees.

During 2018, we added approximately 300 employees of Klondex Mines Ltd., which we acquired effective July 20, 2018. SEC rules permit the exclusion of employees of a newly-acquired entity from the calculation of the CEO pay ratio for the fiscal year in which the acquisition occurs. Klondex employees acquired in the merger will be included in determining our 2019 CEO pay ratio.

As permitted by SEC rules, we can use the same median employee in 2018 that we identified for 2017 for calculating our CEO pay ratio, unless there have been changes in the employee population or employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure. Other than the Klondex merger, we determined that there were no changes in 2018 in our employee population or employee compensation arrangements that would result in a significant change in the ratio. However, our 2017 median employee had a change in circumstance that we believe would result in a significant change in our pay ratio disclosure. As a result, we believe it is no longer appropriate to use last year’s median employee for this year’s pay ratio calculation. Using the compensation measure used to select last year’s median employee, we identified an employee whose compensation is substantially similar to that of last year’s median employee.

The total compensation for the median employee was calculated in the same manner as the total compensation shown for our CEO in the Summary Compensation Table for 2018 on page 49 of this Proxy Statement.

For 2018, the annual total compensation of our CEO was $3,686,542, and the annual total compensation of our median employee was $94,737. The ratio of CEO pay to the pay of our median employee was 38.9 to 1.

OTHER BENEFITS

Retirement Plan

With the exception of our NEOs who are Canadian citizens, our NEOs participate in the Hecla Mining Company Retirement Plan (the “Retirement Plan”). Canadian NEOs participate in Canada’s public retirement income system, which includes the following components: (i) the Canada (or Quebec) Pension Plan, which is a contributory, earnings-related social insurance program, and (ii) the Old Age Security program. In addition, the Registered Retirement Savings Plan is a tax-deferred individual savings plan available to Canadian employees. Mexican employees participate in Mexico’s public retirement income system, which is based on contributions the employee, employer and the government submit to the retirement savings system. The system is administered through savings accounts managed by private fund managers selected by the participant.

Contributions to the Retirement Plan, and the related expense or income, are based on general actuarial calculations and, accordingly, no portion of our contributions, and related expenses or income, is specifically attributable to our officers. We also have an unfunded Supplemental Excess Retirement Plan adopted in November 1985 (the “SERP”) under which the amount of any benefits not payable under the Retirement Plan by reason of the limitations imposed by the Internal Revenue Code and/or the Employee Retirement Income Security Act, as amended (the “Acts”), and the loss, if any, due to a deferral of salary made under our KEDCP and/or our 401(k) Plan will be paid out of our general funds to any employee who may be adversely affected. Under the Acts, the current maximum annual pension benefit payable by the Retirement Plan to any employee is $220,000, subject to specified adjustments, and is calculated using earnings not in excess of $275,000. Upon reaching the normal retirement age of 65, each participant is eligible to receive annual

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retirement benefits in monthly installments for life equal to, for each year of credited service, 1% of final average annual earnings (defined as the highest average earnings of such employee for any 36 consecutive calendar months during the final 120 calendar months of service) up to the applicable covered compensation level (which level is based on the Social Security maximum taxable wage base) and 1.75% of the difference, if any, between final average annual earnings and the applicable covered compensation level. The Retirement Plan and SERP define earnings for purposes of the plans to be “a wage or salary for services of employees inclusive of any bonus or special pay including gain-sharing programs, contract miners’ bonus pay and the equivalent,” except that on or after July 1, 2013, earnings are defined as “base salary or wages for personal services and elective deferrals plus (i) elective deferrals not includable in the gross income of the Employee under Code Sections 125, 132(f)(4), 402(e)(3), 402(h), 403(b) and 457, (ii) one-half (1/2) of any performance based or annual incentive bonus, (iii) one-half (1/2) of any safety incentive award, (iv) paid time off, other than pay while on disability leave, (v) any post-employment payment for services performed during the course of employment that would have been paid to the Employee prior to the severance from employment if the Employee had continued in employment with an Employer, and (vi) compensation for overtime at the Employee’s regular rate of pay.”

The following table shows estimated aggregate annual benefits under our Retirement Plan and the SERP payable upon retirement to a participant who retires in 2018 at age 65 having the years of service and final average annual earnings as specified. The table assumes Social Security covered compensation levels as in effect on January 1, 2018.

Estimated Annual Retirement Benefits

Final Average Annual Earnings	Years of Credited Service
	5	10	15	20	25	30	35
$100,000	$5,633	$11,266	$16,899	$22,531	$28,164	$33,797	$39,430
150,000	10,008	20,016	30,024	40,031	50,039	60,047	70,055
200,000	14,383	28,766	43,149	57,531	71,914	86,297	100,680
250,000	18,758	37,516	56,274	75,031	93,789	112,547	131,305
300,000	23,133	46,266	69,399	92,531	115,664	138,797	161,930
350,000	27,508	55,016	82,524	110,031	137,539	165,047	192,555
400,000	31,883	63,766	95,649	127,531	159,414	191,297	223,180
450,000	36,258	72,516	108,774	145,031	181,289	217,547	253,805
500,000	40,633	81,266	121,899	162,531	203,164	243,797	284,430
550,000	45,008	90,016	135,024	180,031	225,039	270,047	315,055
600,000	49,383	98,766	148,149	197,531	246,914	296,297	345,680
650,000	53,758	107,516	161,274	215,031	268,789	322,547	376,305
700,000	58,133	116,266	174,399	232,531	290,664	348,797	406,930
750,000	62,508	125,016	187,524	250,031	312,539	375,047	437,555
800,000	66,883	133,766	200,649	267,531	334,414	401,297	468,180
850,000	71,258	142,516	213,774	285,031	356,289	427,547	498,805
900,000	75,633	151,266	226,899	302,531	378,164	453,797	529,430
950,000	80,008	160,016	240,024	320,031	400,039	480,047	560,055
1,000,000	84,383	168,766	253,149	337,531	421,914	506,297	590,680

Benefits listed in the pension table are not subject to any deduction for Social Security or other offset amounts. As of December 31, 2018, the following executive officers have completed the indicated number of full years of credited service: P. Baker, 17 years; L. Radford, 7 years; D. McDonald, 12 years; R. Brown, 3 years; and L. Hall, 1 year.

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PROPOSAL 4
Approval of Amendments to and Restatement of Our Hecla Mining Company 2010 Stock Incentive Plan

Overview

The Hecla Mining Company 2010 Stock Incentive Plan (the “2010 Incentive Plan”) originally became effective following shareholder approval on May 21, 2010. The plan permits the Company to grant equity awards in order to (i) attract, retain and reward key talent, (ii) provide stock-based incentives that promote the Company’s short and long-term financial growth and stability, and (iii) align the interests of eligible key employees, officers, and other eligible service providers with the long-term interests of our shareholders.

We are now asking our shareholders to approve an amendment and restatement of the 2010 Incentive Plan, which amendment and restatement was approved by the Board on March 20, 2019 (subject to shareholder approval). We refer to this amendment and restatement of the 2010 Incentive Plan as the “Amended Plan.”

In view of the limited number of shares remaining available under the 2010 Incentive Plan, the Board approved the Amended Plan, primarily to (i) authorize a new share pool of 20,000,000 shares of Hecla common stock (“common stock”) for awards made after May 23, 2019, and (ii) extend the expiration date of the plan from August 25, 2020 to May 23, 2030.

As described further below, the Amended Plan, if approved, adds several features not included in the 2010 Incentive Plan that further enhance long-term stockholder interests:

•	No single-trigger acceleration. Under the Amended Plan, we do not automatically accelerate vesting of awards in connection with a change in control on the Company.

•	No Liberal Share Counting. The Amended Plan prohibits the Company from re-using shares that are tendered or surrendered to pay the exercise cost or tax obligation of grants. The only shares that are re-used in the Amended Plan are for awards that have been canceled, forfeited, expired or for awards settled in cash.

•	Minimum Vesting Requirements. The Amended Plan includes minimum vesting requirements. Equity-based awards generally cannot vest earlier than one year after grant. Certain limited exceptions are permitted.

•	Dividends. We do not pay dividends or dividend equivalents on stock options, SARs, or RSUs. We also do not pay dividends on unearned restricted shares or other stock-based awards, except to the extent the award actually becomes vested.

•	Clawback. Awards granted under the Amended Plan are subject to the Company’s clawback policy (described at page 44 above).

In addition, the Amended Plan continues to include other features that protect the interests of our long-term shareholders, including:

•	Limitation on terms of stock options and stock appreciation rights. The maximum term of each stock option and stock appreciation right, or SAR, is ten years.

•	No repricing or grant of discounted stock options or SARs. The Amended Plan does not permit the repricing of options or SARs. The Amended Plan prohibits the granting of stock options or SARs with an exercise price less than the fair market value of the common stock on the date of grant.

Shareholders are asked to approve the Amended Plan, among other reasons, to (i) qualify stock options as incentive stock options for purposes of Section 422 of the Internal Revenue Code (the “Code”), and (ii) satisfy NYSE rules relating to equity compensation plans. If shareholders do not approve the Amended Plan, the Company may be compelled to increase the cash component of compensation for the key employees and officers because the Company would need to replace components of compensation previously delivered in equity awards.

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Information on Equity Compensation Plans as of April 1, 2019

The Board recognizes that the increase in the number of shares under the Amended Plan will result in additional dilution or “overhang” for our shareholders. As commonly calculated, the total potential overhang resulting from the Amended Plan would be approximately 4.5%, calculated as of April 1, 2019 as follows:

(a) Incremental Share Request Subject to Shareholder Approval	20,000,000
(b) Shares Underlying Outstanding Awards	3,236,613
(c) Shares currently available under the 2010 Incentive Plan	10,447
(d) Total shares authorized for, or outstanding under, equity awards (a + b + c)	23,247,060
(e) Total shares outstanding	486,585,127
(f) Fully Diluted Overhang (d/(d+e))	4.5%

Outstanding awards include unvested shares of restricted stock and RSUs, as well as performance-based shares assuming target performance. We note that the number of shares remaining available for grant as described above differs from those reported above under Equity Compensation Plan Information, since that table, required by SEC disclosure rules, is dated as of December 31, 2018, and therefore does not take into account year-to-date grants during 2019.

The Board periodically reviews the rate at which the Company grants equity awards relative to its shares of common stock outstanding (sometimes referred to as the Company’s “run rate”). The Company believes that our run rate demonstrates a responsible use of the available share pool. Our employee population has grown because of acquisitions, and we expect to grant equity awards to a broader population of employees going forward. As a result, we expect our run rate over the next several years to increase from prior levels. Using our stock price on March 19, 2019 of $2.40 per share, we intend the proposed share reserve for the Amended Plan to cover all of our stock awards for the next five years.

The following is a summary of the material features of the Amended Plan. This summary does not purport to be a complete description of all of the provisions of the Amended Plan. It is qualified in its entirety by reference to the full text of the Amended Plan, which has been filed with the SEC with this Proxy Statement and is included herewith as Exhibit “A.”

Material Features of the Amended Plan

Administration. The provisions in the Amended Plan regarding plan administration are materially the same as those included in the 2010 Incentive Plan. The Amended Plan will be administered by the Compensation Committee of the Board, or such other committee of the Board as the Board may from time to time designate comprised of two or more “non-employee directors” within the meaning of the rules under Section 16 of the Securities Exchange Act of 1934, as amended (the “Committee”). The Committee will have the authority to: (i) select officers, employees, and certain independent consultants to whom awards may be granted; (ii) determine the type of award, and the number of shares of common stock covered by each award; and (iii) determine the terms and conditions of any such awards. The Committee also will have the authority to: (i) adopt, alter and repeal the administrative rules, guidelines and practices governing the Amended Plan as it deems advisable; (ii) interpret the terms and provisions of the Amended Plan and any awards issued thereunder; and (iii) otherwise supervise the administration of the Amended Plan. All decisions made by the Committee pursuant to the Amended Plan will be final and binding.

Number of Authorized Shares; Adjustments. The Amended Plan authorizes the issuance, from and after May 23, 2019, of up to 20,000,000 shares of common stock pursuant to the grant or exercise of awards. If any award under the 2010 Incentive Plan made before May 23, 2019, or any award made under the Amended Plan from and after May 23, 2019, expires, or is terminated, surrendered or forfeited (including a repurchase of unvested shares at no more than the cost, if any, paid for such shares), in whole or in part, the unissued common stock covered by such award will again be available for the grant of awards under the Amended Plan. Up to all such shares may be granted as incentive stock options under Internal Revenue Code Section 422. Any award settled in cash will not be counted as shares of common stock for any purpose under the Amended Plan. Likewise, awards granted in assumption of or in substitution for awards previously granted by an acquired company will not be counted as shares of common stock for any purpose under the Amended Plan.

The Amended Plan clarifies the treatment of shares used to cover the cost of an award, and prohibits so-called “liberal share counting.” Accordingly, the number of shares of common stock available for the purpose of awards under the Amended Plan is reduced by: (i) the total number of SARs exercised, regardless of whether any of the shares of common stock underlying the SARs are not actually issued to the participant as the result of a net settlement; and (ii) any shares of common stock used to pay any exercise price for a stock option or tax withholding obligation with respect to any award (including restricted stock and RSUs). Any shares of common stock purchased on the open market with the proceeds of stock option exercises are not added back to the available share pool under the Amended Plan. The shares subject to grant under the Amended Plan are to be made available from authorized but unissued shares or from treasury shares as determined from time to time by the Board.

In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Committee or Board will make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Amended Plan, in the number, kind and option price of shares subject to outstanding stock options and SARs, in

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the number and kind of shares subject to other outstanding awards and/or such other equitable substitution or adjustments as it determines to be appropriate in its sole discretion, provided that the number of shares subject to any award shall always be a whole number.

Eligibility and Participation. Eligibility to participate in the Amended Plan is the same as under the 2010 Stock Incentive Plan and is limited to officers, employees, and certain independent consultants of the Company, its affiliates or subsidiaries, as determined by the Committee. Non-employee directors are not eligible. Participation in the Amended Plan is at the discretion of the Committee. As of April 1, 2019, there were approximately 160 eligible participants under the 2010 Incentive Plan, including seven executive officers.

Types of Award under the Amended Plan. The Amended Plan authorizes the Committee to grant awards, individually or collectively, to participants in any of the following forms, subject to such terms, conditions, and provisions as the Committee may determine to be necessary or desirable:

•	incentive stock options (“ISOs”);

•	nonqualified stock options (“NSOs”);

•	SARs;

•	restricted stock;

•	restricted stock units (“RSUs”);

•	performance units; and

•	other stock-based awards.

Stock Options. The Amended Plan authorizes the Committee to grant options to purchase Hecla common stock at an exercise price which cannot be less than the fair market value of such shares on the date of grant. The Amended Plan permits optionees, with the approval of the Committee, to pay the exercise price of options in cash, stock (valued at its fair market value on the date of exercise) or a combination thereof, or by “cashless exercise” through a broker or the Company. The term of options will be as determined by the Committee, but may not be longer than ten (10) years from the date of grant (or five (5) years in the case of an ISO granted to an optionee who, at the time the ISO is granted, owns common stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company). The Committee will determine the conditions under which options will become exercisable, and the extent to which they will be exercisable after the option holder’s employment terminates. Generally, options terminate upon:

•	immediately upon the option holder’s termination of employment for cause (as defined in the Amended Plan);

•	one (1) year after the option holder’s death;

•	three (3) years after the option holder’s employment terminates because of disability;

•	five (5) years after the option holder’s retirement; and

•	three (3) months after the option holder’s employment terminates for any other reason.

The option award agreement may specify a shorter period, and in no event may the option be exercised after its original expiration date.

As noted above, options may be granted either as ISOs or NSOs. The principal difference between ISOs and NSOs is tax treatment (see “Federal Income Tax Consequences” below).

SARs. The Amended Plan authorizes the Committee to grant SARs in conjunction with all or part of any stock option granted under the Amended Plan. Upon the exercise of a SAR, the holder will receive an amount in cash, shares of common stock, or both equal in value to the excess of the fair market value of one share of common stock over the option price per share specified in the related stock option multiplied by the number of shares in respect of which the SAR has been exercised. Such amount will be paid to the holder in stock (valued at its fair market value on the date of exercise), cash or a combination thereof, as the Committee may determine. A SAR may be granted as an alternative to a previously or contemporaneously granted nonqualified option, but may only be granted contemporaneously with the grant of an ISO. A SAR will entitle the optionee, in lieu of exercising the option, to receive the excess of the fair market value of a share of stock on the date of exercise over the option price multiplied by the number of shares for which the optionee is exercising the SAR. Because a SAR is an alternative to an option, the option will be cancelled to the extent that the SAR is exercised, and the SAR will be cancelled to the extent the option is exercised.

Restricted Stock, RSUs and Other Stock-based Awards. The Committee may grant awards of restricted stock, which are shares of common stock subject to specified restrictions, and RSUs, which represent the right to receive shares of the common stock in the future. These awards may be made subject to repurchase, forfeiture or vesting restrictions at the Committee’s discretion. The restrictions may be based on continuous service with the Company or the attainment of specified performance goals, as determined by the Committee. RSUs may be paid in stock or cash or a combination of stock and cash, as determined by the Committee. Restricted stock may have voting rights during the restricted period, but regular cash dividends during the restricted period will not be paid to the participant, but may be accrued and paid at vesting or delivered as additional shares of restricted stock subject to the same vesting conditions of the underlying award. RSUs are not eligible to receive dividends or dividend equivalents. The Committee may also grant other types of equity or equity-based awards subject to the terms of the Amended Plan based on any other terms and conditions determined by the Committee.

Performance Units. The Amended Plan authorizes the Committee to award performance units either alone or in addition to other awards granted under the Amended Plan. The Committee may condition the settlement of performance units upon the

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continued service of the participant, the attainment of performance goals, or both. The provisions of such awards (including applicable performance goals) need not be the same with respect to each recipient. Performance units are generally forfeited upon termination of employment, except as otherwise set forth in the award agreement or determined by the Committee. Payment of performance units to the extent earned may be made in shares of common stock, cash, or a combination, as determined by the Committee.

Amendment and Discontinuance. The Amended Plan may generally be amended, altered or discontinued by the Board, but no amendment, alteration or discontinuance may be made that would impair the rights of a participant under and award without the participant’s consent, subject to certain limited exceptions. Also, no amendment will be made without the consent of the Company’s stockholders to the extent such consent is required by law or agreement. See “No Repricing” below for additional restrictions on amendments to stock options and SARs.

Change in Control. The Amended Plan provides that in the event of a change-in-control of the Company, as defined in the Amended Plan, treatment of awards will depend on whether the awards have been assumed, converted or replaced by the successor in the transaction:

•	To the extent outstanding awards are assumed, converted, or replaced by the resulting entity in the change-in-control, if, within 24 months after the change-in-control, the participant has a termination of employment initiated by the successor other than for cause (which may include a termination of employment initiated by the participant for “good reason” if provided in the applicable award agreement), the award will become fully vested and exercisable upon such termination of employment. This is often referred to as “double-trigger” vesting. For performance units or other awards that vest based on performance, the vesting at termination of employment will be based on the assumed achievement of target goals, or if greater, based on achievement of performance measured through the fiscal quarter immediately preceding the change-in-control.

•	To the extent outstanding awards are not assumed, converted, or replaced by the resulting entity in the change-in-control, then upon the change-in-control awards will become fully vested and exercisable. For performance units or other awards that vest based on performance, the vesting will be based on the assumed achievement of target goals, or if greater based on achievement of performance measured through the fiscal quarter immediately preceding the change-in-control.

No Repricing. Without stockholder approval, the Committee is not authorized to (i) lower the exercise or grant price of a stock option or SAR after it is granted, except in connection with certain adjustments to our corporate or capital structure permitted by the Amended Plan, such as stock splits, (ii) take any other action that is treated as a repricing under generally accepted accounting principles or (iii) cancel a stock option or SAR at a time when its exercise or grant price exceeds the fair market value of the underlying stock, in exchange for cash, another stock option or SAR, restricted stock, RSUs or other equity award, unless the cancellation and exchange occur in connection with a change in capitalization or other similar change.

Minimum Vesting. Equity-based awards granted under the Amended Plan will have a one-year minimum vesting requirement. This requirement does not apply to (i) substitute awards resulting from acquisitions, or (ii) shares delivered in lieu of fully vested cash awards. Also, the Committee may grant equity-based awards without regard to the minimum vesting requirement with respect to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Amended Plan. In addition, the minimum vesting requirement does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of retirement, death, disability or a change in control, in the terms of the award or otherwise.

Transferability. Awards are not transferable, except by will and the laws of descent and distribution and, in the case of nonqualified stock options, pursuant to a qualified domestic relations order or a gift to an optionee’s children.

New Plan Benefits

As of the date of this Proxy Statement, no awards have been made under the Amended Plan, and there are no awards under the 2010 Incentive Plan that are conditioned on approval of the Amended Plan. The amount of awards to be made under the Amended Plan is not presently determinable.

Federal Income Tax Consequences

The following discussion is intended only as a brief summary of the U.S. federal income tax rules that are generally relevant to stock options, SARs, restricted stock, RSUs, and performance units. The following information is not a definitive explanation of the tax consequences of the awards, and recipients should consult with their own tax advisors with respect to the tax consequences inherent in the ownership and/or exercise of the awards, and the ownership and disposition of any underlying securities. Tax consequences will also vary depending upon the jurisdiction where the recipient of the award may reside.

Nonqualified Stock Options and SARs. A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option (or related SAR). Upon the exercise of a nonqualified stock option (or related SAR), a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the stock option on the date of exercise and the exercise price of the stock option. When a participant sells the shares, the

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participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the exercise price of the stock option.

Incentive Stock Options. A participant generally will not recognize taxable income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment or within three months after employment ends (12 months in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the stock option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (a) one year from the date the participant exercised the option and (b) two years from the grant date of the stock option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the exercise price of the stock option. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the stock option (or, if less, the excess of the amount realized on the disposition of the shares over the exercise price of the stock option). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.

With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of common stock already held by the participant to pay the exercise price or if the shares received upon exercise of the stock option are subject to a substantial risk of forfeiture by the participant.

Restricted Stock Awards, RSUs, and Performance Units. A participant generally will not have taxable income upon the grant of restricted stock, RSUs or performance units. Instead, the participant will recognize ordinary income at the time of vesting or payout equal to the fair market value (on the vesting or payout date) of the shares or cash received minus any amount paid. For restricted stock only, a participant may instead elect to be taxed at the time of grant.

Other Stock-based Awards. The U.S. federal income tax consequences of other stock-based awards will depend upon the specific terms of each award, but generally the participant will recognize ordinary income at the time of vesting or payout equal to the fair market value (on the vesting or payout date) of the shares or cash received minus any amount paid.

Tax Consequences to the Company. In the foregoing cases, we generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the Code, including Section 162(m). Under Section 162(m) as amended by the Tax Act, we cannot deduct compensation paid to certain covered employees in a calendar year that exceeds $1 million.

Code Section 409A. We intend that awards granted under the Amended Plan comply with, or otherwise be exempt from, Code Section 409A (to the extent applicable), but make no representation or warranty to that effect.

Tax Withholding. We are authorized to deduct or withhold from any award granted or payment due under the Amended Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares of common stock or otherwise settle an award under the Amended Plan until all tax withholding obligations are satisfied.

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plans as of December 31, 2018. The table updates information as originally reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. All outstanding awards relate to our common stock.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders:

2010 Stock Incentive Plan	3,236,613	N/A	3,607,822

Stock Plan for Nonemployee Directors	544,147	N/A	3,120,707

Key Employee Deferred Compensation Plan	1,760,728	N/A	433,833

Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	5,541,488	N/A	7,162,362

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Required Vote

The approval of this proposal will require the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. Under a majority votes cast standard, the shares voted “for” Proposal 4 must exceed the number voted “against” Proposal 4 for the proposal to be approved. Abstentions and broker non-votes are not counted as votes cast for this purpose and will have no effect on the outcome of the vote. Votes marked “against” will have an effect on the outcome of the vote.

Our Board recommends shareholders vote “FOR” the approval of the Amended and Restated Plan in substantially the same form as included as Appendix A to this Proxy Statement.

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PROPOSAL 5
Approval of Amendments to Our Certificate of Incorporation and Bylaws to Remove Certain 80% Supermajority Voting Provisions

Overview

There are certain provisions in our Certificate of Incorporation (the “Certificate”) and Bylaws that can only be revised through the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of our capital stock entitled to vote generally in the election of directors. We refer to these shares as “Voting Stock” and to this voting requirement as “80% supermajority” throughout this Proposal 5 and Proposal 6. Certain of these provisions relate to the authority to call special meetings of shareholders, and currently, only our Board has such authority.

We are seeking the approval of our shareholders to amend our Certificate and Bylaws to remove those 80% supermajority voting requirements that impact who may call special meetings of shareholders and replace them with two-thirds voting standards. We refer to this lower voting requirement as “two-thirds vote” throughout this Proposal 5 and Proposal 6. If approved by the required 80% supermajority vote, this proposal would become effective upon the filing of an amendment to our Certificate with the Secretary of State of Delaware, which we intend to do promptly after the required shareholder approval is obtained, at which time the related amendment to our Bylaws would also become effective.

We proposed these same amendments for shareholder approval at our 2018 Annual Shareholder Meeting. While shareholders owning almost 56% of our Voting Stock voted in favor of these amendments in 2018, the level of support was not sufficient to approve the amendments. See Required Vote, Our Board’s Recommendation and Additional Information below. Because some shareholders continue to believe that these amendments are appropriate, we are again asking shareholders to vote “For” these proposed amendments.

As described more fully below under Proposal 6, in 2014, 2016, 2017 and 2018 we sought the approval of our shareholders to amend the Certificate and Bylaws to add a right permitting shareholders who have held at least a 25% “net long position” in our outstanding common stock for at least 120 days to call special meetings of shareholders, subject to the conditions set forth in our Bylaws (we refer to this as the “Special Meeting Proposal”). In order to implement the Special Meeting Proposal, an 80% supermajority vote of our shareholders was required. The 80% supermajority vote was not obtained in 2014, 2016, 2017 or 2018 and as a result we were unable to implement the Special Meeting Proposal.

We are again proposing the Special Meeting Proposal at our 2019 Annual Meeting of Shareholders. It is described in Proposal 6 below.

We believe that the 80% supermajority vote requirement is an impediment to implementing the Special Meeting Proposal because of the difficulty in getting the holders of that many shares to vote at a shareholders meeting. If instead of the 80% supermajority provisions, the required vote to implement the Special Meeting Proposal was a two-thirds of the Voting Stock, we believe the Special Meeting Proposal would have a better chance to be approved by our shareholders. However, even with the change to the lower two-thirds vote requirement, there is no assurance that the Special Meeting Proposal will be approved by the required vote of our shareholders. See Required Vote on page 68.

Current Provisions in Certificate and Bylaws

Currently, the Certificate states that shareholders can alter, amend or repeal certain Bylaws relating to calling a special meeting of shareholders, only if that action is approved by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class (this supermajority voting provision is in Article V of the Certificate). Likewise, the Certificate currently states that a supermajority vote of at least 80% of the voting power of the then outstanding Voting Stock, voting together as a single class, is necessary to alter, amend or repeal Article VII of the Certificate which provides that special meetings of shareholders can only be called by our Board. Finally, the Bylaws also contain a similar provision regarding amending the provision therein concerning calling special meetings of shareholders.

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Set forth below are the relevant provisions of the Certificate and Bylaws:

Certificate

ARTICLE V.

Bylaws

In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation by a majority vote of the entire Board at any regular or special meeting of the Board; provided, however, that notwithstanding anything contained in this Certificate of Incorporation or the Bylaws of the Corporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to (i) alter, amend or repeal any provision of the Bylaws which is substantially identical to and/or implements the last sentence of Article IV or Articles VI, VII or VIII, of this Certificate of Incorporation, or (ii) alter, amend or repeal any provision of this proviso to Article V.

ARTICLE VII.

Actions by Shareholders

Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of shareholders of the Corporation and may not be effected by any consent in writing by such shareholders. Special meetings of shareholders of the Corporation may be called only by the Board pursuant to a resolution approved by a majority of the entire Board. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article VII.

Bylaws

ARTICLE VI.

Amendments

These Bylaws may be altered or repealed and Bylaws may be made at any annual meeting of the shareholders or at any special meeting thereof if notice of the proposed alteration or repeal of Bylaws to be made be contained in the notice of such meeting, by the affirmative vote of the holders of a majority of the total voting power of all outstanding shares of the voting stock of the Corporation. These Bylaws may also be altered or repealed and Bylaws may be made by the affirmative vote of a majority of the Board of Directors, at any annual or regular meeting of the Board of Directors, or at any special meeting of the Board of Directors if notice of the proposed alteration or repeal, or Bylaws or Bylaws to be made, be contained in the notice of such special meeting.

Notwithstanding anything contained in these Bylaws to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Section 4 or Section 6 of Article II, or Section 1, Section 2 or Section 3 of Article III, of these Bylaws.

Proposed Amendments to Certificate and Bylaws

This Proposal 5 proposes to amend the Certificate and Bylaws so that future amendments to certain provisions within the Certificate and the Bylaws can be approved by a two-thirds vote of the outstanding shares rather than an 80% supermajority vote. Specifically, in this Proposal 5, we propose:

■	to amend the 80% supermajority voting requirement in Article V of the Certificate by specifying that the applicable threshold to amend the Bylaw provision relating to special meetings of shareholders is two-thirds. As a result, any future action by shareholders to alter, amend or repeal the Bylaw relating to calling a special meeting of shareholders would require approval by the affirmative vote of at least two-thirds of the voting power of the then outstanding Voting Stock, voting together as a single class;

■	to amend the 80% supermajority voting requirement in Article VII of the Certificate by replacing the reference to “80 percent” with “two-thirds”, solely with respect to the provision in Article VII concerning the ability to call special meetings of shareholders. As a result, any future action by shareholders to alter, amend or repeal the provisions in the Certificate relating to calling a special meeting of shareholders would require approval by the affirmative vote of at least two-thirds of the voting power of the then outstanding Voting Stock, voting together as a single class; and

■	to amend the 80% supermajority voting requirement in Article VI of the Bylaws by specifying that with respect to Section 4 of Article II of the Bylaws, the applicable vote threshold is two-thirds to amend. As a result, any future action by shareholders to alter, amend or repeal the Bylaw relating to calling a special meeting of shareholders would require approval by the affirmative vote of at least two-thirds of the voting power of the then outstanding Voting Stock, voting together as a single class.
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Additional Information

Our Board is committed to good governance practices and this Proposal 5 is the result of our Board’s ongoing review of our corporate governance principles. As part of that review, our Board recognizes that the chances of obtaining shareholder approval of the Shareholder Meeting Proposal described below in Proposal 6 in the future (if it is not approved at the 2019 annual meeting) may be improved if the changes to the Certificate and Bylaws described in this Proposal 5 are approved by our shareholders. Although Proposal 5 and Proposal 6 will each require the affirmative vote of holders of at least 80% of our outstanding shares of common stock, the approval of one of these proposals is not conditioned on the other, and if Proposal 5 is passed but Proposal 6 is not, then if in the future we again seek approval of the Special Meeting Proposal, it would only need to be approved by the lower two-thirds vote rather than the current 80% supermajority vote.

After receiving shareholder input and the recommendation of the Governance Committee, our Board, at its meeting on February 20, 2019, approved and declared advisable and in our shareholders’ best interests the amendments to the Certificate and Bylaws described in this Proposal 5.

The above description is a summary and is qualified by and subject to the full text of the proposed amendments to our Certificate and Bylaws, which are set forth in Appendix B and Appendix C, respectively. Additions of text contained in the appendices are indicated by underlining and deletions of text are indicated by strikeouts.

Required Vote

Approval of this proposal requires the affirmative vote of 80% of our outstanding shares of common stock. Abstention and broker non-votes have the effect of a vote against this proposal.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to approve the amendments to our Certificate of Incorporation and Bylaws to remove certain 80% supermajority voting provisions.

Our Board recommends that shareholders vote “FOR” the amendments to our Certificate of Incorporation and Bylaws to remove certain 80% supermajority voting requirements and replace them with two-thirds voting standards as described above.

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PROPOSAL 6
Approval of Amendments to Our Certificate of Incorporation and Bylaws to Permit Shareholders to Call Special Meetings of Shareholders Under Certain Circumstances

Overview

We are seeking the approval of our shareholders to amend our Certificate and Bylaws to add a right permitting shareholders who have held at least a 25% “net long position” in our outstanding common stock for at least 120 days to call special meetings of shareholders, subject to the conditions set forth in our Bylaws, as described below. Currently, shareholders do not have the right to call special shareholder meetings; only our Board can call such meetings. If approved by the required 80% supermajority vote, this proposal would become effective upon the filing of an amendment to our Certificate with the Secretary of State of Delaware, which we intend to do promptly after the required shareholder approval is obtained, at which time the related amendment to our Bylaws would also become effective.

We proposed these same amendments for shareholder approval at our 2014, 2016, 2017 and 2018 Annual Shareholder Meetings. While shareholders owning approximately 41%, 47%, 55% and 56% of our Voting Stock, respectively, voted in favor of these amendments, the level of support was not sufficient to approve the amendments. See Required Vote, Our Board’s Recommendation and Additional Information below. Because our Board of Directors continues to believe that these amendments are appropriate, we are again asking shareholders to vote “For” these proposed amendments. In addition, under Proposal 5, we are seeking the approval of our shareholders to amend our Certificate and Bylaws to remove certain – but not all – 80% supermajority voting requirements that impact who may call special meetings of shareholders and replace them with two-thirds voting standards. If Proposal 5 is passed, we believe it will improve the chances that an amendment permitting shareholders to call special meetings of shareholders under certain circumstances, if proposed in the future, would be adopted (if Proposal 6 is not adopted at the 2019 Annual Meeting). However, even if Proposal 5 is approved by the required vote of our shareholders, there is no assurance that this Proposal 6 will be approved by the required vote of our shareholders. See Required Vote on page 70.

Proposed Amendments to Certificate and Bylaws

This Proposal 6 proposes to amend the Certificate and Bylaws to implement the right of shareholders who have held at least a 25% “net long position” in our outstanding common stock for at least 120 days to call special meetings of shareholders, subject to compliance with the requirements set forth in our Bylaws, as proposed to be amended.

Our Board believes that establishing an ownership threshold of at least 25% in order for a shareholder (or group of shareholders) to request a special meeting strikes an appropriate balance between enhancing shareholder rights and avoiding the situations that could arise if the threshold were set so low that a small minority of shareholders, including shareholders with special interests, could force the Company to incur the time and expense of convening a special meeting to consider a matter of little or no interest to other shareholders. Organizing and preparing for a special meeting involves significant attention of our Board and management, which could divert their attention from performing their primary functions: to oversee and operate our business in the best interests of our shareholders. In addition, for every special meeting of shareholders, the Company incurs significant costs. We will continue to maintain our existing governance mechanisms that afford management and our Board the ability to respond to proposals and concerns of all shareholders, regardless of the level of share ownership.

Establishing a 25% “net long position” threshold for the right to call a special meeting would ensure that matters proposed for consideration have significant support among our shareholders. A shareholder’s “net long position” is generally defined as the amount of common stock in which the shareholder holds a positive (also known as “long”) economic interest, reduced by the amount of common stock in which the shareholder holds a negative (also known as “short”) economic interest. In addition, requiring that shareholders must have held their stock for at least 120 days helps to ensure that their economic interest in the Company’s affairs is more than transitory. Also, during the required 120 day holding period, the Company will continue to make disclosure through its statutory filings, which may provide shareholders with information that might avoid an unnecessary call for special meetings of shareholders.

The proposed amendment to our Bylaws contains procedural and informational requirements for shareholders to call a special meeting, including without limitation, that (i) no business may be conducted at the special meeting except as set forth in the Company’s notice of meeting, (ii) a special meeting will not be held if similar business is to be covered at an annual or special meeting called by the Board to be held within 90 days after the special meeting request is received by the Secretary, (iii) no shareholder special meeting request may be made during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting, (iv) a special meeting request cannot cover business substantially similar to what was covered at an annual or special meeting held not more than 120 days before the special meeting request was received by the

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Secretary, (v) any shares beneficially owned or held of record as of the date of the request and sold by the requesting holder prior to the meeting will be treated as a revocation of the request to the extent of the shares sold and (vi) the requesting shareholder’s notice must include information (as specified in the amendment to the Bylaws) as to the business proposed to be conducted, as to each nominee (if applicable), and as to the shareholder giving notice and the beneficial owner, if any, on whose behalf the proposal is made.

Additional Information

Our Board is committed to good governance practices and this Proposal 6 is the result of our Board’s ongoing review of our corporate governance principles. After receiving shareholder input, and based upon the recommendation of the Governance Committee, our Board, at its meeting on February 20, 2019, approved the amendments to the Certificate and Bylaws described in this Proposal 6.

The above description is a summary and is qualified by and subject to the full text of the proposed amendments to our Certificate and Bylaws, which are set forth in Appendix D and Appendix E, respectively. Additions of text contained in the appendices are indicated by underlining and deletions of text are indicated by strikeouts.

Required Vote

Approval of this proposal requires the affirmative vote of 80% of our outstanding shares of common stock. Abstention and broker non-votes have the effect of a vote against this proposal.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to approve the amendments to our Certificate of Incorporation and Bylaws to permit shareholders to call special meetings of shareholders under certain circumstances.

Our Board recommends shareholders vote “FOR” the amendments to our Certificate of Incorporation and Bylaws to permit shareholders to call special meetings of shareholders under certain circumstances.

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PROPOSAL 7
Approval of Amendments to Our Certificate of Incorporation and Bylaws to Declassify Our Board of Directors and Provide for the Annual Election of Directors

We are seeking the approval of our shareholders to amend our Certificate and Bylaws to eliminate the classified structure of our Board of Directors. The Board of Directors adopted, and recommends that shareholders approve, an amendment to Article VI of our Certificate that would eliminate the classified structure of the Board of Directors and provide for annual election of directors (the “Declassification Amendment”). If the Declassification Amendment is approved, the Board intends to cause the Declassification Amendment to be filed with the Secretary of State of the State of Delaware following the 2019 Annual Meeting and adopt conforming amendments to the Company’s Bylaws and Corporate Governance Guidelines. If the Declassification Amendment is not approved, our Board will remain classified. The proposed revisions to the Certificate and Bylaws are included in this Proxy Statement as Appendix F and Appendix G, respectively. Additions of text contained in the appendices are indicated by underlining and deletions of text are indicated by strikeouts.

Rationale for Declassification

In late 2017, a shareholder submitted a non-binding proposal to declassify the Board of Directors. The Board approved inclusion of that proposal on the ballot at the 2018 Annual Meeting of Shareholders. At the meeting, 94% of the votes cast and 51% of the outstanding shares of common stock were in favor of that proposal. Considering the voting result and the Board’s recognition that the sentiment of shareholders and institutional investor groups is generally in favor of the annual election of directors, the Board decided to take the next step in declassifying the Board by approving the Declassification Amendment and placing it on the ballot for the 2019 Annual Meeting of Shareholders.

Proposed Declassification

Article VI, Section 1 of the Company’s Certificate currently provides that the Company’s directors are divided into three classes, with the term of one class expiring each year, and the directors in each class serving three-year terms. The Declassification Amendment would not affect the term of the class of directors elected at this 2019 Annual Meeting, or the terms of classes elected in 2018 and 2017. If adopted, the Declassification Amendment would mean that the successors of the directors whose terms expire at the 2020 Annual Meeting will be elected for terms expiring at the 2021 Annual Meeting. At the 2021 Annual Meeting, the successors of directors whose terms expire at that meeting will be elected for terms expiring at the 2022 Annual Meeting. At the 2022 Annual Meeting, and each subsequent annual meeting, the successors of each director whose terms expire at that meeting will be elected for terms expiring at the next annual meeting.

The Declassification Amendment would not change the present number of directors or the Board’s authority to change that number and to fill any vacancies or newly created directorships. The Declassification Amendment would also provide that, upon the annual election of the entire Board at the 2022 Annual Meeting of Shareholders, a director appointed to a vacancy or new directorship would serve for a term expiring at the next Annual Meeting of Shareholders following his or her appointment.

Required Vote

Approval of this proposal requires the affirmative vote of 80% of our outstanding shares of common stock. Abstentions and broker non-votes have the effect of a vote against this proposal.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to declassify our Board.

Our Board recommends shareholders vote “FOR” the amendment to the Certificate of Incorporation and Bylaws to declassify the Board.

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STOCK OWNERSHIP INFORMATION

Guidelines and Timing of Equity Awards. We have no program, plan or practice to time the grant of stock-based awards relative to the release of material non-public information or other corporate events. All equity grants to executive officers are approved by the Compensation Committee at regularly scheduled meetings or, in limited cases involving key recruits or promotions, by a special meeting or unanimous written consent. The grant date is the meeting date, or a fixed, future date specified at the time of the grant. Under the terms of our 2010 Stock Incentive Plan, the fair market value of any award is determined by the closing price of our common stock on the NYSE on the date of grant or a fixed, future date specified at the time of grant. In addition, the committee typically makes equity grants to NEOs in the first half of the year.

Stock Ownership Guidelines

To more closely align the Company’s non-management directors’ financial interests with those of the shareholders, in June 2012, the Compensation Committee and Board adopted stock ownership guidelines for our non-management directors. Under these guidelines, each non-management director is required to own shares of common stock (which includes shares held under the Hecla Mining Company Stock Plan for Nonemployee Directors) valued at three times his or her annual cash retainer within five years of their appointment to the Board. Any directors appointed or elected after June 2012 are expected to achieve their expected value requirement within five years of his or her appointment or election to the Board.

In the event a non-management director’s cash retainer increases, he or she will have three years from the date of the increase to acquire any additional shares needed to meet these guidelines.

Similarly, we believe that it is important to encourage our executive officers to hold a material amount of our common stock and to link their long-term economic interest directly to that of our shareholders. To achieve this goal, in June 2012, the committee and Board established stock ownership guidelines for the Company’s senior management. The guidelines for the CEO are six times base salary, and for the other executive officers, two times base salary. These guidelines shall be achieved by the later of (i) June 2017 or (ii) five years after the executive officer is hired to such position. Unvested RSUs and shares held directly are considered owned for purposes of the guidelines. If an executive officer becomes subject to a greater ownership amount due to a promotion or an increase in base salary, he or she must meet the higher ownership requirement within three years.

Because of fluctuations in the Company’s stock price, in February 2016, the committee and the Board amended the stock ownership guidelines to provide a valuation methodology that consists of valuing the shares held by using the average closing price of the Company’s common stock on the NYSE for the previous calendar year. Because share prices of all companies are subject to market volatility, the Board believes that it would be unfair to require an executive or Board member to buy more shares simply because Hecla’s stock price drops. In the event there is a significant decline in Hecla’s stock price that causes an executive’s or Board member’s holdings to fall below the applicable threshold, the executives or Board members will not be required to purchase additional shares to meet the threshold, but they generally may not sell or transfer any shares until the threshold has again been achieved.

The following tables summarize the non-management director and NEO stock ownership guidelines and their status as of December 31, 2018, based on the average closing price of our common stock on the NYSE for calendar year 2018 ($3.3225). As of December 31, 2018, all NEOs met the guidelines. In the calculations for our NEOs, we include shares directly held and unvested RSUs. We do not include unexercised stock options or unvested performance-based shares.

Non-Management Director Stock Ownership as of December 31, 2018

Director	Annual Retainer ($)	X Annual Retainer	Total Value of Shares to be Held ($)	Shares Held Directly (#)	Shares Held in Directors Trust(1) (#)	Total Shares (#)	Total Value of Shares Held by Director ($3.3225)(2) ($)	Meets Guidelines
Boggs(3)	98,000	3x	294,000	0	48,550	48,550	161,307	No
Crumley	218,000	3x	654,000	126,536	128,422	254,958	847,098	Yes
Johnson(4)	98,000	3x	294,000	17,273	56,083	73,356	243,725	No
Nethercutt	98,000	3x	294,000	31,686	70,071	101,757	338,088	Yes
Ralbovsky(4)	98,000	3x	294,000	17,273	56,083	73,356	243,725	No
Rogers	98,000	3x	294,000	100,536	97,469	198,005	657,872	Yes
Stanley	98,000	3x	294,000	100,536	97,469	198,005	657,872	Yes

(1)	As of December 31, 2018, the total amount of shares held in trust pursuant to the terms of the Stock Plan for Nonemployee Directors by each of the above-named directors.
(2)	The value of shares held is determined by using the average closing price of the Company’s common stock for the calendar year on the NYSE, which for 2018 was $3.3225.
(3)	Ms. Boggs joined the Board in January 2017 and has until January 2022 to comply with the guidelines.
(4)	Messrs. Johnson and Ralbovsky joined the Board in March 2016 and have until January 2021 to comply with the guidelines.
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NEO Stock Ownership as of December 31, 2018

NEO	Annual Base Salary ($)	X Annual Base Salary	Total Value of Shares to be Held ($)	Shares Held Directly (#)		Unvested RSUs (#)	Total Shares (#)	Total Value of Shares Held by NEO at 12/31/18 ($3.3225)(1) ($)	Meets Guidelines
Baker	635,000	6x	3,810,000	3,548,020	(2),(3)	225,213	3,773,233	12,536,567	Yes
Hall	380,000	2x	760,000	134,884		135,970	270,854	899,912	Yes
Radford	416,000	2x	832,000	573,400	(3)	182,811	756,211	2,512,511	Yes
McDonald	275,000	2x	550,000	437,571		122,073	559,644	1,859,417	Yes
Brown	264,000	2x	528,000	111,942		90,085	202,027	671,235	Yes

(1)	The value of shares held is determined by using the average closing price of the Company’s common stock for the calendar year on the NYSE, which for 2018 was $3.3225.
(2)	Includes 1,758,085 shares deferred under the KEDCP.
(3)	Includes Hecla Mining Company common shares held in their 401(k) account.

Additional information regarding shares held by the non-management directors and our NEOs is included in the Security Ownership of Certain Beneficial Owners and Management table that follows.

Security Ownership of Certain Beneficial Owners and Management

The following table shows the number and percentage of the shares of common stock beneficially owned by each current director and each executive officer of Hecla, and by all current directors and executive officers as a group, as of March 25, 2019. On that date, all such persons together beneficially owned an aggregate of ____% of the outstanding shares of our common stock. Except as otherwise indicated, the directors, nominees and officers have sole voting and investment power with respect to the shares listed, including shares which the individual has the right to acquire, but has not done so.

		Shares Beneficially Owned
Name of Beneficial Owner	Title of Class	Number		Nature		Percent of Class
Phillips S. Baker, Jr.		2,429,075	(1)	Direct	(2)
President and CEO		24,843		401(k) Plan
		225,213		RSU	(3)
		1,758,085		Deferred	(4)
		258,873		Performance-based	(5)
	Common	4,696,089				____	%
Robert D. Brown		279,681		Direct	(2)
Vice President – Corporate Development		90,085		RSU	(3)
		42,461		Performance-based	(5)
	Common	412,227				*
Lindsay A. Hall		371,326		Direct	(2)
Senior Vice President and Chief Financial Officer		135,970		RSU	(3)
		63,524		Performance-based	(5)
	Common	570,820				*
Dr. Dean W.A. McDonald		647,245		Direct	(2)
Senior Vice President – Exploration		122,073		RSU	(3)
		47,572		Performance-based	(5)
	Common	816,890				*
Lawrence P. Radford		843,589	(6)	Direct	(2)
Senior Vice President – Operations		24,142		401(k) Plan
		182,811		RSU	(3)
		98,772		Performance-based	(5)
	Common	1,149,314				*
Catherine J. Boggs		48,550		Indirect	(7)
Director	Common	48,550				*
Ted Crumley		126,536		Direct	(2)
Director		128,442		Indirect	(7)
	Common	254,978				*
George R. Johnson		17,273		Direct	(2)
Director		56,083		Indirect	(7)
	Common	73,356				*
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		Shares Beneficially Owned
Name of Beneficial Owner	Title of Class	Number	Nature		Percent of Class
George R. Nethercutt, Jr.		31,686	Direct	(2)
Director		70,071	Indirect	(7)
	Common	101,757			*
Stephen F. Ralbovsky		17,273	Direct	(2)
Director		56,083	Indirect	(7)
	Common	73,356			*
Terry V. Rogers		100,536	Direct	(2)
Director		97,469	Indirect	(7)
	Common	198,005			*
Charles B. Stanley		100,536	Direct	(2)
Director		97,469	Indirect	(7)
	Common	198,005			*
All current directors, director nominees and executive officers as a group (13 individuals)	Common	8,593,347			____	%

*	Represents beneficial ownership of less than one percent, based upon ____________ shares of our common stock issued and outstanding as of March 25, 2019.
(1)	Includes 223,642 shares held jointly with Mr. Baker’s spouse, as to which Mr. Baker shares voting and investment power.
(2)	“Direct” means shares held of record and any shares beneficially owned through a trust, broker, financial institution, or other nominee, and with respect to which the officer or director has sole or shared voting power.
(3)	“RSU” means restricted stock units awarded under the KEDCP or 2010 Stock Incentive Plan that have not vested. See footnote 1 of the Outstanding Equity Awards at Fiscal Year-End for 2018 on page 52.
(4)	“Deferred Shares” means stock that has vested or been awarded but is deferred until a distributable event under the terms of the KEDCP.
(5)	“Performance-based Shares” means performance-based equity, based on a three-year TSR. See Performance-based Shares on page 42 and Outstanding Equity Awards at Fiscal Year-End for 2018 table on page 52.
(6)	All shares are jointly held with Mr. Radford’s spouse, as to which Mr. Radford shares voting and investment power.
(7)	“Indirect” means shares credited to each independent director, all of which are held indirectly in trust pursuant to our Stock Plan for Nonemployee Directors. Each director disclaims beneficial ownership of all shares held in trust under the stock plan. See Compensation of Non-Management Directors on page 22.

To our knowledge, as of March 25, 2019, the only “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act) of more than 5% of our common stock entitled to vote at the Annual Meeting are shown in the table below:

Title of Class	Name & Address of Beneficial Owner	Amount & Nature of Beneficial Ownership	Percent of Class
Common	Van Eck Associates Corporation(1)	60,487,065	____	%
	666 Third Ave. – 9th Floor
	New York, NY 10017
Common	The Vanguard Group, Inc.(2)	43,771,281	____	%
	100 Vanguard Blvd.
	Malvern, PA 19355
Common	Dimensional Fund Advisors LP(3)	36,181,949	____	%
	Building One
	6300 Bee Cave Rd.
	Austin, TX 78746
Common	BlackRock, Inc.(4)	32,792,082	____	%
	55 East 52nd Street
	New York, NY 10055

(1)	Based solely on a Schedule 13G/A filed on February 11, 2019, with the SEC by Van Eck Associates Corporation. Van Eck Associates Corporation has sole voting and dispositive power with respect to all shares.
(2)	Based solely on a Schedule 13G/A filed on February 11, 2019, with the SEC by The Vanguard Group, Inc. The Vanguard Group, Inc. has sole voting power with respect to 509,130 shares, shared voting power with respect to 103,339 shares, sole dispositive power with respect to 43,217,554 shares, and shared dispositive power with respect to 553,727 shares.
(3)	Based solely on a Schedule 13G/A filed on February 9, 2018, with the SEC by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP has sole voting power with respect to 35,383,060 shares and sole dispositive power with regard to 36,181,949 shares.
(4)	Based solely on a Schedule 13G/A filed on February 4, 2019, with the SEC by BlackRock, Inc. BlackRock, Inc. has sole voting power with respect to 31,757,534 shares and sole dispositive power with regard to 32,792,082 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in their ownership of our stock. These persons are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on our review of copies of such forms, or written representations from certain reporting persons that no such forms were required, we believe that during the calendar year ended December 31, 2018, all filing requirements applicable to our officers, directors and greater than 10% owners of our common stock were timely satisfied.

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GENERAL INFORMATION ABOUT THE MEETING

Record Date, Shares Outstanding and Quorum

If you were a holder of Hecla common stock either as a “shareholder of record” or as the “beneficial owner” of shares held in street name as of the Record Date, you may vote your shares at the Annual Meeting. As of the Record Date, ____________ shares of common stock were outstanding and entitled to vote at the Annual Meeting. Shares of our common stock that are held by us in our treasury are not counted as shares outstanding and will not be voted. Each shareholder has one vote for each share of common stock held as of the Record Date.

A quorum must be present in order for business to be conducted at the Annual Meeting. A quorum consists of the presence at the Annual Meeting, in person or represented by proxy, of a majority of the outstanding shares of our common stock as of the Record Date. Shares represented by proxies marked “Abstain” and “broker non-votes” are counted in determining whether a quorum is present for the transaction of business at the Annual Meeting.

Broker Non-Votes

A “broker non-vote” occurs when a broker or other nominee who holds shares in street name for a client returns a proxy but provides no instruction as to how shares should be voted on a particular “non-routine” matter. The Dodd-Frank Act and stock exchange rules prevent brokers from casting votes on “non-routine” matters.

Votes Required for the Proposals

Under NYSE rules, if our shares are held in “street name” and you do not indicate how you wish to vote, your broker is only permitted to exercise its discretion to vote your shares on certain “routine” matters. Proposal 2 (Ratification of Appointment of BDO USA, LLP) is a “routine” matter. Proposal 1 (Election of Directors), Proposal 3 (Approval of our Named Executive Officer Compensation), Proposal 4 (Approval of Amendments and Restatement of our Hecla Mining Company 2010 Stock Incentive Plan), Proposal 5 (Approval of Amendments to our Certificate of Incorporation and Bylaws to Remove Certain 80% Supermajority Voting Provisions), Proposal 6 (Approval of Amendments to our Certificate of Incorporation and Bylaws to Permit Shareholders to Call Special Meetings Under Certain Circumstances), and Proposal 7 (Approval of Amendments to our Certificate of Incorporation and Bylaws to Declassify our Board of Directors) are “non-routine” matters. Accordingly, if you do not direct your broker how to vote for directors in Proposal 1 or how to vote for Proposals 3, 4, 5, 6 and 7, your broker is not permitted to exercise discretion and is not permitted to vote your shares on such matters. This is called a “broker non-vote.”

Proposal 1 – Election of Class III Directors. Pursuant to our Bylaws, each director will be elected by the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. Under a majority of votes cast standard, the shares voted “for” a nominee must exceed the number voted “against” that nominee. Shareholders may vote “for,” “against” or “abstain” with respect to this proposal. Abstentions and broker non-votes are not counted as votes cast, and thus will have no effect on the outcome of the vote. A properly executed proxy card marked “AGAINST” with respect to the election of directors will have an effect on the outcome of the vote. If the votes cast “against” an incumbent director exceeds the number of votes cast “for” the director, the director will not be elected, will remain on the board as a holdover director and must stand for election at the next annual meeting of shareholders, absent his or her earlier resignation or removal. See “Corporate Governance Guidelines” on page 13 for a description of our director resignation policy.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the nominees for election as directors.

Proposal 2 – Ratification of the Appointment of BDO USA, LLP as our Independent Registered Public Accounting Firm for 2019. Under the Sarbanes-Oxley Act of 2002, the Audit Committee has the sole authority to appoint the independent registered public accounting firm for the Company. However, the Board feels that it is important for the shareholders to approve the selection of BDO USA, LLP. This proposal requires the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. Abstentions and broker non-votes are not counted as votes cast, and thus will have no effect on the outcome of the vote. Votes marked “against” will have an effect on the outcome of the vote. The appointment of our independent registered public accounting firm for calendar year 2019 is considered a “routine” matter and brokers that are not directed how to vote are permitted to vote shares held in street name for their customers on this proposal.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2019.

Proposal 3 – Approval, on an Advisory Basis, of our Executive Compensation. For more information on approval of our executive compensation see “Proposal 3 – Approval, on an Advisory Basis, of our Executive Compensation” beginning on page ___. The advisory vote on executive compensation will require the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. Under a majority of votes cast standard, the shares voted “for” Proposal 3 must exceed the number voted “against” Proposal 3 for the proposal to be approved. Abstentions and broker non-votes are not counted as votes cast for this purpose and will have no effect on the outcome of the vote. Votes marked “against” will have an effect on the outcome of the vote. Even though your vote is advisory and therefore will not be binding on the Company, the Board’s Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

You may vote “FOR,” “AGAINST,” OR “ABSTAIN” on the proposal to approve the compensation of our NEOs.

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Proposal 4 – Approval of Amendments to and Restatement of our Hecla Mining Company 2010 Stock Incentive Plan. Approval of this proposal will require the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. Under a majority votes cast standard, the shares voted “for” Proposal 4 must exceed the number voted “against” Proposal 4 for the proposal to be approved. Abstentions and broker non-votes are not counted as votes cast for this purpose and will have no effect on the outcome of the vote. Votes marked “against” will have an effect on the outcome of the vote.

Proposal 5 – Approval of Amendments to our Certificate of Incorporation and Bylaws to Remove Certain 80% Supermajority Voting Provisions. Approval of this proposal requires the affirmative vote by the holders of not less than 80% of our outstanding shares of common stock. Abstentions and broker non-votes have the effect of a vote against this proposal.

You may vote “FOR,” “AGAINST,” OR “ABSTAIN” on the proposal to approve the amendments to our Certificate of Incorporation and Bylaws to Remove Certain 80% Supermajority Voting Provisions.

Proposal 6 – Approval of Amendments to our Certificate of Incorporation and Bylaws to Permit Shareholders to Call Special Meetings of Shareholders Under Certain Circumstances. Approval of this proposal requires the affirmative vote by the holders of not less than 80% of our outstanding shares of common stock. Abstentions and broker non-votes have the effect of a vote against this proposal.

You may vote “FOR,” “AGAINST,” OR “ABSTAIN” on the proposal to approve the amendments to our Certificate of Incorporation and Bylaws to Permit Shareholders to Call Special Meetings of Shareholders Under Certain Circumstances.

Proposal 7 – Approval of Amendments to our Certificate of Incorporation and Bylaws to Declassify our Board of Directors and Provide for the Annual Election of Directors. Approval of this proposal requires the affirmative vote by the holders of not less than 80% of our outstanding shares of common stock. Abstentions and broker non-votes have the effect of a vote against this proposal.

You may vote “FOR,” “AGAINST,” OR “ABSTAIN” on the proposal to declassify our Board.

Discretionary voting by proxies on other matters. Aside from the: (i) election of three directors; (ii) ratification of the appointment of BDO USA, LLP; (iii) approval of executive compensation; (iv) approval of amendments and restatement of our 2010 Stock Incentive Plan; (v) approval of amendments to our Certificate of Incorporation and Bylaws to remove certain 80% supermajority voting provisions; (vi) approval of amendments to our Certificate of Incorporation and Bylaws to permit shareholders to call special meetings of shareholders under certain circumstances; and (vii) approval of amendments to our Certificate of Incorporation and Bylaws to declassify our Board and provide for the annual election of directors, we do not know of any other proposal that may be presented at the Annual Meeting. However, if any other business is properly presented at the Annual Meeting, your proxy gives authority to Phillips S. Baker, Jr. and Michael B. White to vote on such matters at their discretion. No other proposals have been timely submitted in accordance with our Bylaws and we are not aware of any matters other than those described in this Proxy Statement that will be acted upon at the Annual Meeting.

Proxies

A “proxy” is your legal appointment in a written document of another person to vote the shares that you own in accordance with your instructions. The persons you appoint to vote your shares are also called proxies. We have designated Phillips S. Baker, Jr., our President and CEO, and Michael B. White, our Corporate Secretary, as proxies for the Annual Meeting. When you sign the proxy card, you appoint Phillips S. Baker, Jr. and Michael B. White as your representatives at the Annual Meeting. As your representatives, they will vote your shares at the Annual Meeting (including any adjournment or postponement) as you have instructed them on your proxy card.

Proxies Submitted but not Voted

If you properly sign and return your proxy card or complete your proxy via the telephone or Internet, your shares will be voted as you direct. If you sign and return your proxy but do not specify how you want your shares voted they will be voted FOR (i) the election of all nominees for Director as set forth under “Election of Directors;” (ii) ratification of the appointment of the independent registered public accountants; (iii) the advisory vote on executive compensation; (iv) the amendments and restatement of our 2010 Stock Incentive Plan; (v) the amendments to the Company’s Certificate of Incorporation and Bylaws to remove certain 80% supermajority voting provisions; (vi) the amendments to the Company’s Certificate of Incorporation and Bylaws to permit shareholders to call special meetings of shareholders under certain circumstances; and (vii) the amendments to the Company’s Certificate of Incorporation and Bylaws to declassify the Board and provide for annual election of directors.

Methods of Voting

If your shares are held in your name, you have the right to vote in person at the Annual Meeting. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker or nominee. In most cases, you will be able to do this by using the Internet, by telephone, or by mail if you received a printed set of the Proxy Materials.

To vote by mail:

■	Mark, sign and date your proxy card; and
■	Return your proxy card in the enclosed postage-paid envelope.
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To vote by proxy over the Internet:

■	Have your proxy card or Notice available;
■	Log on to the Internet and visit the website noted on your proxy card or Notice (www.proxyvote.com);
■	Follow the instructions provided; and
■	Do not mail your proxy card.

To vote by proxy by telephone:

■	Have your proxy card available;
■	Call the toll-free number listed on your proxy card (1-800-690-6903);
■	Follow the recorded instructions; and
■	Do not mail your proxy card.

To vote in person if you are a registered shareholder of record:

■	Attend our Annual Meeting;
■	Bring a valid photo identification; and
■	Deliver your completed proxy card or ballot in person.

To vote in person if you hold your shares in “street name” (through a broker, financial institution or other nominee):

■	Attend our Annual Meeting;
■	Bring a valid photo identification; and
■	Obtain from your broker a document that allows you to vote the shares held for your benefit, attach that document to your completed proxy card or ballot and deliver it in person.

To vote your 401(k) Plan shares:

If you participate in the Hecla Mining Company Capital Accumulation Plan and hold shares of our common stock in your plan account as of the Record Date, you will receive a request for voting instructions from the plan trustee (“Vanguard”) with respect to your plan shares. You are entitled to direct Vanguard how to vote your plan shares. If you do not provide voting instructions to Vanguard by 11:59 p.m., Eastern Daylight Time, on May 22, 2019, the Hecla shares in your plan account will be voted by Vanguard in the same proportion as the shares held by Vanguard for which voting instructions have been received from other participants in the plan.

Deadline for Voting

The deadline for voting by telephone or electronically is 11:59 p.m., Eastern Daylight Time, on May 22, 2019. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Revoking a Proxy

If you are a shareholder of record, you may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting, in any of the following ways:

■	By sending a written notice of revocation to our Corporate Secretary, if such notice is received prior to the vote at the Annual Meeting, at our principal executive offices:

Hecla Mining Company
Attn: Corporate Secretary
6500 N. Mineral Drive, Suite 200
Coeur d’Alene, ID 83815-9408

■	By submitting a later-dated proxy to our Corporate Secretary prior to the vote at the Annual Meeting; or

■	By voting in person at the Annual Meeting.

If you hold your shares in street name, you should contact your broker for information on how to revoke your voting instructions and provide new voting instructions.

If you hold your shares in the Hecla Mining Company Capital Accumulation Plan, you may revoke your previously provided voting instructions by filing with Vanguard either a written notice of revocation or a properly executed proxy bearing a later date prior to the deadline for voting plan shares. If you hold your Hecla shares outside of the plan, you may vote those shares separately.

Rules for Attending the Annual Meeting

Only a record or beneficial owner of Hecla’s common stock as of the Record Date, the close of business on March 25, 2019, or a valid proxy or representative of such shareholder, may attend the Annual Meeting in person, and they must comply with the admission requirements below. Guests of shareholders will not be admitted to the Annual Meeting. If you do not comply with the requirements set forth below you will not be admitted to the Annual Meeting.

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All attendees must register at the registration desk and present appropriate documentation at the registration desk prior to being admitted to the meeting, which includes:

■	Valid Photo Identification. Any registered shareholder, beneficial (“street name”) shareholder, or valid proxy or representative of such shareholder, must present a valid, current form of government-issued photo identification, such as a driver’s license or passport, that matches the name on the documentation described below.

■	Proof of Ownership.
○	If you hold shares in street name (such as through a broker or bank), then you must present proof of ownership, such as a brokerage statement or letter from your bank or broker, demonstrating that you held our common stock as of the Record Date.

○	If you hold shares in registered form, your record holder’s ownership as of the Record Date must be verified on the list of registered shareholders maintained by our transfer agent.

■	Proof of Representation. If you are a representative of a shareholder, then you must present valid legal documentation that demonstrates your authority to represent that shareholder. We reserve the right to limit the number of representatives who may represent a shareholder at the meeting.

■	Proof of Valid Proxy.
■	If you hold a proxy to vote shares at the Annual Meeting for a shareholder who holds shares in street name (such as through a broker or a bank), then you must present:
■	Valid photo identification as described above;
■	A written legal proxy from the broker or bank holding shares to the street name holder that is assignable and signed by the street name holder; and
■	Proof of ownership, such as a brokerage statement or letter from the bank or broker, demonstrating that the street name holder who appointed you legal proxy held Hecla common stock as of the Record Date.

■	If you hold a proxy to vote shares at the Annual Meeting for a shareholder who is a registered shareholder, then
■	You must present valid photo identification as described above;
■	You must provide a written legal proxy to you signed by the registered shareholder; and
■	The registered shareholder’s ownership as of the Record Date must be verified on the list of registered shareholders maintained by our transfer agent.

For the safety of attendees, all boxes, handbags and briefcases are subject to inspection upon registration. Cameras (including cell phones with photographic capabilities), audio/video recording devices and other electronic devices are not permitted at the meeting.

Costs of Solicitation

We will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, assembling, printing, mailing and distributing these Proxy Materials. We have hired Broadridge to assist us in mailing these Proxy Materials. Additionally, we have retained Morrow Sodali LLC, 470 West Ave., Stamford, Connecticut to assist in the solicitation of votes for an estimated fee of $9,000, plus reimbursement of certain out-of-pocket expenses. Solicitations may be made personally or by mail, facsimile, telephone, or via the Internet. However, if you choose to access the Proxy Materials over the Internet, you are responsible for any Internet access charges you may incur. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of the shares of common stock held by such persons, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such activities.

Results of the Annual Meeting

Preliminary voting results will be announced at the Annual Meeting. We will publish final results in a Current Report on Form 8-K that we expect to file with the SEC within four business days of the Annual Meeting. After the Form 8-K is filed, you may obtain a copy by visiting the SEC’s website at www.sec.gov, visiting our website at www.hecla-mining.com or contacting our Investor Relations Department by writing to Investor Relations Department, Hecla Mining Company, 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, ID 83815-9408 or by sending an email to hmc-info@hecla-mining.com.

Annual Report

Our Annual Report to Shareholders, consisting of our Form 10-K for the year ended December 31, 2018, and other information, is being made available to shareholders with this Proxy Statement. Shareholders may obtain a copy of our Annual Report for the calendar year ended December 31, 2018, without cost, by written or oral request to:

Hecla Mining Company
Attention: Jeanne DuPont
6500 N. Mineral Drive, Suite 200
Coeur d’Alene, Idaho 83815-9408
Telephone: 208-769-4100

You can also access our SEC filings, including our Annual Reports on Form 10-K, and all amendments thereto, on the SEC website at https://www.sec.gov/edgar.shtml or on our website at http://www.hecla-mining.com.

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Householding of Proxy Materials

Many brokerage firms, financial institutions and transfer agents have instituted “householding” procedures for beneficial owners and shareholders of record. Householding is when a single copy of our Proxy Materials is sent to a household in which two or more shareholders reside if they appear to be members of the same family. This practice is designed to reduce duplicate mailings and save significant printing and postage costs, as well as natural resources.

If you are a beneficial owner, you may have received householding information from your broker, financial institution or other nominee shareholder in the past. Please contact the shareholder of record directly if you have questions, require additional copies of our Proxy Materials, or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the shareholder of record if you wish to institute householding. These options are available to you at any time.

Shareholders of record who share an address and would like to receive a separate copy of our Proxy Materials for future annual meetings, or have questions regarding the householding process, may contact our transfer agent, American Stock Transfer & Trust Company, either by written request or by telephone at the address and telephone number listed below. By contacting American Stock Transfer & Trust Company, shareholders of record sharing an address can also request delivery of multiple copies of our Proxy Materials in the future.

American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, New York 11219
Telephone: 1-800-937-5449

Electronic Delivery of Proxy Materials, Annual Reports, News Releases and Documents Filed with the Securities and Exchange Commission

We want to communicate with you in the way that is most convenient for you. You may choose to receive either a full set of printed materials – which will include an Annual Report, Proxy Statement, and proxy card (“Proxy Materials”) – or an email with instructions for how to view the materials and vote online. If you are a shareholder of record, you may request and consent to electronic delivery of future Proxy Materials by following the instructions on your proxy card or by visiting our website at http://www.hecla-mining.com under “Investors,” selecting “Annual Reports,” and then selecting “Electronic Proxy Request.” If your shares are held in street name, please contact your broker and ask about the availability of electronic delivery. If you select electronic delivery, we will discontinue mailing the Proxy Materials to you beginning next year and you will be sent an email message notifying you of the Internet address or addresses where you may access the Proxy Materials. Your consent to electronic delivery will remain in effect until you revoke it. If you selected electronic delivery last year, we will not mail the Proxy Materials to you this year and you will receive an email message with the Internet address where you may access the Proxy Materials for the current year. This process is designed to expedite shareholders’ receipt of Proxy Materials, lower the cost of the Annual Meeting, and help conserve natural resources.

Shareholders may also elect to receive notice of our filings with the SEC, annual reports and news releases by email. You may sign up for this service by visiting our website at http://www.hecla-mining.com under “Investors” and selecting “Subscribe for Updates.”

Shareholder List

A list of shareholders eligible to vote at the meeting will be available for examination by any shareholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to May 23, 2019, at Hecla’s corporate offices, located at 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, Idaho, and at our offices in Vancouver, at Hecla Canada Ltd., Suite 970, 800 W. Pender Street, Vancouver, British Columbia, Canada.

PROVISIONS OF OUR BYLAWS WITH RESPECT TO SHAREHOLDER PROPOSALS AND NOMINATIONS FOR ELECTION AS DIRECTORS

You may submit proposals for consideration at future annual shareholder meetings, including director nominations, as follows:

Shareholder proposals at the 2020 Annual Meeting of Shareholders

Our Bylaws establish procedures governing the eligibility of nominees for election to our Board, and the proposal of business to be considered by our shareholders at an Annual Meeting of Shareholders. For nominations or other business to be properly brought before an Annual Meeting of Shareholders by a shareholder, the shareholder must have given timely notice thereof in writing to our Corporate Secretary. To be timely, a shareholder’s notice shall be delivered to our Corporate Secretary at our principal executive offices located at 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408, not less than 90 days nor more than 120 days prior to the first

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anniversary of the preceding year’s Annual Meeting of Shareholders; provided, however, that in the event the date of the Annual Meeting of Shareholders is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the 120th day prior to such Annual Meeting of Shareholders and not later than the close of business on the later of the 90th day prior to such Annual Meeting of Shareholders or the 10th day following the day on which public announcement of the date of such meeting is first made. Adjournment of a meeting shall not commence a new time period for giving shareholder’s notice as described above. Such shareholder’s notice shall set forth:

(a)	As to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder, including such person’s written consent to being named in our Proxy Statement as a nominee and to serve as a director if elected;

(b)	As to any other business that the shareholder proposes to bring before the meeting, if the shareholder has not otherwise complied with the rules and regulations under the Exchange Act for the inclusion of a shareholder proposal in our Proxy Statement, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and

(c)	As to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

(i)	the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner; and

(ii)	the class and number of Company shares which are owned beneficially and of record by such shareholder or beneficial owner.

The applicable time period for timely shareholder submissions pursuant to the above provisions for the 2020 Annual Meeting of Shareholders is January 24, 2020 (the 120th day preceding the anniversary of the 2019 Annual Meeting) to February 23, 2020 (the 90th day preceding such anniversary).

The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in the Bylaws and, if any proposed nomination or business is not in compliance with the Bylaws, to declare that such defective proposal shall be disregarded. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

Shareholder proposals to be included in next year’s Proxy Statement

In addition to the foregoing section, we will comply with Rule 14a-8 under the Exchange Act with respect to any shareholder proposals that meet that rule’s requirements. We will review shareholder proposals intended to be included in our Proxy Statement for the 2020 Annual Meeting of Shareholders which are received by us at our principal executive offices located at 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408, no later than December 11, 2019. Such proposals must be submitted in writing and should be sent to the attention of our Corporate Secretary.

You may contact the Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board is not aware of any matters that will be presented for action at the Annual Meeting other than those described above. However, should other business properly be brought before the Annual Meeting, the proxies will be voted thereon at the discretion of the persons acting thereunder.

By Order of the Board of Directors

Michael B. White
Corporate Secretary

April 9, 2019

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APPENDIX A

HECLA MINING COMPANY 2010 STOCK INCENTIVE PLAN

(Amended and restated as of May 23, 2019)

Section 1. Purpose; Definitions

The purpose of the Plan is to give the Corporation the ability to attract, retain and motivate officers, employees and certain independent consultants, and to provide the Corporation, its subsidiaries and any member of a controlled group of corporations, as determined in accordance with Section 1563(a)(l), (2) and (3) of the Internal Revenue Code with respect to which the Corporation is a member, with the ability to provide incentives more directly linked to the returns to shareholders.

For purposes of the Plan, the following terms are defined as set forth below:

(a)          “Affiliate” means a corporation or other entity that is: (i) a member of a controlled group of corporations or entities as determined in accordance with Section 1563(a)(l), (2) and (3) of the Internal Revenue Code with respect to which the Corporation is a member, and (ii) designated by the Committee from time to time as such.

(b)          “Award” means a Stock Appreciation Right, Stock Option, Restricted Stock, Performance Units, Restricted Stock Unit, or Other Stock-Based Award.

(c)          “Award Cycle” means a fiscal year or a period of consecutive fiscal years or portions thereof designated by the Committee over which Performance Units are to be earned.

(d)          “Board” means the Board of Directors of the Corporation.

(e)          “Cause” means: (i) conviction of the participant for committing a felony under federal law or the law of the state in which such action occurred; (ii) dishonesty in the course of fulfilling the participant’s employment duties; or (iii) willful and deliberate failure on the part of the participant to perform his or her employment duties in any material respect, or such other events as shall be determined by the Committee. The Committee shall have the sole discretion to determine whether “Cause” exists, and its determination shall be final and binding on all interested parties.

(f)           “Change-in-Control” has the meaning set forth in Section 11.

(g)          “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(h)          “Commission” means the Securities and Exchange Commission or any successor agency.

(i)           “Committee” means the Compensation Committee of the Board of Directors of the Corporation or such other committee referred to in Section 2.

(j)           “Common Stock” means common stock, par value $0.25 per share, of the Corporation.

(k)          “Corporation” means Hecla Mining Company, a Delaware corporation.

(l)           “Disability” means permanent and total disability as determined under procedures established by the Committee for purposes of the Plan.

(m)         “Early Retirement” means retirement from active employment with the Corporation, a subsidiary or Affiliate pursuant to the early retirement provisions of the applicable pension plan of such employer.

(n)          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(o)          “Fair Market Value” means, as of any given date, the value of a share of Common Stock determined as follows: (a) if the Common Stock is listed on any (i) established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market); (ii) national market system; or (iii) automated quotation system on which the shares of Common Stock are listed, quoted or traded, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as

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reported in The Wall Street Journal or such other source as the Committee deems reliable; (b) if there is no regular public trading market for such Common Stock, the Fair Market Value of the Common Stock shall be determined by the Committee reasonably and in good faith.

(p)          “Incentive Stock Option” means any Stock Option designated as, and qualified as, an “Incentive Stock Option” within the meaning of Section 422 of the Code.

(q)          “Non-Employee Director” means a member of the Board who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(i), as promulgated by the Commission under the Exchange Act, or any successor definition adopted by the Commission.

(r)           “Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

(s)          “Normal Retirement” means retirement from active employment by the employee with the Corporation, a subsidiary or Affiliate on or after the date on which the employee attains age 65.

(t)           “Other Stock-based Award” means an award made pursuant to Section 10.

(u)          “Performance Goals” mean any performance goals established by the Committee prior to the grant of Restricted Stock or Performance Units, which may include, but shall not be limited to, the attainment of specified levels of earnings per share from continuing operations, operating income, revenues, return on operating assets, return on equity, stockholder return (measured in terms of stock price appreciation) and/or total stockholder return (measured in terms of stock price appreciation and/or dividend growth), reserve growth, achievement of cost control, production targets at specific mines or company-wide, or such subsidiary, division or department of the Corporation for or within which the participant is primarily employed or the stock price of the Corporation. Such Performance Goals also may be based upon attaining specified levels of Corporation performance under one or more of the measures established by the Committee, which may include those described above relative to the performance of other corporations.

(v)          “Performance Units” means an award made pursuant to Section 8.

(w)         “Plan” means the Hecla Mining Company 2010 Stock Incentive Plan, as set forth herein and as hereinafter amended from time to time.

(x)          “Restricted Stock” means an award granted under Section 7.

(y)          “Restricted Stock Unit” means a bookkeeping entry representing the equivalent shares of Common Stock awarded pursuant to Section 9. A Restricted Stock Unit represents an unfunded and unsecured obligation of the Corporation.

(z)          “Retirement” means Normal or Early Retirement.

(aa)        “Rule 16b-3” means Rule 16b-3, as promulgated by the Commission under Section 16(b) of the Exchange Act, as amended from time to time.

(bb)        “Stock Appreciation Right” means a right granted under Section 6.

(cc)        “Stock Option” means an option granted under Section 5.

(dd)        “Termination of Employment” means the termination of the employment of a participant with the Corporation and any subsidiary or Affiliate. A participant employed by a subsidiary or an Affiliate shall also be deemed to incur a Termination of Employment if the subsidiary or Affiliate ceases to be such a subsidiary or an Affiliate, as the case may be, and the participant does not immediately thereafter become an employee of the Corporation or another subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Corporation and its subsidiaries and Affiliates shall not be considered Terminations of Employment.

In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

Section 2. Administration

The Plan shall be administered by the Compensation Committee of the Board or such other committee of the Board as the Board may from time to time designate (the “Committee”), which shall be composed of not less than two Non-Employee Directors, and shall be appointed by and serve at the pleasure of, the Board.

The Committee shall have plenary authority to grant Awards pursuant to the terms of the Plan to officers and employees of the Corporation and its subsidiaries and Affiliates and certain independent consultants.

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The Committee shall also have the authority and responsibility to make recommendations to the independent members of the Board with respect to any Awards granted under the terms of the Plan.

Among other things, the Committee shall have the authority, subject to the terms of the Plan:

(a)          to select the employees, and certain independent consultants to whom Awards may from time to time be granted;

(b)          determine whether and to what extent Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Units, Restricted Stock Units or any combination thereof are to be granted hereunder;

(c)          determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(d)          determine the terms and conditions of any Award granted hereunder (including, but not limited to, the option price (subject to Section 5(a)), any vesting condition, restriction or limitation (which may be related to the performance of the participant, the Corporation or any subsidiary or Affiliate) and any vesting acceleration or forfeiture waiver regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Committee shall determine; provided, however, that the Committee shall have no authority to reprice existing Stock Options under the Plan without shareholder approval;

(e)          modify, amend or adjust the terms and conditions of any Award, at any time or from time to time, including but not limited to Performance Goals;

(f)           determine to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award shall be deferred; and

(g)          determine under what circumstances an Award may be settled in cash or Common Stock.

The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.

The Committee may act only by a majority of its members then in office, except that the members thereof may authorize any one or more of their number or any officer of the Corporation to execute and deliver documents on behalf of the Committee.

Any determination made by the Committee or pursuant to delegated authority pursuant to the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all interested parties, including the Corporation and Plan participants.

Section 3. Common Stock Subject to Plan

The total number of shares of Common Stock reserved and available for grant under the Plan, from and after May 23, 2019, shall be 20,000,000. Shares subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares.

The number of shares of Common Stock available for the purpose of Awards under the Plan shall be reduced by: (i) the total number of Stock Appreciation Rights exercised, regardless of whether any of the shares of Common Stock underlying such Awards are not actually issued to the participant as the result of a net settlement; and (ii) any shares of Common Stock used to pay any exercise price for a Stock Option or any tax withholding obligation with respect to any Award (including Restricted Stock and Restricted Stock Units). Any Award settled in cash shall not be counted as shares of Common Stock for any purpose under this Plan. Awards granted in assumption of or in substitution for awards previously granted by an acquired company will not be counted as shares of Common Stock for any purpose under the Plan. If any Award under the Plan expires, or is terminated, surrendered or forfeited (including a repurchase of unvested shares at no more than the cost, if any, paid for such shares), in whole or in part, the unissued Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. Any shares of Common Stock purchased on the open market with the proceeds of Stock Option exercises shall not be added back to the available share pool under this Section 3

In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin off, or other distribution of stock or property of the Corporation, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Corporation, the Committee or Board shall make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, in the number, kind and option price of shares subject to outstanding Stock Options and Stock Appreciation Rights, in the number and kind of shares subject to other outstanding Awards granted under the

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Plan and/or such other equitable substitution or adjustments as it shall determine to be appropriate in its sole discretion; provided however, that the number of shares subject to any Award shall always be a whole number. Such adjusted option price shall also be used to determine the amount payable by the Corporation upon the exercise of any Stock Appreciation Right associated with any Stock Option.

Section 4. Eligibility

Except as otherwise required under Section 422 of the Code, officers, employees, and certain independent consultants for the Corporation, its subsidiaries and Affiliates who are responsible for or contribute to the management, growth, profitability or operation of the business of the Corporation, its subsidiaries and Affiliates are eligible to be granted Awards under the Plan.

Section 5. Stock Options

Stock Options may be granted alone or in addition to other Awards granted under the Plan and may be of two types: Incentive Stock Options and Nonqualified Stock Options. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

The Committee shall have the authority to grant any optionee Incentive Stock Options, Nonqualified Stock Options or both types of Stock Options (in each case with or without Stock Appreciation Rights); provided however, that grants hereunder are subject to the total number of shares of Common Stock reserved and available for grant pursuant to Section 3. Incentive Stock Options may be granted only to employees of the Corporation and its subsidiaries (within the meaning of Section 424(f) of the Code). To the extent that any Stock Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option, it shall constitute a Nonqualified Stock Option.

Stock Options shall be evidenced by option agreements with participants, the terms and provisions of which may differ with respect to each participant. An option agreement shall indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a Nonqualified Stock Option. The grant of a Stock Option shall occur on the date the Committee by resolution selects an individual to be a participant in any grant of a Stock Option, determines the number of shares of Common Stock to be subject to such Stock Option to be granted to such individual and specifies the terms and provisions of the Stock Option. The Corporation shall promptly notify a participant of any grant of a Stock Option, and a written option agreement or agreements shall be duly executed and delivered by the Corporation to the participant. Such agreement or agreements shall become effective upon execution by the Corporation and the participant.

Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered nor shall any discretion or authority granted under the Plan be exercised so as to disqualify the Plan under Section 422 of the Code or, without the consent of the optionee affected, to disqualify any Incentive Stock Option under such Section 422.

Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem desirable:

(a)          Option Price. The option price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee and set forth in the option agreement, and shall not be less than the Fair Market Value of the Common Stock subject to the Stock Option on the date of grant; provided, however, that if a participant owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or of its parent or any subsidiary, the option price per share of an Incentive Stock Option granted to such participant shall not be less than one hundred ten percent (110%) of the Fair Market Value of the Common Stock per share on the date of the grant of the option.

(b)          Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten (10) years after the date the Stock Option is granted; provided, however, that in the event a Stock Option would expire during a black-out period, as such period is determined under the terms of the then currently effective insider trader policy of the Corporation, the term of any such Stock Option shall automatically be extended for a period of sixty (60) days after the end of such black-out period; further provided, however, in the case of an Incentive Stock Option granted to an optionee who, at the time the Incentive Stock Option is granted, owns Common Stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or of its parent or any subsidiary thereof, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the option agreement.

(c)          Exercisability. Except as otherwise provided herein, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time accelerate the exercisability of any Stock Option.

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(d)          Method of Exercise. Subject to the provisions of this Section 5, Stock Options may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Corporation specifying the number of shares of Common Stock subject to the Stock Option to be purchased.

Such notice shall be accompanied by payment in full of the purchase price by certified or bank check, wire transfer or such other method of payment or negotiable instrument as the Corporation may accept. If approved by the Committee, payment, in full or in part, may also be made in the form of unrestricted Common Stock already owned by the optionee of the same class as the Common Stock subject to the Stock Option (based on the Fair Market Value of the Common Stock on the date the Stock Option is exercised); provided however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned shares of Common Stock of the same class as the Common Stock subject to the Stock Option may be authorized only at the time the Stock Option is granted and must have been owned by the optionee for more than six (6) months on the date of surrender.

If payment of the option exercise price of a Nonqualified Stock Option is made, in whole or in part, in the form of unrestricted Common Stock, the number of shares of Common Stock to be received upon such exercise equal to the number of shares of unrestricted Common Stock used for payment of the option exercise price shall be subject to the same restrictions or other limitations to which such unrestricted Common Stock was subject, unless otherwise determined by the Committee.

In the discretion of the Committee, payment for any shares subject to a Stock Option may also be made by delivering a properly executed exercise notice to the Corporation, together with a copy of irrevocable instructions to a broker to deliver promptly to the Corporation the amount of sale or loan proceeds to pay the purchase price, and, if requested, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Corporation may enter into agreements for coordinated procedures with one or more brokerage firms.

In addition, in the discretion of the Committee, payment for any shares subject to a Stock Option may also be made by instructing the Committee to withhold a number of such shares having a Fair Market Value on the date of exercise equal to the aggregate exercise price of such Stock Option.

No shares of Common Stock shall be issued until full payment therefore has been made. An optionee shall have all of the rights of a stockholder of the Corporation holding the class or series of Common Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends), when the optionee has given written notice of exercise, has paid in full for such shares and, if requested, has given the representation described in Section 14(a).

(e)          Nontransferability of Stock Options. No Stock Option shall be transferable by the optionee other than: (i) by will or by the laws of descent and distribution consistent with Section 422(b)(5) of the Code; or (ii) in the case of a Nonqualified Stock Option, pursuant to: (a) a domestic relations order or (b) a gift to such optionee’s children, whether directly or indirectly or by means of a trust or partnership or otherwise, if expressly permitted under the applicable option agreement. If an Incentive Stock Option is transferred pursuant to a domestic relations order, the Stock Option does not qualify as an Incentive Stock Option as of the day of such transfer. All Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee or by the guardian or legal representative of the optionee or, in the case of a Nonqualified Stock Option, its alternative payee pursuant to such domestic relations order, it being understood that the terms “holder” and “optionee” include the guardian and legal representative of the optionee named in the option agreement and any person to whom an option is transferred by will or the laws of descent and distribution or, in the case of a Nonqualified Stock Option, pursuant to a domestic relations order or a gift permitted under the applicable option agreement.

(f)           Termination by Death. Unless otherwise determined by the Committee, if an optionee’s employment terminates by reason of death, any Stock Option held by such optionee may thereafter be exercised, to the extent then exercisable, or on such accelerated basis as the Committee may determine, for a period of one year (or such other period as the Committee may specify in the option agreement) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

(g)          Termination by Reason of Disability. Unless otherwise determined by the Committee, if an optionee’s employment terminates by reason of Disability, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Committee may determine, for a period of three years (or such shorter period as the Committee may specify in the option agreement) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided however, that if the optionee dies within such period, any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. In the event of termination of employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

(h)         Termination by Reason of Retirement. Unless otherwise determined by the Committee, if an optionee’s

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employment terminates by reason of Retirement, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of such Retirement, or on such accelerated basis as the Committee may determine, for a period of five years (or such shorter period as the Committee may specify in the option agreement) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided however, that if the optionee dies within such period any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. In the event of termination of employment by reason of Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

(i)          Other Termination. Unless otherwise determined by the Committee: (i) if an optionee incurs a Termination of Employment for Cause, all Stock Options held by such optionee shall thereupon terminate; and (ii) if an optionee incurs a Termination of Employment for any reason other than death, Disability or Retirement or for Cause, any Stock Option held by such optionee, to the extent then exercisable, or on such accelerated basis as the Committee may determine, may be exercised for the lesser of three months from the date of such Termination of Employment or the balance of such Stock Option’s term; provided however, that if the optionee dies within such three-month period, any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such three-month period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of the Stock Option, whichever period is shorter.

(j)          Termination at or after a Change-in-Control. Notwithstanding the foregoing, if an optionee incurs a Termination of Employment at or after a Change-in-Control (as defined Section 11(b)), other than by reason of death, Disability or Retirement, any Stock Option held by such optionee shall be exercisable for the lesser of: (i) six months and one day from the date of such Termination of Employment, and (ii) the balance of such Stock Option’s term. In the event of Termination of Employment, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

(k)          Cashing Out of Stock Option. On receipt of written notice of exercise, the Committee may elect to cash out all or part of the portion of the shares of Common Stock for which a Stock Option is being exercised by paying the optionee an amount, in cash or Common Stock, equal to the excess of the Fair Market Value of the Common Stock over the option price multiplied by the number of shares of Common Stock for which the Option is being exercised on the effective date of such cash-out. Cash-outs pursuant to this Section 5(k) relating to Options held by optionees who are actually or potentially subject to Section 16(b) of the Exchange Act shall comply with the “window period” provisions of Rule 16b-3, to the extent applicable, and, in the case of cash-outs of Nonqualified Stock Options held by such optionees, the Committee shall use Fair Market Value.

(l)          $100,000 Per Year First Exercisable Limitation. Stock Options are not treated as Incentive Stock Options, but are instead treated as Nonqualified Stock Options, to the extent that the aggregate Fair Market Value of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any optionee during any calendar year (under all plans of the Corporation and its parent and subsidiary corporations) exceeds $100,000.

Section 6. Stock Appreciation Rights

(a)          Grant and Exercise. Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option granted under the Plan. In the case of a Nonqualified Stock Option, such rights may be granted either at or after the time of grant of such Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of grant of such Stock Option. A Stock Appreciation Right shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option.

A Stock Appreciation Right may be exercised by an optionee in accordance with Section 6(b) by surrendering the applicable portion of the related Stock Option in accordance with procedures established by the Committee. Upon such exercise and surrender, the optionee shall be entitled to receive an amount determined in the manner prescribed in Section 6(b). Stock Options which have been so surrendered shall no longer be exercisable to the extent the related Stock Appreciation Rights have been exercised.

(b)          Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

(i)          Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate are exercisable in accordance with the provisions of Section 5 and this Section 6; provided however, that a Stock Appreciation Right shall not be exercisable during the first six months of its term by an optionee who is actually or potentially subject to Section 16(b) of the Exchange Act, except that this limitation shall not apply in the event of death or Disability of the optionee prior to the expiration of the six-month period.

(ii)          Upon the exercise of a Stock Appreciation Right, an optionee shall be entitled to receive an amount in cash, shares of Common Stock or both equal in value to the excess of the Fair Market Value of one share of Common

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Stock over the option price per share specified in the related Stock Option multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.

In the case of Stock Appreciation Rights relating to Stock Options held by optionees who are actually or potentially subject to Section 16(b) of the Exchange Act, the Committee:

(1)          may require that such Stock Appreciation Rights be exercised for cash only in accordance with the applicable “window period” provisions of Rule 16b-3; and

(2)          in the case of Stock Appreciation Rights relating to Nonqualified Stock Options, may provide that the amount to be paid in cash upon exercise of such Stock Appreciation Rights during a Rule 16b-3 “window period” shall be based on the Fair Market Value.

(iii)          Stock Appreciation Rights shall be transferable only to permitted transferees of the underlying Stock Option in accordance with Section 5(e).

(iv)          Upon the exercise of a Stock Appreciation Right, the Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Section 3 on the number of shares of Common Stock to be issued under the Plan, but only to the extent of the number of shares covered by the Stock Appreciation Right at the time of exercise based on the value of the Stock Appreciation Right at such time.

Section 7. Restricted Stock

(a)          Administration. Shares of Restricted Stock may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the officers, employees or independent consultants to whom and the time or times at which grants of Restricted Stock will be awarded, the number of shares to be awarded to any participant (subject to the total number of shares of Common Stock reserved and available for grant pursuant to Section 3), the conditions for vesting, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards, in addition to those contained in Section 7(c).

The Committee may, prior to grant, condition vesting of Restricted Stock upon the attainment of Performance Goals. The Committee may, in addition to requiring satisfaction of Performance Goals, condition vesting upon the continued service of the participant. The provisions of Restricted Stock Awards (including the applicable Performance Goals) need not be the same with respect to each recipient.

(b)          Awards and Certificates. Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of shares of Restricted Stock shall be registered in the name of such participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Hecla Mining Company 2010 Stock Incentive Plan and a Restricted Stock Agreement. Copies of such Plan and Agreement are on file at the offices of Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408.”

The Committee may require that the certificates evidencing such shares be held in custody by the Corporation until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

(c)          Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:

(i)          Subject to the provisions of the Plan and the restricted stock agreement referred to in Section 7(c)(vi), during the period, if any, set by the Committee, commencing with the date of such Award for which such participant’s continued service is required (the “Restriction Period”), and until the later of: (A) the expiration of the Restriction Period, and (B) the date the applicable Performance Goals (if any) are satisfied, the participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock. Within these limits, the Committee may provide for the lapse of restrictions based upon period of service in installments or otherwise and may accelerate or waive, in whole or in part, restrictions based upon period of service or upon performance.

(ii)          Except as provided in the applicable award agreement, the participant shall have the right to vote the shares of Restricted Stock prior to vesting. Regular cash dividends on unvested shares of Restricted Stock shall be

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automatically deferred and reinvested in additional shares of Restricted Stock, held subject to the same vesting conditions as applicable to the underlying Restricted Stock, except as may otherwise be provided in an award agreement, and provided that in no event may regular cash dividends be paid to a participant on unvested shares of Restricted Stock prior to vesting of the Award.

(iii)         Except to the extent otherwise provided in the applicable restricted stock agreement and Sections 7(c)(i), 7(c)(iv) and 10(a), upon a participant’s Termination of Employment for any reason during the Restriction Period or before the applicable Performance Goals are satisfied, all shares still subject to restriction shall be forfeited by the participant.

(iv)         Except to the extent otherwise provided in Section 11(a), in the event that a participant incurs a Retirement or the Corporation initiates such participant’s Termination of Employment (other than for Cause), the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such participant’s shares of Restricted Stock.

(v)          If and when any applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Restricted Stock, unlegended certificates for such shares shall be delivered to the participant upon surrender of the legended certificates.

(vi)         Each Award shall be confirmed by, and be subject to the terms of, a restricted stock agreement.

Section 8. Performance Units

(a)          Administration. Performance Units may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the officers, employees, or independent consultants to whom and the time or times at which Performance Units shall be awarded, the number of Performance Units to be awarded to any participant (subject to the total number of shares of Common Stock reserved and available for grant pursuant to Section 3), the duration of the Award Cycle and any other terms and conditions of the Award, in addition to those contained in Section 8(b).

The Committee may condition the settlement of Performance Units upon the continued service of the participant, the attainment of Performance Goals, or both. The provisions of such Awards (including the applicable Performance Goals) need not be the same with respect to each recipient.

(b)          Terms and Conditions. Performance Units Awards shall be subject to the following terms and conditions:

(i)          Subject to the provisions of the Plan and the performance unit agreement referred to in Section 8(b)(vi), Performance Units may not be sold, assigned, transferred, pledged or otherwise encumbered during the Award Cycle. At the expiration of the Award Cycle, the Committee shall evaluate the Corporation’s performance in light of the Performance Goals for such Award to the extent applicable, and shall determine the number of Performance Units granted to the participant which have been earned and the Committee may then elect to deliver: (A) a number of shares of Common Stock equal to the number of Performance Units determined by the Committee to have been earned, or (B) cash equal to the Fair Market Value of such number of shares of Common Stock to the participant.

(ii)          Except to the extent otherwise provided in the applicable performance unit agreement and Sections 8(b)(iii) and 10(a), upon a participant’s Termination of Employment for any reason during the Award Cycle or before any applicable Performance Goals are satisfied, the rights to the shares still covered by the Performance Units Award shall be forfeited by the participant.

(iii)         Except to the extent otherwise provided in Section 11(a), in the event that a participant incurs a Retirement, or the Corporation initiates such participant’s Termination of Employment (other than for Cause), the Committee shall have the discretion to waive, in whole or in part, any or all remaining payment limitations with respect to any or all of such participant’s Performance Units.

(iv)         A participant may elect to further defer receipt of the Performance Units payable under an Award (or an installment of an Award) for a specified period or until a specified event, subject in each case to the Committee’s approval and to such terms as are determined by the Committee (the “Elective Deferral Period”) and, if applicable, compliance with Code Section 409A and the regulations issued under Code Section 409A. Subject to any exceptions adopted by the Committee, such election must generally be made prior to commencement of the Award Cycle for the Award (or for such installment of an Award).

(v)          If and when any applicable Performance Goals are satisfied and the Elective Deferral Period expires without a prior forfeiture of the Performance Units, payment in accordance with Section 8(b)(i) hereof shall be made to the participant.

(vi)         Each Award shall be confirmed by, and be subject to the terms of, a performance unit agreement.

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Section 9. Restricted Stock Units

(a)          Administration. Restricted Stock Units may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the officers, employees, or independent consultants to whom and the time or times at which Restricted Stock Units shall be awarded, the number of Restricted Stock Units to be awarded to a participant (subject to the total number of shares of Common Stock reserved and available for grant pursuant to Section 3), and any other terms and conditions of the Restricted Stock Units, in addition to those contained in Section 9(b).

(b)          Terms and Conditions. Restricted Stock Units shall be subject to the following terms and conditions:

(i)          Each Restricted Stock Unit awarded to a participant under this Plan may also be subject to such other provision as the Committee determines appropriate, including without limitation, provisions for the forfeiture of and restrictions on the sale, resale or other disposition of shares acquired under any Restricted Stock Unit, provisions giving the Corporation the right to repurchase shares acquired under any Restricted Stock Unit, and provisions to comply with federal and state securities laws, underwritings or conditions as to the participant’s employment, and Code Section 409A.

(ii)          No Restricted Stock Unit shall be made more than ten years after the date of the adoption of the Plan; provided, however, that the terms and conditions applicable to any Restricted Stock Unit made within such period may thereafter be amended or modified by mutual agreement between the Corporation and the participant or such other persons as may then have an interest therein.

(iii)          A Restricted Stock Unit may also be granted or awarded under this Plan and considered to be authorized and unissued shares or treasury shares as provided in Section 3 of this Plan, and allocated to a participant’s account under the Hecla Mining Company Key Employee Deferred Compensation Plan. Such Restricted Stock Units shall be accounted for under this Plan and shall reduce the number of shares of Common Stock reserved and available for grant or an Award under this Plan so that shares of Common Stock granted or awarded under this Plan can be used by the Corporation to satisfy the obligations of the Corporation under the Hecla Mining Company Key Employee Deferred Compensation Plan.

(iv)          Restricted Stock Units may be settled in cash or Common Stock, as determined by the Committee. Restricted Stock Units shall be settled (i) no later than March 15th of the year following the year in which the Restricted Stock Unit is no longer subject to a substantial risk of forfeiture or (ii) pursuant to a participant’s election to defer settlement of Restricted Stock Units under the terms and conditions of the Hecla Mining Key Employee Deferred Compensation Plan.

(v)          A holder of Restricted Stock Units shall not have voting, dividend, or dividend equivalent rights or any other rights of a shareholder.

Section 10. Other Stock-based Awards

(a)          Administration. Other Stock-based Awards may be granted either alone or in addition to or in conjunction with other Awards under the Plan. Other Stock-based Awards may be granted in lieu of other cash or other compensation to which a participant is entitled from the Company or may be used in the settlement of amounts payable in shares of Common Stock under any other compensation plan or arrangement of the Company. Subject to the provisions of the Plan, the Committee shall have the sole and complete authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be granted pursuant to such Awards, and all other conditions of such Awards. Unless the Committee determines otherwise, any such Award shall be confirmed by an award agreement, which shall contain such provisions as the Committee determines to be necessary or appropriate to carry out the intent of this Plan with respect to such Award.

(b)          Non-Transferability. Any Common Stock subject to Awards made under this Section 10 may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

Section 11. Change-in-Control Provisions

(a)          Impact of Event. For any Awards outstanding as of a Change-in-Control, either of the following provisions shall

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apply, depending on whether, and the extent to which, Awards are assumed, converted, or replaced by the resulting entity in the Change-in-Control, unless otherwise provided by the applicable Award agreement:

(i)          To the extent such Awards are not assumed, converted, or replaced by the resulting entity in the Change-in-Control, then upon the Change-in-Control such outstanding Awards that may be exercised shall become fully exercisable, all restrictions with respect to such outstanding Awards (other than for Performance Units and other Awards for which vesting is contingent on the achievement of performance goals), shall lapse and become vested and nonforfeitable, and for any outstanding Performance Units and other Awards for which vesting is contingent on the achievement of performance

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goals, the target payout opportunities attainable under such Awards shall be deemed to have been fully earned as of the Change-in-Control based upon the greater of (A) an assumed achievement of all relevant performance goals at the “target” level or (B) the actual level of achievement of all relevant performance goals against target as of the Corporation’s fiscal quarter end preceding the Change-in-Control.

(ii)          To the extent such Awards are assumed, converted, or replaced by the resulting entity in the Change-in-Control, if, within 24 months after the Change-in-Control, the participant has a Termination of Employment initiated by the Corporation other than for Cause (which may include a Termination of Employment initiated by the participant for “good reason” if provided in the applicable Award agreement), then such outstanding Awards that may be exercised shall become fully exercisable, all restrictions with respect to such outstanding Awards (other than for Performance Units and other Awards for which vesting is contingent on the achievement of performance goals) shall lapse and become vested and nonforfeitable, and for any outstanding Performance Units and other Awards for which vesting is contingent on the achievement of performance goals, the target payout opportunities attainable under such Awards shall be deemed to have been fully earned as of the Termination of Employment based upon the greater of: (A) an assumed achievement of all relevant performance goals at the “target” level, or (B) the actual level of achievement of all relevant performance goals against target as of the Corporation’s fiscal quarter end preceding the Change-in-Control.

Subject to Section 11(a)(i) above, in the event of a Change-in-Control, the Board may, upon at least 10 days’ advance notice to the affected persons, pay to the holders of outstanding Awards, in cash or stock, or any combination thereof, the value of such Awards based upon the price per share of Common Stock received or to be received by other stockholders of the Corporation in the event, and such Awards shall be canceled. In the case of any Stock Option or Stock Appreciation Right with an exercise price that equals or exceeds the price paid for a share of Common Stock in connection with the Change-in-Control, the Committee may cancel the Option or Stock Appreciation Right without the payment of consideration therefor.

(b)          Definition of Change-in-Control. For purposes of the Plan, a “Change-in-Control” shall mean the happening of any of the following events:

(i)          Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the “beneficial owner” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either: (A) the then outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”), or (B) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that for purposes of this Section 11(b), the following acquisitions shall not constitute a “Change-in-Control”: (I) any acquisition directly from the Corporation or approved by the “Incumbent Directors” (as defined in paragraph (ii) of this subsection (b)), following which such Person owns not more than 40% of the Outstanding Corporation Common Stock or the Outstanding Corporation Voting Securities; (II) any acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities; (III) any acquisition by the Corporation; (IV) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation; (V) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) of this subsection (b); or

(ii)          Individuals who, as of the effective date of the Plan, constitute the Board (such Board shall hereinafter be referred to as the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided however, that any individual who becomes a director subsequent to the effective date of the Plan whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without written objection to such nomination) shall be considered as though such individual were an Incumbent Director; but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)          Consummation of a reorganization, merger or consolidation (or similar corporate transaction) involving the Corporation or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity (a “Business Combination”), in each case, unless, immediately following such Business Combination, (A) more than 60% of, respectively, the then outstanding shares of common stock and the total voting power of (I) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (II) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 80% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities, as the case may be, were converted pursuant to such Business Combination), and such beneficial ownership of common stock or voting power among the holders thereof is in substantially the same proportion as the beneficial ownership of Outstanding Corporation Common Stock and the voting power of such Outstanding Corporation Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 30% or

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more of the outstanding shares of common stock and the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), unless such acquisition is pursuant to a Business Combination that is an acquisition by the Corporation or a subsidiary of the Corporation of the assets or Stock of another entity that is approved by the Incumbent Directors, following which such person owns not more than 40% of such outstanding shares and voting power, and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination; or

(iv)         The approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

(v)          Notwithstanding the foregoing, a Change-in-Control of the Corporation shall not be deemed to occur solely because any person acquires beneficial ownership of 20% or more of the Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities as a result of the acquisition of Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities by the Corporation which reduces the number of shares of Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities; provided, that if after such acquisition by the Corporation such person becomes the beneficial owner of additional shares of Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities that increases the percentage of Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities beneficially owned by such person, a Change-in-Control of the Corporation shall then occur.

Section 12. Term, Amendment and Termination

The Plan will terminate on May 23, 2030. Under the Plan, Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would (i) impair the rights of an optionee under a Stock Option or a recipient of a Stock Appreciation Right, Restricted Stock Award, Performance Unit Award or Restricted Stock Unit theretofore granted or made without the optionee’s or recipient’s consent, except such an amendment made to cause the Plan to qualify for the exemption provided by Rule l6b-3, or (ii) disqualify the Plan from the exemption provided by Rule l6b-3. In addition, no such amendment shall be made without the approval of the Corporation’s stockholders to the extent such approval is required by law or agreement.

The Committee may amend the terms of any Stock Option or other Award theretofore granted or made prospectively or retroactively, but no such amendment shall impair the rights of any holder without the holder’s consent except such an amendment made to cause the Plan or Award to qualify for the exemption provided by Rule l6b-3.

Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules, as well as other developments and to grant Awards which qualify for beneficial treatment under such rules without stockholder approval.

Section 13. Unfunded Status of Plan

It is intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation under the Code and Title I of the Employee Retirement Income Security Act of 1974, as amended. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

Section 14. General Provisions

(a)          The Committee may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Corporation in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Corporation shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions:

(i)          listing or approval for listing upon notice of issuance, of such shares on the New York Stock Exchange, Inc., or such other securities exchange as may at the time be the principal market for the Common Stock;

(ii)          any registration or other qualification of such shares of the Corporation under any state or federal law or regulation, or maintaining in effect any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

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(iii)          obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

(b)          Nothing contained in the Plan shall prevent the Corporation or any subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

(c)          Adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Corporation or any subsidiary or Affiliate to terminate the employment of any employee at any time.

(d)          No later than the date as of which an amount first becomes includible in the gross income of the participant for federal income tax purposes with respect to any Award under the Plan, the participant shall pay to the Corporation, or make arrangements satisfactory to the Corporation regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Corporation, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Corporation under the Plan shall be conditional on such payment or arrangements, and the Corporation and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

(e)          Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment shall only be permissible if sufficient shares of Common Stock are available under Section 3 for such reinvestment (taking into account then outstanding Stock Options and other Awards).

(f)          The Committee shall establish such procedures as it deems appropriate for a participant to designate a beneficiary to whom any amounts payable in the event of the participant’s death are to be paid or by whom any rights of the participant, after the participant’s death, may be exercised.

(g)          In the case of a grant of an Award to any employee of a Corporation subsidiary, the Corporation may, if the Committee so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the subsidiary will transfer the shares of Common Stock to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan.

(h)          The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

(i)          All awards and any amounts or benefits received or outstanding under the Plan shall be subject to potential clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with the terms or conditions of any applicable Corporation clawback or similar policy or any applicable law related to such actions, as may be in effect from time to time, including the requirements of (i) Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act; (ii) similar rules under the laws of any other jurisdiction; and (iii) any policies adopted by the Corporation to implement such requirements. By participating in the Plan, the participant shall be deemed to have acknowledged and consented to the Corporation’s application, implementation, and enforcement of any applicable Corporation clawback or similar policy that may apply to the participant, whether adopted prior to or following the participant’s commencement of participation in the Plan, and any provision of applicable law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and to have agreed that the Corporation may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action.

(j)          The terms and conditions of this Section 14(j) apply notwithstanding any other terms or conditions of the Plan to the contrary. The Plan is intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable laws require otherwise. For purposes of Code Section 409A, each installment payment under the Plan shall be treated as a separate payment. To the extent required to avoid accelerated taxation or tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided under the Plan during the six-month period immediately after a participant’s Termination of Employment shall instead be paid on the first payroll date after the six-month anniversary of the participant’s Termination of Employment (or the participant’s death, if earlier). Notwithstanding anything in this Section 14(j), neither the Corporation nor the Board shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Plan participant under Code Section 409A and neither the Corporation nor the Board shall have any liability to any participant for such tax or penalty. To the extent required to avoid accelerated taxation or tax penalties under Code Section 409A, an event shall not constitute a Change-in-Control for purposes of the payment (but not vesting) terms or conditions of any Award unless such event also constitutes a change in ownership or effective control of the Corporation or a change in the ownership of a substantial portion of the Corporation’s assets within the meaning of Code Section

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409A. To the extent required to avoid accelerated taxation or tax penalties under Code Section 409A, “Termination of Employment” shall mean a “separation from service” as defined under Code Section 409A and “Disability” shall mean a “disability” as defined under Code Section 409A.

(k)          Notwithstanding any other provision of the Plan to the contrary, equity-based Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted, excluding, for this purpose, any (i) Awards granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become employees as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company or any Affiliate, and (ii) shares delivered in lieu of fully vested cash incentive compensation under any applicable plan or program of the Company; provided, that, the Board may grant equity-based Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Subsection 3 (subject to adjustment under Subsection 3); and, provided further, for the avoidance of doubt, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, disability or a Change-in-Control, in the terms of the Award or otherwise.

(l)          Notwithstanding anything to the contrary contained in the Plan, the repricing of Stock Options or Stock Appreciation Rights is prohibited without prior approval of the Company’s stockholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of a Stock Option or Stock Appreciation Right to lower its exercise price; (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling a Stock Option or Stock Appreciation Right at a time when its exercise price is greater than the Fair Market Value of the underlying shares in exchange for another Award, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change under Section 3 above. A cancellation and exchange under clause (iii) would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the participant.

Section 15. Effective Date of Plan

The Plan, as amended and restated as of May 23, 2019, shall be effective as of such date, which is the date it is approved by at least a majority of the shares of Common Stock of the Corporation present, in person, or by proxy.

HECLA MINING COMPANY

By:
Phillips S. Baker, Jr.

President and CEO

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APPENDIX B

Certificate of Incorporation

ARTICLE V

Bylaws

In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation by a majority vote of the entire Board at any regular or special meeting of the Board; provided, however that, notwithstanding anything contained in this Certificate of Incorporation or the Bylaws of the Corporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to (i) alter, amend or repeal any provision of the Bylaws which is substantially identical to and/or implements the last sentence in Section 4 of Article IV, or Articles VI, VII (subject to the proviso at the end of this sentence) or VIII, of this Certificate of Incorporation, or (ii) alter, amend or repeal any provision of this proviso to Article V; further provided that, notwithstanding anything contained in this Certificate of Incorporation or the Bylaws of the Corporation to the contrary, the affirmative vote of the holders of at least 66.67% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to (i) alter, amend or repeal any provision of the Bylaws which is substantially identical to and/ or implements the last sentence of Article VII of this Certificate of Incorporation, or (ii) alter, amend or repeal this further proviso to Article V.

ARTICLE VII.

Actions by Shareholders

Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of shareholders of the Corporation and may not be effected by any consent in writing by such shareholders. Special meetings of shareholders of the Corporation may be called only by the Board pursuant to a resolution approved by a majority of the entire Board. Except as set forth in the final sentence of this Article VII, and ~~N~~ notwithstanding anything else contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article VII. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66.67% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal the second and final sentences of this Article VII.

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APPENDIX C

Bylaws

ARTICLE VI.

Amendments

These Bylaws may be altered or repealed and Bylaws may be made at any annual meeting of shareholders or at any special meeting thereof if notice of the proposed alteration or repeal of Bylaws to be made be contained in the notice of such meeting, by the affirmative vote of the holders of a majority of the total voting power of all outstanding shares of the voting stock of the Corporation. These bylaws may also be altered or repealed and Bylaws may be made by the affirmative vote of a majority of the Board of Directors, at any annual or regular meeting of the Board of Directors, or at any special meeting of the Board of Directors if notice of the proposed alteration or repeal, or Bylaw or Bylaws to be made, be contained in the notice of such special meeting.

Notwithstanding anything contained in these Bylaws to the contrary, (i) the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Section 4, (subject to clause (ii) below) or Section 6 of Article II, Section 1, Section 2 or Section 3 of Article III, of these Bylaws, and (ii) notwithstanding the foregoing, the affirmative vote of the holders of at least 66.67% of the voting power of all of the shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal the first sentence of Section 4 of Article II of these Bylaws.

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APPENDIX D

Certificate of Incorporation

ARTICLE VII.

Actions by Shareholders

Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of shareholders of the Corporation and may not be effected by any consent in writing by such shareholders. Special meetings of shareholders of the Corporation may be called only by the Board pursuant to a resolution approved by a majority of the entire Board, except as otherwise permitted by the Bylaws of the Corporation. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article VII.

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APPENDIX E

Bylaws

ARTICLE II.

Meetings of Shareholders

Section 1. Annual Meetings. Annual meetings of shareholders for the election of directors and for such other business as may be stated in the notice of the meeting, shall be held at such place, either within or without the State of Delaware, and at such time and date as the Board of Directors by resolution, shall determine and as set forth in the notice of the meeting. In the event the Board of Directors fails so to determine the time, date and place of meeting, the annual meeting of shareholders shall be held at the principal executive office of the Corporation at 10:00 a.m. on the first Wednesday in May. If the date of the annual meeting shall fall upon a legal holiday, the meeting shall be held on the next succeeding business day. The annual meeting may be adjourned by the chairman of the meeting from time to time and place to place. At any adjourned annual meeting the Corporation may transact any business which might have been transacted at the original annual meeting. The Board of Directors acting by resolution may postpone and reschedule any previously scheduled annual meeting of shareholders upon public notice or disclosure given prior to the date previously scheduled for such meeting of shareholders.

Section 2. Voting. Each shareholder who is entitled to vote pursuant to the terms of the Certificate of Incorporation and these Bylaws, or who is entitled to vote pursuant to the laws of the State of Delaware, shall be entitled to vote in person or by proxy, but no proxy shall be voted after three years from its date unless such proxy provides for a longer period. All elections for directors and all other questions shall be decided by majority vote except as otherwise provided by the Certificate of Incorporation, these Bylaws or the laws of the State of Delaware.

A complete list of the shareholders entitled to vote at any meeting of shareholders at which directors are to be elected, arranged in alphabetical order, with the address of each, and the number of shares held by each, shall be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any shareholder who is present.

The Chief Executive Officer shall appoint three Inspectors of Election prior to each meeting of shareholders. Upon his or her appointment, each such Inspector shall take and sign an oath faithfully to execute the duties of Inspector at such meeting with strict impartiality and to the best of his or her ability. Such Inspectors shall determine the number of shares outstanding, the voting power of each such share, the number of shares present at the meeting and whether a quorum is present at such meeting. The Inspectors shall receive votes and ballots and shall determine all challenges and questions as to the right to vote and shall thereafter count and tabulate all votes and ballots and determine the result. Such Inspectors shall do such further acts as are proper to conduct the elections of directors and the vote on other matters with fairness to all shareholders. The Inspectors shall make a certificate of the results of the elections of directors and the vote on other matters. No Inspector shall be a candidate for election as a director of the Corporation nor shall any such candidate be appointed an Inspector.

Section 3. Quorum. Except as otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the presence, in person or by proxy, of shareholders holding a majority of the voting power of the outstanding stock of the Corporation shall constitute a quorum at all meetings of the shareholders. In case a quorum shall not be present at any meeting, a majority in interest of the shareholders entitled to vote thereat, present in person or by proxy or the chairman of the meeting, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of stock entitled to vote shall be present; provided, however, that if such adjournment is for more than thirty days, or if after such adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at such adjourned meeting. At any such adjourned meeting at which the requisite amount of stock entitled to vote shall be represented, any business may be transacted which might have been transacted at the meeting as originally noticed; but only those shareholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof unless the Board of Directors shall have fixed a new record date for such adjournment or adjournments pursuant to Section 4 of Article V of these Bylaws.

Section 4. Special Meetings.

(A)	General.

Special meetings of shareholders may be called only by (i) the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors, or (ii) solely to the extent required by Section 4(B), the Secretary of the Corporation. Special meetings of shareholders may be held at such place, either within or without the State of Delaware, and at such time and date as shall be stated in the notice of the meeting. The special meeting may be adjourned by the chairman of the special meeting from time to time and place to place. At any adjourned special meeting the Corporation may transact any business which might have been transacted at the original special meeting. The Board of Directors acting by resolution approved by a majority of the entire Board of Directors may postpone and reschedule any previously scheduled special meeting of shareholders upon public notice or disclosure given prior to the date previously scheduled for such meeting of shareholders.

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(B)	Shareholder Requested Special Meetings.

(1)   Special meetings of the shareholders (each a “Shareholder Requested Special Meeting”) shall be called by the Secretary upon the written request of a shareholder (or a group of shareholders formed for the purpose of making such request) who or which has held at least 25% Net Long Beneficial Ownership (as defined below) of the outstanding common stock of the Corporation continuously for at least 120 days as of the date of submission of the request (the “Requisite Percent”). Compliance by the requesting shareholder or group of shareholders with the requirements of this section and related provisions of these Bylaws shall be determined in good faith by the Board of Directors, which determination shall be conclusive and binding on the Corporation and the shareholders.

“Net Long Beneficial Ownership” (and its correlative terms), when used to describe the nature of a shareholder’s ownership of common stock of the Corporation, shall mean those shares of common stock of the Corporation as to which the shareholder in question possesses (x) the sole power to vote or direct the voting, (y) the sole economic incidents of ownership (including the sole right to profits and the sole risk of loss), and (z) the sole power to dispose of or direct the disposition. The number of shares calculated in accordance with clauses (x), (y) and (z) shall not include any shares (1) sold by such shareholder in any transaction that has not been settled or closed, (2) borrowed by such shareholder for any purposes or purchased by such shareholder pursuant to an agreement to resell or (3) subject to any option, warrant, derivative or other agreement or understanding, whether any such arrangement is to be settled with shares of common stock of the Corporation or with cash based on the notional amount of shares subject thereto, in any such case which has, or is intended to have, the purpose or effect of (A) reducing in any manner, to any extent or at any time in the future, such shareholder’s rights to vote or direct the voting and full rights to dispose or direct the disposition of any of such shares or (B) offsetting to any degree gain or loss arising from the sole economic ownership of such shares by such shareholder.

(2)   A request for a Shareholder Requested Special Meeting must be signed by the Requisite Percent of the record holders (or their duly authorized agents) and be delivered to the Secretary at the principal executive offices of the Corporation by registered mail, return receipt requested.

Such request shall (A) set forth a statement of the specific purpose or purposes of the meeting and the matters proposed to be acted on at such special meeting, (B) bear the date of signature of each shareholder (or duly authorized agent) signing the request, (C) include (w) the name and address, as they appear in the Corporation’s stock ledger, of each shareholder signing such request (or on whose behalf the Shareholder Special Meeting Request is signed), (x) the class, if applicable, and the number of shares of common stock of the Corporation that are owned of record and beneficially by each such shareholders, (y) documentary evidence of such shareholder’s record and beneficial ownership of such stock and (z) a certification from each such shareholder that the shareholders signing the request in the aggregate satisfy the Net Long Beneficial Ownership requirement of these Bylaws, (D) set forth all information relating to each such shareholder (and if the matter proposed to be acted on at such special meeting involves the election of directors, each person whom the shareholder proposes to nominate for election) that must be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (E) describe any material interest of each such shareholder in the specific purpose or purposes of the meeting, and (F) include an acknowledgement by each shareholder and any duly authorized agent that any disposition of shares of common stock of the Corporation as to which such shareholder has Net Long Beneficial Ownership as of the date of delivery of the special meeting request and prior to the record date for the proposed meeting requested by such shareholder shall constitute a revocation of such request with respect to such shares. In addition, the shareholder and any duly authorized agent shall promptly provide any other information reasonably requested by the Corporation to allow it to satisfy its obligations under applicable law.

Any requesting shareholder may revoke a request for a special meeting at any time by written revocation delivered to the Secretary at the principal executive offices of the Corporation. If, following such revocation at any time before the date of the Shareholder Requested Special Meeting, the remaining requests are from shareholders holding in the aggregate less than the Requisite Percent, the Board of Directors, in its discretion, may cancel the Shareholder Requested Special Meeting.

(3)   Notwithstanding the foregoing, the Secretary shall not be required to call a special meeting of shareholders if (A) the request for such special meeting does not comply with this Section 4(B), (B) the Board of Directors has called or calls an annual or special meeting of shareholders to be held not later than ninety (90) days after the date on which a valid request has been delivered to the Secretary (the “Delivery Date”), (C) the request is received by the Secretary during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting, (D) the request contains an identical or substantially similar item (a “Similar Item”) to an item that was presented at any meeting of shareholders held within one hundred and twenty (120) days prior to the Delivery Date (and, for purposes of this clause (D) the election of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors), (E) the request relates to an item of business that is not a proper subject for action by the shareholders of the Corporation under applicable law, or (F) the request was made in a manner that involved or would involve a violation of Regulation 14A under the Exchange Act or other applicable law.

(4)   Any Shareholder Requested Special Meeting shall be held at such date, time and place within or without the state of Delaware as may be fixed by the Board of Directors; provided, however, that the date of any Shareholder Requested Special Meeting shall be not more than sixty (60) days after the record date for such meeting (the “Meeting Record Date”), which shall be fixed in accordance with Article V, Section 4 of these Bylaws, provided that, in no event shall the Meeting Record Date be more than twenty (20) days after the date on which a valid request for a Shareholder Requested Special

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Meeting, which complies with the requirements of this section and related provisions of these Bylaws, is delivered to the Secretary of the Corporation. In fixing a date and time for any Shareholder Requested Special Meeting, the Board of Directors may consider such factors as it deems relevant within the good faith exercise of business judgment, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for the special meeting and any plan of the Board of Directors to call an annual meeting or a special meeting.

(5)   Business transacted at any Shareholder Requested Special Meeting shall be limited to the purpose(s) stated in the request; provided, however, that nothing herein shall prohibit the Corporation from submitting additional matters to a vote of the shareholders at any Shareholder Requested Special Meeting.

Section 5. Notice of Meetings. Written notice, stating the place, date and time of any annual or special meeting of shareholders, and the general nature of the business to be considered thereat, shall be given to each shareholder entitled to vote at such meeting at his address as it appears on the records of the Corporation, not less than ten nor more than sixty days before the date of the meeting.

Section 6. Shareholder Action. Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of shareholders of the Corporation and may not be effected by any consent in writing by such shareholders.

Section 7. Chairman of a Meeting. At each meeting of the shareholders the Chairman of the Board, or if he shall be absent therefrom, the President, or if he shall be absent therefrom, another officer of the Corporation chosen by the Board of Directors, shall act as chairman of the meeting or preside thereat.

Section 8.

(A)	Annual Meetings of Shareholders.

(1)	Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (a) pursuant to the Corporation’s notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Corporation who was a shareholder of record at the time of giving of notice provided for in this Bylaw, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Bylaw.

(2)	For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) of paragraph (A)(1) of this Bylaw, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a shareholder’s notice as described above. Such shareholder’s notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the ~~Securities~~ Exchange ~~Act of 1934, as amended (the “Exchange Act’)~~ and Rule 14a-11 thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf of the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Corporation’s books, and of such beneficial owner and (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such shareholder and such beneficial owner.

(3)	Notwithstanding anything in the second sentence of paragraph (A)(2) of this Bylaw to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(B)	Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board of Directors or (2) ~~provided that the Board of Directors has determined that directors shall be elected at such special meeting,~~ by any shareholder of the Corporation who is a shareholder of record at the time of giving of notice provided for in this Bylaw, who shall be entitled to vote at the meeting and who (y) in the case of a special meeting of shareholders called pursuant to clause (i) of the first sentence of Section (4)(A) of Article II of these Bylaws, complies with the notice procedures set forth in this Bylaw, or (z) in the case of
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a Shareholder Requested Special Meeting, complies with the requirements set forth in section 4(B) of Article II of these Bylaws. In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors, any such shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if (i) in the case of a special meeting of shareholders called pursuant to clause (i) of the first sentence of Section 4(A) of Article II of these Bylaws, the shareholder’s notice required by paragraph (A)(2) of this Bylaw shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting, or (ii) in the case of a Shareholder Requested Special Meeting, the shareholder complies with the requirements set forth in Section 4(B) of Article II of these Bylaws. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a shareholder’s notice as described above.

(C)	General.

(1)	Only such persons who are nominated in accordance with the procedures set forth in this Bylaw shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Bylaw. The Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Bylaw and, if any proposed nomination or business is not in compliance with this Bylaw, to declare that such defective proposal shall be disregarded.

(2)	For purposes of this Bylaw, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

(3)	Notwithstanding the foregoing provision of this Bylaw, a shareholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Bylaw. Nothing in this Bylaw shall be deemed to affect any rights of (i) shareholders to request inclusion of the proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) the holders of any series of Preferred Stock to elect directors under specified circumstances.
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APPENDIX F

Certificate of Incorporation

ARTICLE VI

Board of Directors

Section 1. Number, Election and Terms. The business and affairs of the Corporation shall be managed under the direction of a Board of Directors which, subject to any right of the holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances shall consist of not less than five nor more than nine persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board pursuant to a resolution adopted by a majority of the entire Board. Subject to the rights of the holders of any series of Preferred Stock then outstanding, at the 2020 Annual Meeting of Shareholders, the successors of each director whose term expires at that annual meeting shall be elected for a term expiring at the 2021 Annual Meeting, or at such time as the director’s successor is duly elected and qualified, or at the time of such director’s earlier death, resignation, disqualification or removal. At the 2021 Annual Meeting of Shareholders, the successors of each director whose term expires at that annual meeting shall be elected for a term expiring at the 2022 Annual Meeting of Shareholders, or at such time as the director’s successor is duly elected and qualified, or at the time of such director’s earlier death, resignation, disqualification or removal. At the 2022 Annual Meeting and each annual meeting thereafter, the successors of each director whose term expires at that annual meeting shall be elected for a term expiring at the next annual meeting, or at such time as the director’s successor is duly elected and qualified, or at the time of such director’s earlier death, resignation, disqualification or removal. ~~The directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 1984 Annual Meeting of Shareholders, the term of office of the second class to expire at the 1985 Annual Meeting of Shareholders and the term of office of the third class to expire at the 1986 Annual Meeting of Shareholders. At each Annual Meeting of Shareholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Shareholders after the election.~~

Section 2. Newly Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the next Annual Meeting of Shareholders ~~at which the term of the class to which they have been elected expires~~ and when such director’s successor has been duly elected and qualified. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

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APPENDIX G

Bylaws

ARTICLE III

Directors

Section 1. Number, Election and Terms. The business and affairs of the Corporation shall be managed under the direction of a Board of Directors which, subject to any right of the holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, shall consist of not less than five nor more than nine persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, at the 2020 Annual Meeting of Shareholders, the successors of each director whose term expires at that annual meeting shall be elected for a term expiring at the 2021 Annual Meeting, or at such time as the director’s successor is duly elected and qualified, or at the time of such director’s earlier death, resignation, disqualification or removal. At the 2021 Annual Meeting of Shareholders, the successors of each director whose term expires at that annual meeting shall be elected for a term expiring at the 2022 Annual Meeting of Shareholders, or at such time as the director’s successor is duly elected and qualified, or at the time of such director’s earlier death, resignation, disqualification or removal. At the 2022 Annual Meeting and each annual meeting thereafter, the successors of each director whose term expires at that annual meeting shall be elected for a term expiring at the next annual meeting, or at such time as the director’s successor is duly elected and qualified, or at the time of such director’s earlier death, resignation, disqualification or removal. ~~The directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 1984 Annual Meeting of Shareholders and the term of office of the second class to expire at the 1985 Annual Meeting of Shareholders and the term of office of the third class to expire at the 1986 Annual Meeting of Shareholders. At each Annual Meeting of Shareholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Shareholders after their election.~~

Section 2. Newly Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the next Annual Meeting of Shareholders ~~at which the term of the class to which they have been elected expires~~ and when such director’s successor has been duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

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APPENDIX H

Reconciliation of Non-GAAP Measures to GAAP

Reconciliation of Net (Loss) Income (GAAP) to Earnings Before Interest, Taxes, Depreciation, and Amortization (non-GAAP)

The non-GAAP measure of earnings before interest, taxes, depreciation, and amortization (“EBITDA”) is calculated as net (loss) income before the following items: interest expense, income tax benefit provision, and depreciation, depletion, and amortization expense. Management believes that, when presented in conjunction with comparable GAAP measures, EBITDA is useful to investors in evaluating our operating performance. The table below presents reconciliations between the GAAP measure of net (loss) income to the non-GAAP measure EBITDA for the years ended December 31, 2018, 2017 and 2016 (in thousands).

	Year ended December 31,
	2018	2017	2016
Net (loss) income (GAAP)	$(26,563)	$(28,520)	$61,569
Interest expense, net of amount capitalized(1)	40,944	38,012	21,796
Income tax (benefit) provision	(6,701)	20,963	28,090
Depreciation, depletion, and amortization	140,905	126,467	124,918
EBITDA	$148,585	$156,922	$236,373

(1)	On April 12, 2013, we completed an offering of $500 million in aggregate principal amount of our Senior Notes due May 1, 2021 (the “Notes”), and issued additional Notes in 2014 to fund one of our defined benefit pension plans. In addition, on March 5, 2018, we entered into a note purchase agreement pursuant to which we issued CAD$40 million (approximately USD$30.8 million at the time of the transaction) in aggregate principal amount of our Series 2018-A Senior Notes due May 1, 2021 (the “RQ Notes”) to Ressources Québec, a subsidiary of Investissment Québec, a financing arm of the Québec government. See Note 7 of Notes to Consolidated Financial Statements in our Form 10-K for the calendar year ended December 31, 2018, for more information. The Notes and RQ Notes bear interest at a rate of 6.875% and 4.68%, respectively, per year from the date of original issuance or from the most recent payment date to which interest has been paid or provided for. Interest on the Notes is payable on May 1 and November 1 of each year, commencing November 1, 2013 for the Notes and May 1, 2018 for the RQ Notes.

Reconciliation of Net Loss (GAAP) to EBITDA Less Capital (non-GAAP)

The non-GAAP measure of earnings before interest, taxes, depreciation and amortization (“EBITDA”) less capital for use in AIP performance measurement is calculated as net loss before the following items: interest expense, income tax benefit, depreciation, depletion, and amortization expense, acquisition costs, gain on disposition of properties, plants, equipment and mineral interests, suspension costs, foreign exchange gains, unrealized gains on derivative contracts, provisional price losses, provisions for closed operations expense, stock-based compensation, unrealized losses on investments, interest and other income, loss on sale of investments, and capital expenditures at our operations.

H-1

The following table reconciles net loss to EBITDA less capital (in thousands):

Year Ended December 31, 2018
Net loss	$(26,563)
Plus: Interest expense, net of amount capitalized	40,944
Plus: Income taxes	(6,701)
Plus: Depreciation, depletion and amortization	140,905
EBITDA	148,585
Less: Depreciation, depletion and amortization not at operating mines	(6,861)
Plus: Acquisition costs	10,045
Plus: Suspension costs	20,693
Less: Gain on disposition of properties, plants, equipment and mineral interests	(2,793)
Less: Foreign exchange gain	(10,310)
Less: Unrealized gains on derivative contracts	(7,936)
Plus: Provisional price losses	3,803
Plus: Provision for closed operations and environmental matters	6,090
Plus: Stock-based compensation	6,242
Plus: Unrealized losses on investments	2,816
Plus: Other	941)
Less: capital expenditures at operating mines	(140,616)
EBITDA less capital	$30,699

Reconciliation of Cost of Sales and Other Direct Production Costs and Depreciation, Depletion and Amortization (GAAP) to Cash Cost, Before By-product Credits Per Silver Ounce and Cash Cost Per Silver Ounce, After By-product Credits (non-GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits For Total Silver (non-GAAP)

The tables below present reconciliations between the GAAP measure of cost of sales and other direct production costs and depreciation, depletion and amortization to the non-GAAP measures of (i) Cash Cost per Silver Ounce, Before By-product Credits, (ii) Cash Cost, After By-product Credits, (iii) AISC, Before By-product Credits and (iv) AISC, After By-product Credits, per Ounce for our silver operations for the years ended December 31, 2018 and 2017 (in thousands, except costs per ounce).

Cash Cost, After By-product Credits per Silver/Gold Ounce is an important operating statistic that we utilize to measure each mine’s operating performance. We recently started reporting AISC, After By-product Credits, per Ounce which we use as a measure of our mines’ net cash flow after costs for exploration, pre-development, reclamation, and sustaining capital. This is similar to the Cash Cost, After By-product Credits, per Ounce non-GAAP measure we report, but also includes on-site exploration, reclamation, and sustaining capital costs. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. These measures also allow us to benchmark the performance of each of our mines versus those of our competitors. As a primary silver mining company, we also use the statistic on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines, but not Casa Berardi, which is a primary gold mine - to compare our performance with that of other primary silver mining companies. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits, per Silver Ounce include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. AISC, Before By-product Credits for each mine also includes on-site exploration, reclamation, and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense, exploration and sustaining capital projects. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. Cash Cost, After By-product Credits and AISC, Before By-product Credits, per Silver Ounce, provide management and investors an indication of operating cash flow, after consideration of the average price, received from production. Management also uses these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective. Cash Cost, After By-product Credits and AISC, After By-product Credits per Silver Ounce are measures developed by precious metals companies (including the Silver Institute and/or World Gold Council) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that our reporting of these non-GAAP measures is the same as those reported by other mining companies.

H-2

As depicted in the table below, by-product credits comprise an essential element of our silver unit cost structure distinguishing our silver operations due to the polymetallic nature of their orebodies. By-product credits included in our presentation of Cash Cost, After By-product Credits and AISC, After By-product Credits, per Silver Ounce include:

	Total Silver
	Year ended December 31,
In thousands (except per ounce amounts)	2018	2017
By-product value, all silver properties:
Zinc	$103,096	$101,865
Gold	76,416	87,319
Lead	30,512	39,084
Total by-product credits	$210,024	$228,268

By-product credits per silver ounce, all silver properties
Zinc	$10.32	$8.18
Gold	7.65	7.01
Lead	3.05	3.14
Total by-product credits	$21.02	$18.33

Cost of sales and other direct production costs and depreciation, depletion and amortization is the most comparable financial measure calculated in accordance with GAAP to Cash Cost, After By-product Credits and AISC, After By-product Credits. The cost of sales and other direct production costs and depreciation, depletion and amortization for our silver operating units in the table below is in our Consolidated Statement of Operations and Comprehensive (Loss) (in thousands) included in our audited financial statements which are included in our Annual Report on Form 10-K for the calendar year ended December 31, 2018.

	Total Silver
	Year ended December 31,
In thousands (except per ounce amounts)	2018	2017
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$241,631	$240,610
Depreciation, depletion and amortization	(52,125)	(61,468)
Treatment costs	39,820	53,718
Change in product inventory	3,142	(449)
Reclamation and other costs	(4,470)	(4,298)
Lucky Friday cash costs excluded	(7,247)
Cash Cost, Before By-product Credits(2)	220,751	228,113
Reclamation and other costs	3,816	3,351
Exploration	12,902	12,968
Sustaining capital	50,306	46,118
General and administrative	36,542	35,611
AISC, Before By-product Credits	324,217	326,161
By-product credits	(210,024)	(228,267)
Cash Cost, After By-product Credits	10,727	(154)
AISC, After By-product Credits	114,293	97,894
Divided by silver ounces produced	9,990	12,449
Cash Cost, Before By-product Credits, per Silver Ounce	22.10	18.33
By-product credits per silver ounce	(21.02)	(18.34)
Cash Cost, After By-product Credits, per Silver Ounce	$1.08	$(0.01)
AISC, Before By-product Credits, per Silver Ounce	32.46	26.20
By-product credits per silver ounce	(21.02)	(18.34)
AISC, After By-product Credits, per Silver Ounce	$11.44	$7.86

(2)	Includes all direct and indirect operating costs related directly to the physical activities of producing metals, including mining, processing and other plan costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, after by-product revenues earned from all metals other than the primary metal produced at each unit.
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MEETING TO BE HELD AT:

Fairmont Pacific Rim Hotel

1038 Canada Place

Vancouver, British Columbia, Canada

For directions contact (604) 695-5300

HECLA MINING COMPANY
6500 N. MINERAL DRIVE
SUITE 200
COEUR D'ALENE, ID 83815

VOTE BY INTERNET - www.proxyvote.com
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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN ITEM 1 AND "FOR" PROPOSALS 2, 3, 4, 5, 6 AND 7.

1.	ELECTION OF CLASS III DIRECTORS

Nominees

		For	Against	Abstain
	1a. Ted Crumley	☐	☐	☐

	1b. Terry V. Rogers	☐	☐	☐

	1c. Charles B. Stanley	☐	☐	☐

		For	Against	Abstain
2.	Ratification of the appointment of BDO USA, LLP, as our independent registered public accounting firm for 2019.	☐	☐	☐

3.	Approval, on an advisory basis, of our executive compensation.	☐	☐	☐

4.	Approval of amendments to and restatement of our Hecla Mining Company 2010 Stock Incentive Plan	☐	☐	☐

5.	Approval of amendments to our Certificate of Incorporation and Bylaws to remove certain 80% supermajority voting provisions.	☐	☐	☐

		For	Against	Abstain

6.	Approval of amendments to our Certificate of Incorporation and Bylaws to permit shareholders to call special meetings of shareholders in certain circumstances.	☐	☐	☐

7.	Approval of amendments to our Certificate of Incorporation and Bylaws to declassify our Board of Directors and provide for annual election of directors.	☐	☐	☐

8.	In their discretion on all other business that may properly come before the meeting or any adjournment or adjournments thereof.	☐	☐	☐

This Proxy will be voted as specified. If no specification is made, this Proxy will be voted FOR the election of the three nominees for Director and FOR the approval of Proposals 2, 3, 4, 5, 6 and 7. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

HECLA MINING COMPANY
6500 N. MINERAL DRIVE, SUITE 200
COEUR D'ALENE, IDAHO 83815-9408

ANNUAL MEETING OF SHAREHOLDERS
May 23, 2019

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN ITEM 1 AND "FOR" PROPOSALS 2, 3, 4, 5, 6 AND 7

The undersigned, revoking any previous proxies, hereby appoints PHILLIPS S. BAKER, JR. and MICHAEL B. WHITE, and each of them, proxies of the undersigned, with full power of substitution, to attend the Company's Annual Meeting of Shareholders on May 23, 2019, and any adjournments or postponements thereof, and there to vote the undersigned's shares of Common Stock of the Company on the following matters as described in the Board of Directors Proxy Statement for such meeting, a copy of which has been received by the undersigned.

This Proxy will be voted as specified. If no specification is made, this Proxy will be voted FOR the election of the three nominees for Director and FOR the approval of Proposals 2, 3, 4, 5, 6 and 7. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side